Exhibit 2.9

ASSET PURCHASE AGREEMENT

by and among

AVAGO TECHNOLOGIES LIMITED,

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.,

OTHER SELLERS

and

LITE-ON TECHNOLOGY CORPORATION

Dated as of October 31, 2007

ARTICLE VI COVENANTS AND AGREEMENTS		17
6.1	Operation of the Business	17
6.2	Investigation of Business; Confidentiality	18
6.3	Necessary Efforts; No Inconsistent Action	19
6.4	Public Disclosures	20
6.5	Access to Records, Personnel, the Owned Real Property and the Assigned Real Property	20
6.6	Employee Relations and Benefits	21
6.7	Joinder	23
6.8	Insurance Matters	23
6.9	Tax Matters	24
6.10	Mail Handling	27
6.11	Shared Contracts Other Than Software Licenses	28
6.12	Shared Software Licenses	28
6.13	NDAs	28
6.14	No Solicitation of Acquisition Proposals; Inconsistent Activities	28

ARTICLE VII CONDITIONS TO CLOSING		29
7.1	Conditions Precedent to Obligations of Purchaser and the Seller Parties	29
7.2	Conditions Precedent to Obligation of the Seller Parties	29
7.3	Conditions Precedent to Obligation of Purchaser	30

ARTICLE VIII CLOSING		31
8.1	Closing	31
8.2	Purchaser Obligations	31
8.3	Seller Party Obligations	32

ARTICLE IX INDEMNIFICATION		32
9.1	Indemnification	32
9.2	Certain Limitations	33
9.3	Procedures for Third Party Claims and Excluded Liabilities	34
9.4	Certain Procedures	35
9.5	Remedies Exclusive	37

ARTICLE X TERMINATION		37
10.1	Termination Events	37
10.2	Effect of Termination	38

ARTICLE XI MISCELLANEOUS AGREEMENTS OF THE PARTIES		38
11.1	Notices	38
11.2	Bulk Transfers	39
11.3	Severability	39
11.4	Further Assurances; Further Cooperation	39
11.5	Counterparts	39
11.6	Expenses	40
11.7	Assignment	40
11.8	Amendment; Waiver	40

11.9	Specific Performance	40
11.10	Third Parties	40
11.11	Governing Law	40
11.12	Consent to Arbitration in Singapore	41
11.13	Disclosure Letter	41
11.14	Entire Agreement	41
11.15	Time is of the Essence	41
11.16	Section Headings; Table of Contents	41

EXHIBITS:

EXHIBIT A	Form of Joinder
EXHIBIT B	Form of Avago General IP License Agreement
EXHIBIT C	Form of Master Separation Agreement
EXHIBIT D	Form of Noncompetition Agreement
EXHIBIT E	Form of Supply Agreement – Malaysia
EXHIBIT F	Form of Supply Agreement – Singapore
EXHIBIT G	Form of Trademark License Agreement
EXHIBIT H	Form of Sales Agreement

ANNEXES:

ANNEX A	Definitions
ANNEX B	Excluded Assets
ANNEX C	Purchased Assets

SCHEDULES:

SCHEDULE 1	Patents
SCHEDULE 2	Trademarks
SCHEDULE 3	Internet Properties
SCHEDULE 4	Copyrights and MaskWorks Registrations

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of October 31, 2007 (the “Agreement”), by and among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”), Avago Technologies General IP (Singapore) Pte. Ltd., a company organized under the laws of Singapore (“Seller”), each Subsidiary of Seller Parent that executes a joinder to this Agreement pursuant to Section 6.7 hereof (together with Seller and Seller Parent, the “Seller Parties”), and Lite-On Technology Corporation, a Taiwan corporation (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Seller Parties are engaged in, among other things, the Business (as defined below); and

WHEREAS, the Seller Parties desire to sell, transfer and assign, and Purchaser desires to purchase and assume, the Purchased Assets and Assumed Liabilities upon the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

1.2 Rules of Construction.

(a) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words “include,” “including,” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

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ARTICLE II

PURCHASE, SALE AND ASSUMPTION

2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller Parties shall, and shall cause their Subsidiaries to, Transfer to Purchaser or, if instructed by Purchaser in writing prior to the Closing Date, to one of Purchaser’s Affiliates, and Purchaser shall, or shall cause one of its Affiliates to, purchase, acquire and accept from the Seller Parties, all of the Seller Parties’ respective right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens, but in all cases subject to the terms of any licenses granted to third parties existing as of the date of this Agreement or any licenses granted after the date hereof not in violation of this Agreement with respect to such Transferred Business Intellectual Property and Transferred Business Intellectual Property Rights, and subject to the rights granted to Seller in the Avago General IP License Agreement.

2.2 Assumption by Purchaser of Certain Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and thereafter pay, perform and discharge when due only the Assumed Liabilities.

2.3 Transfer of Purchased Assets. Unless otherwise stated in the Master Separation Agreement, promptly following the Closing Date: (i) the Seller Parties shall prepare such Purchased Assets located at any facilities currently occupied by any Seller Party that are not to be purchased, assigned, subleased, transferred to or otherwise occupied by Purchaser pursuant to this Agreement or the Master Separation Agreement (each such facility, a “Seller Facility”) for relocation (it being understood that Purchaser shall reimburse the Seller Parties for their reasonable out-of-pocket expenses incurred with respect to such preparation); and (ii) Purchaser shall (A) relocate such Purchased Assets from the relevant Seller Facility; (B) be responsible for all data transfer, delivery, transmission and reformatting costs and expenses related to the acquisition of assets, and (C) indemnify, defend and reimburse the respective Seller Party for all Seller Losses arising out of any physical damage to any Seller Facility or Excluded Assets arising out of or related to Purchaser’s removal, detachment, disconnection or transportation of the Purchased Assets, provided such damage was not the result of gross negligence or willful misconduct by the Seller Parties or their agents. Subject to the terms of this Section 2.3, each Seller Party agrees to cooperate with Purchaser and provide Purchaser all assistance reasonably requested by Purchaser in connection with the planning and implementation of the transfer of Purchased Assets, whether located at any Seller Facility or a third party’s facility, or any portion of any of them to such location as Purchaser shall designate. Purchased Assets shall be transported by or on behalf of Purchaser, and until all of the Purchased Assets are removed from a Seller Facility, the applicable Seller Party will permit Purchaser and its authorized agents or representatives, upon prior notice, to have reasonable access to the Seller Facility to the extent necessary to remove the Purchased Assets. Purchaser shall be responsible for the reasonable out-of-pocket costs of the Seller Parties incurred in disconnecting and detaching all fixtures and equipment that are Purchased Assets from the floor, ceiling and walls of a Seller Facility so as to be freely removed from a Seller Facility by Purchaser. Purchaser shall be responsible for the reasonable out-of-pocket costs of the Seller Parties incurred in packaging and loading the

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Purchased Assets for transporting to and reinstalling the Purchased Assets at such location(s) as Purchaser shall determine. Risk of loss as to any Purchased Asset shall be borne by, and shall pass to, the Purchaser as of the applicable Effective Time, including with respect to any Purchased Assets located at any contract manufacturer or other third party (it being understood that the Seller Parties shall have no obligation to transfer physically any of such Purchased Assets to Purchaser).

2.4 Approvals and Consents.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment or attempted assignment to Purchaser of any Transferred Contract or transfer of any Purchased Assets would result in a violation of any applicable Law, or would require any Consent or waiver of any Governmental Authority or third party and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment, attempted assignment or transfer thereof if any of the foregoing would constitute a breach of applicable Law, any Contract or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such Consent or waiver; provided, further, however, that neither Party nor any of its Affiliates shall be obligated to grant forbearances to any third party or pay any money or other consideration therefore, except for government filing, recordation or similar fees.

(b) Once such Consent or waiver is obtained, each Seller Party shall, and shall cause its Affiliates to assign such Transferred Contract or transfer such Purchased Assets to Purchaser for no additional consideration.

(c) Until such Consent is obtained, if such Consent is not obtained, or if an attempted assignment of such Transferred Contract or transfer of such Purchased Assets would be ineffective or would adversely affect the rights of any Seller Party thereunder so that Purchaser would not in fact receive all such rights, Purchaser and the Seller Parties, as applicable, shall or shall cause their respective Subsidiaries to enter into a mutually agreeable, reasonable and lawful arrangement under which Purchaser would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which such Seller Party would enforce for the benefit of Purchaser at Purchaser’s sole cost and expense, with Purchaser being responsible for the performance and discharge of such Seller Party’s obligations, any and all rights of the Seller Parties against a third party, to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder, and to the extent that is not permitted the Parties shall negotiate in good faith with the intention of reaching a reasonable resolution. Nothing in this Section 2.4 applies to any Consent or waiver required under any Antitrust Regulations, which Consents and waivers shall be governed by Section 6.3.

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ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

3.1 Purchase Price. The purchase price in respect of the purchase and sale transactions hereunder (the “Purchase Price”) shall be (a) an amount in cash equal to $20,000,000, as adjusted pursuant to Section 3.2, and (b) the assumption of the Assumed Liabilities, which comprises the aggregate of the respective purchase prices to be paid for the Purchased Assets.

3.2 Closing Date Payment.

(a) On the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, pay to Seller (for its own account and as agent for any other Seller Party unless otherwise provided in any Local Asset Transfer Agreement) an amount equal to (i) $20,000,000, and (ii) plus or minus, as applicable, the difference between the Estimated Inventory (as defined in Section 3.2(b)) at the opening of business on the Closing Date (without giving effect to the Closing) and the Base Inventory. Such amount provided for in the immediately preceding sentence shall be payable in United States dollars in immediately available federal funds to such bank account or accounts as shall be designated in writing by Seller no later than the second Business Day prior to the Closing.

(b) For purposes of this Agreement, “Estimated Inventory” shall be an amount based on Seller’s estimate of projected Final Inventory (as defined in Section 3.2(c)) as of the opening of business on the Closing Date prepared on a basis consistent with past accounting practice of the Business in connection with Seller’s regular audited financial statements, as estimated in good faith by Seller and set forth in a certificate delivered by Seller to Purchaser, together with reasonable supporting documentation for the calculation thereof, not less than five (5) Business Days prior to the Closing Date, it being agreed that at the time of the delivery of such certificate and continuing thereafter Seller shall provide a reasonable opportunity for Purchaser to review such supporting documentation and discuss it in good faith with responsible representatives of Seller.

(c) Purchaser and Seller agree that to the extent that the Final Inventory exceeds the Estimated Inventory, Purchaser shall pay to Seller (on behalf of itself and as agent for any other Seller Party) such excess (the “Inventory Excess Amount”), and to the extent that the Final Inventory is less than the Estimated Inventory , Seller (on behalf of itself and as agent for any other Seller Party) shall pay to Purchaser such shortfall (the “Inventory Deficiency Amount”), in each case pursuant to the terms of this Section 3.2. For purposes of this Agreement, “Final Inventory” shall mean Inventory as of the opening of business on the Closing Date prepared on a basis consistent with past accounting practice of the Business as determined pursuant to this Section 3.2. As used herein, “Inventory” means all inventory of the Business as calculated and prepared in accordance with the past accounting practices of the Business in connection with Seller’s regular audited financial statements.

(d) As promptly as practicable following the Closing, but in no event later than 45 days following the Closing Date, Seller shall: (i) prepare, consistent with past accounting practice of the Business in connection with Seller’s regular audited financial statements, and deliver to Purchaser (A) a calculation of Final Inventory (the “Final Closing Statement of Inventory”) and

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(B) a calculation of the Inventory Excess Amount or the Inventory Deficiency Amount, if any, and (ii) make available to Purchaser all relevant books and records relating to the Final Closing Statement of Inventory. Purchaser shall cooperate with Seller, as needed, in the preparation of the Final Closing Statement of Inventory and the calculation of the Inventory Excess Amount or the Inventory Deficiency Amount, if any, as the case may be. Without limiting the generality of the foregoing, Purchaser shall provide Seller, its accountants and other representatives with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Business acquired by Purchaser, to the extent reasonably necessary to permit Seller to prepare the Final Closing Statement of Inventory.

(e) During the 30-day period following Purchaser’s receipt of the Final Closing Statement of Inventory (the “Inventory Review Period”), Purchaser and its representatives, including its independent auditors, shall be afforded the opportunity to review the Final Closing Statement of Inventory and related supporting documentation.

(f) If Purchaser does not agree with the Final Closing Statement of Inventory, Purchaser shall deliver to Seller, prior to the expiration of the Inventory Review Period, a proposed adjustment notice (“Inventory Proposed Adjustment Notice”) which shall contain, in reasonable detail, the alleged error and support for such belief and the adjustment thereof. If the Inventory Proposed Adjustment Notice is not delivered to Seller prior to the expiration of the Inventory Review Period, the Final Closing Statement of Inventory shall become final, binding and conclusive on all Parties.

(g) If an Inventory Proposed Adjustment Notice is delivered within the period set forth in Section 3.2(e), Purchaser and Seller shall negotiate in good faith to resolve such dispute for a 30-day period (the “Inventory Discussion Period”), commencing on the date Seller receives the Inventory Proposed Adjustment Notice, to resolve such dispute. If Purchaser and Seller cannot resolve such dispute within such 30-day period, Purchaser and Seller shall retain a mutually acceptable accounting firm to act as the arbitrator (the “Inventory Arbitrator”) of such dispute. The Parties shall retain the Inventory Arbitrator no later than five (5) Business Days following the expiration of the Inventory Discussion Period. In the event of a failure to retain the Inventory Arbitrator during such time period, either Party, acting individually, shall have the right to retain an internationally recognized firm of independent public accountants reasonably agreeable to Purchaser and Seller to act as the Inventory Arbitrator on behalf of both Parties. Any arbitration shall be conducted in Singapore and such proceedings shall be in English. The Inventory Arbitrator shall act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Inventory Arbitrator shall be whether the Final Closing Inventory Statement is correct. The Inventory Arbitrator shall issue its written decision as promptly as practicable and in any event within 45 days after the appointment of such Inventory Arbitrator, which decision shall be final, binding and conclusive on both Purchaser and Seller. Purchaser and Seller shall cooperate with the Inventory Arbitrator in connection with this Section 3.2(g). Without limiting the generality of the foregoing, Purchaser and Seller shall each promptly provide, or cause to be provided, to the Inventory Arbitrator all information, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Inventory Arbitrator to resolve any disputes pursuant to this Section 3.2(g). The expenses of the Inventory Arbitrator in resolving any disputes under this Section 3.2(g) shall be borne equally by Purchaser and Seller.

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(h) If the Final Closing Statement of Inventory, as may be adjusted pursuant to Section 3.2(g), results in a Inventory Deficiency Amount, then Seller shall pay to an account designated by Purchaser in immediately available funds an amount equal to the Inventory Deficiency Amount. If the Final Closing Statement of Inventory, as may be adjusted pursuant to Section 3.2(g), results in an Inventory Excess Amount, then Purchaser shall pay to an account designated by Seller in immediately available funds an amount equal to the Inventory Excess Amount. All payments under this Section 3.2(h) shall be made no later than the latter of (i) five (5) Business Days of the Final Closing Statement of Inventory becoming final and binding in accordance with Section 3.2(g), or (ii) two (2) Business Days after Seller or Purchaser, as the case may be, has provided the necessary account details and wire transfer instructions to the other Party. The payment of any amounts pursuant to this Section 3.2(h) shall not be subject to any set-offs, hold-backs, escrows or other reductions or restrictions.

3.3 Allocation of Purchase Price.

(a) No later than one hundred twenty (120) days after the Closing Date Seller shall provide Purchaser with its proposed allocation of the Purchase Price (and all other capitalizable costs) among the Purchased Assets and the rights granted under the Avago General IP License Agreement for all Tax purposes (the “Allocation Schedule”). Purchaser shall be given twenty (20) Business Days to review and comment upon the Allocation Schedule, and the Parties shall thereafter negotiate in good faith to resolve any disputes concerning the Allocation Schedule.

(b) Purchaser and the Seller Parties shall be bound by the Allocation Schedule and shall file all Tax Returns and reports with respect to the transactions contemplated by this Agreement (including, all federal, state and local Tax Returns) on the basis of such allocation. In addition, Purchaser and the Seller Parties shall act in accordance with the Allocation Schedule in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE OTHER SELLERS

The Seller Parties hereby jointly and severally represent and warrant to Purchaser, subject to the exceptions expressly set forth in the disclosure letter delivered by the Seller Parties to Purchaser on the date hereof and attached hereto (the “Disclosure Letter”), each of which exceptions in order to be effective shall indicate the Section and, if applicable, subsection of this Article IV to which it relates (except to the extent that the applicability of such exception to such Section or subsection is otherwise readily apparent), as follows:

4.1 Corporate Existence. Each Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller Party has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry on the Business as the same is now being conducted.

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4.2 Corporate Authority.

(a) This Agreement, the Conveyance Documents, the Master Separation Agreement, the Avago General IP License Agreement, Supply Agreement – Malaysia, the Supply Agreement – Singapore, the Sales Agreement, and the other agreements, instruments and documents to be executed and delivered in connection herewith, (collectively, the “Transaction Documents”) to which any Seller Party or its Affiliate is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by such Seller Party or its Affiliate, as applicable, by all requisite corporate, partnership or other action, and no other proceedings, consents or approvals on the part of such Seller Party or its Affiliate or its stockholders, partners or members are necessary for any Seller Party or its Affiliate to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Each Seller Party or its Affiliate that is a party to any Transaction Document has full corporate or other organizational (as applicable) power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by each Seller Party, and the other Transaction Documents will be duly executed and delivered by each Seller Party or Affiliate of a Seller Party which is a party thereto. This Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of each Seller Party or its Affiliate which is a party thereto, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and the other Transaction Documents by the applicable Seller Parties or their Affiliates, the performance by the applicable Seller Parties or their Affiliates of their respective obligations hereunder and thereunder and the consummation by the Seller Parties or their Affiliates of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificates of incorporation or by laws or similar organizational documents of any Seller Party or of any Affiliate of a Seller Party which is a party to any Transaction Document, (B) result in any material violation or material breach of, or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of recapture, termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, require that any Consent be obtained or result in the creation of any Lien under, any material Transferred Contract, including Transferred Material Contracts, to which any Seller Party (or any Affiliate of a Seller Party which is a party to any Transaction Document) is a party or to which any assets of any

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Seller Party (or any Affiliate of a Seller Party which is a party to any Transaction Document) is subject, or (C) materially violate, conflict with or result in any breach under any provision of any Law applicable to any Seller Party (or any Affiliate of a Seller Party which is a party to any Transaction Document) or any of its respective properties or assets.

4.3 Governmental Approvals and Consents. Seller is not subject to any order, judgment, decree, stipulation, injunction or agreement with any United States, supranational or foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”) which would prevent or materially interfere with or delay the consummation of this Agreement or would be reasonably likely to have a Seller Material Adverse Effect. No Proceeding is pending or, to the knowledge of Seller, threatened against Seller which would prevent or materially interfere with or delay the consummation of this Agreement. Except as set forth in Section 4.3 of the Disclosure Letter and except for (i) required filings under applicable Antitrust Regulations and (ii) if determined to be necessary by Seller, the filing of this Agreement with the SEC, no Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such Consents, orders, or licenses from, notices to or registrations, declarations or filings which have been made or obtained and remain in full force and effect and those with respect to which the failure to have made or obtained or to remain in full force and effect would not have a Seller Material Adverse Effect.

4.4 Title to Purchased Assets. The Seller Parties have, or at the Closing will have, and Purchaser will at the Closing acquire, good and valid title to the Purchased Assets, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions of Purchaser and its Affiliates.

4.5 Condition of Purchased Assets. Except as set forth at Section 4.5 of the Disclosure Letter and notwithstanding anything to the contrary, express or implied (including the language contained at Section 4.16 of this Agreement), all of the properties and assets, owned, leased or utilized exclusively in connection with the operation of the Business, whether real, personal or mixed, including without limitation the Purchased Assets, are in good operating order, ordinary wear and tear excepted.

4.6 Contracts.

(a) Except as set forth on Section 4.6(a) of the Disclosure Letter (any Contract specified in Section 4.6(a) of the Disclosure Letter is referred to as a “Transferred Material Contract”), no Transferred Contract in effect as of the date of this Agreement constitutes:

(i) any Contract to which any Seller Party or any of their respective Affiliates is a party limiting in any material respect the right of any Seller Party to engage in any material line of business or to compete with any Person, in each case which would apply to the activities of Purchaser after the Closing with respect to the Purchased Assets;

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(ii) a lease, sublease or similar Contract with any Person under which (A) any Seller Party is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) any Seller Party is a lessor or sublessor of, or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by any Seller Party in any such case that has an aggregate future liability or receivable, as the case may be, in any fiscal year in excess of $150,000 and is not terminable by the applicable Seller Party, as the case may be, by notice of not more than 45 days for a cost of less than $150,000;

(iii) (A) a Contract for the purchase or sale by any Seller Party of materials, supplies, equipment, services, inventory, or Purchased Assets, (B) a management, consulting or other Contract for services to be provided to or by any Seller Party, or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability in any fiscal year to any Person in excess of $150,000 and is not terminable by the applicable Seller Party, as the case may be, by notice of not more than 30 days;

(iv) a Contract (including any take or pay or keepwell agreement) under which (A) any Person has guaranteed indebtedness, liabilities or obligations of any Seller Party or (B) any Seller Party has guaranteed indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in each case in excess of $100,000 individually or $300,000 in the aggregate;

(v) a Contract between any Seller Party and any other Person, regarding an advance, loan, extension of credit, capital contribution, or other investment (other than extensions of trade credit in the ordinary course of business and loans to employees in the ordinary course of business consistent with past practice not in excess of $100,000 per employee) in excess of $100,000 individually or $300,000 in the aggregate;

(vi) a Contract granting a Lien upon any property (tangible or intangible) used in connection with the Business or any other Purchased Asset which Lien secures an obligation in excess of $150,000, other than Permitted Liens;

(vii) a Contract with (A) any Seller Party or (B) any shareholder, officer, director, employee or Affiliate of any Seller Party;

(viii) a Contract providing for the services of any broker, dealer, distributor, sales representative, franchise, agency or similar representative, the terms of which provide for financial commitments in excess of $150,000 by any Seller Party;

(ix) a Contract to which any Seller Party is a party pertaining to the Business that is material to the Business and not made in the ordinary course of business; or

(x) a Business Intellectual Property License that is material to the Business.

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(b) All Transferred Material Contracts are valid, binding and in full force and effect with respect to the Seller Parties party thereto, as the case may be, and have not been amended or modified in any material respect except as set forth therein. Seller has made available to Purchaser or its counsel true, complete and correct copies of all Transferred Material Contracts as in effect on the date hereof. Each Seller Party party thereto has performed all material obligations required to be performed by it under the Transferred Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the knowledge of Seller, no other party to any Transferred Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder.

(c) Notwithstanding the foregoing, the provisions of this Section 4.6 shall not apply to Seller Plans (which are addressed in Section 4.11).

4.7 Litigation. No Seller Party is subject to any order, judgment, stipulation, injunction, decree or agreement which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Transaction Documents or would reasonably be expected to have a Seller Material Adverse Effect. No Proceeding is pending or, to the knowledge of Seller, threatened against any Seller Party or any of their respective Affiliates (i) with respect to any Business Employee or (ii) that would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents. Except as set forth on Section 4.7 of the Disclosure Letter, there are no Proceedings pending or, to the knowledge of Seller, threatened against any Seller Party or any of their respective Affiliates in respect of the Business, the Purchased Assets, the Assumed Liabilities, the Business Intellectual Property Rights or the Seller Plans, except for (a) any pending or threatened Proceeding that (i) seeks less than $150,000 in damages and (ii) does not seek injunctive or other similar relief, or (b) Proceedings commenced following the date hereof which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.8 Business Intellectual Property Rights.

(a) Section 4.8(a) of the Disclosure Letter sets forth a list of all material Contracts relating to Business Intellectual Property Rights entered into by any Seller Party or any of their respective Subsidiaries other than Business Intellectual Property Licenses and licenses to off-the-shelf office productivity software that is generally commercially available pursuant to shrink-wrap, click-wrap or similar license agreements.

(b) The Seller Parties own the Transferred Business Intellectual Property free and clear of any Liens.

(c) To the knowledge of Seller, no Proceedings have been instituted, pending or threatened against any Seller Party or any of their respective Subsidiaries or, to the knowledge (without due inquiry) of Seller as of the date of this Agreement, against Agilent or HP, which materially and negatively affects the rights of any Seller Party or any of their respective Subsidiaries with respect to the Transferred Business Technology, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, Licensed Business Technology, Licensed Business Intellectual Property or Licensed Business Intellectual Property Rights.

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(d) None of the Transferred Business Technology, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, or to the knowledge of Seller, any Licensed Business Technology, Licensed Business Intellectual Property or Licensed Business Intellectual Property Rights is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority materially and negatively affecting the rights of any Seller Party or any of their respective Subsidiaries with respect thereto.

(e) To the knowledge of Seller, no Seller Party has, and the use by the Seller Parties or any of their respective Subsidiaries of the Transferred Business Technology, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights, Licensed Business Technology, Licensed Business Intellectual Property or Licensed Business Intellectual Property Rights has not, infringed, otherwise violated or conflicted with the Intellectual Property Rights of any other Person. No other term of this Agreement shall be interpreted to be inconsistent with the foregoing.

(f) As of the date hereof, no Seller Party or any of their respective Subsidiaries has received any written notice, and there is no pending Proceeding to which any Seller Party or any of their respective Subsidiaries is a party, alleging (i) that any use of the Transferred Business Technology, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, Licensed Business Technology, Licensed Business Intellectual Property or Licensed Business Intellectual Property Rights by any Seller Party or any of their respective Subsidiaries infringes, otherwise violates or conflicts with any Intellectual Property Right of any other Person, (ii) invalidity or unenforceability of the Transferred Business Technology, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, Licensed Business Technology, Licensed Business Intellectual Property or Licensed Business Intellectual Property Rights, or (iii) ownership, solely or jointly, of the Transferred Business Technology, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights or any portion thereof by any other Person.

(g) To the knowledge of Seller, there is no unauthorized use, misappropriation or infringement of any Transferred Business Technology, Transferred Business Intellectual Property or Transferred Intellectual Property Rights including by any employee or former employee of any Seller Party.

(h) The Seller Parties and their respective Subsidiaries have taken commercially reasonable steps to preserve the confidentiality of their Trade Secrets that relate to the Business and the Purchased Assets. Neither the Seller Parties nor any of their respective Subsidiaries are under any obligation to disclose their respective material proprietary software of the Business in source code form, except to parties that have agreed to preserve the confidentiality of such source code. Neither the Seller Parties nor any of their respective Subsidiaries have intentionally incorporated any disabling device or mechanism in the IR Products.

(i) None of the Seller Parties or any of their respective Subsidiaries has received any notice nor is there any pending Proceeding alleging that any Seller Party or any of their respective Subsidiaries is obligated to indemnify any Person for alleged infringements or violations of Intellectual Property Rights of any other Person.

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(j) Schedules 1, 2, 3 and 4 hereto, respectively, set forth a true, correct and complete list of all of the Transferred Business Intellectual Property Rights that constitutes a Patent, Trademark, Internet Property, registered Copyright or registered MaskWork. Except as set forth on Schedules 1, 2, 3 and 4, each such item of Transferred Business Intellectual Property as of the date hereof is solely owned and recorded solely in the name of a Seller Party. All maintenance fees, annuities and other fees and payments to any Governmental Authority required to keep any item listed on Schedules 1, 2, 3 and 4 active during the 90-day period following the Closing Date have been paid in full in a timely manner, except for those items on Schedules 1, 2, 3 and 4 indicated as “abandoned,” expired,” “dead” or “unfiled.”

(k) Neither the Seller Parties nor any of their respective Subsidiaries are a party to, and Seller has no knowledge (without due inquiry) of the existence as of the date of this Agreement of, any Contract pursuant to which a Seller Party or any of their respective Subsidiaries is restricted from assigning, transferring, or granting a license to Purchaser under the Avago General IP License Agreement to any Patent, other than design patents owned by a Seller Party or any of their respective Subsidiaries and that has a First Effective Filing Date prior to the Closing Date.

4.9 Finders; Brokers. None of the Seller Parties nor any of their Affiliates has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Purchaser or any of its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.10 Tax Matters.

(a) (i) None of the Seller Parties is currently engaged, or has been engaged during the three year period ending on the Closing Date, in any material disputes with any Governmental Authority with respect to Taxes attributable to the Business, and (ii) no Governmental Authority has proposed to make or has made any material adjustment with respect to Taxes attributable to the Purchased Assets.

(b) There is no material Liability for any unpaid Taxes in respect of the Purchased Assets.

(c) None of the Purchased Assets (i) is property that is required to be treated for Tax purposes as being owned by any Person other than the Seller Parties; (ii) is “tax exempt bond financed property” or “tax-exempt use property,” each within the meaning of Section 168 of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

4.11 Employment and Benefits.

(a) Each individual falling within the definition of Business Employee performs all or substantially all of his or her services for Seller and its Subsidiaries for or on behalf of the Business.

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(b) Section 4.11(b) of the Disclosure Letter sets forth a true, complete and correct list of every Business Employee, including columns for: (i) the Seller Party or Subsidiary thereof employing such Business Employee; (ii) indication of exempt or non-exempt status; (iii) current base salary or wage; (iv) prior year bonus and other incentive or commission compensation, if any, paid or earned but not yet paid; (v) target bonus; (vi) any equity compensation, including any share options or share purchase rights; (vii) any outstanding loan amount; (viii) indication of expatriate status; (ix) job title; and (x) city and nation of employment.

(c) As of the date hereof, no Business Employee has notified any Seller Party in writing of his or her intent to resign or of any significant grievance about his or her terms or conditions of employment.

(d) Each Seller Party has materially complied with all applicable laws related to the employment of Business Employees, including provisions related to wages, hours, leaves of absence, severance, collective bargaining and the payment of central provident fund and other taxes. No Seller Party has knowledge of any Liability under any applicable law related to the employment of Business Employees other than ordinary and usual Liabilities incurred in the ordinary course of business.

(e) With respect to each Seller Plan, the Seller Parties have provided to Purchaser or its counsel a current summary description thereof and copies of all documents governing the Seller Plans with respect to which Purchaser shall incur or have a reasonable likelihood of incurring any material Liability after the Closing, including a true, complete and correct copy thereof, a copy of any financing vehicles underlying the Seller Plans, and a list of each material insurance policy with respect to any of such Seller Plans.

(f) Each of the Seller Plans has been maintained, operated and administered in material compliance with its terms and the provisions of applicable Law.

(g) Each Seller Plan which must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification and such Seller Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

(h) There are no pending or, to the knowledge of Seller, claims, threatened claims, litigation or arbitration proceedings with respect to any Seller Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. All contributions, premiums, expenses and other payments required to be made by any Seller Party or any of their respective Affiliates in connection with the Seller Plans by the Closing Date have been made.

(i) The consummation of the transactions described in this Agreement will not to the knowledge of Seller accelerate the time of payment or vesting or trigger any payment or funding (through a trust or otherwise) of compensation or benefits under, or increase the amount payable or create any other material obligation pursuant to, any of the Seller Plans.

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4.12 Labor Matters. (i) There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting any Seller Party and, since December 1, 2005, there has not been any such action; (ii) there are no union claims to represent any Business Employees; and (iii) no Seller Party is a party to or bound by any collective bargaining or similar agreement with any labor organization.

4.13 Sufficiency of Assets. The Purchased Assets together with the Intellectual Property Rights and Technology licensed to Purchaser pursuant to the Avago General IP License Agreement, and the other rights, licenses, services and benefits to be provided pursuant to this Agreement and the other Transaction Documents, constitute all of the assets, properties and rights that are (i) owned by any of the Seller Parties or any of their respective Subsidiaries or (ii) leased or licensed to any of the Seller Parties or any of their respective Subsidiaries and in the case of clauses “(i)” and “(ii)” that are used by any Seller Party or any of their respective Subsidiaries to conduct the Business in all material respects as currently conducted other than (A) the Excluded Assets described in Annex B (it being understood that the Intellectual Property Rights and Technology licensed to any Seller Party or any of their respective Subsidiaries are not considered Excluded Assets for purposes of this Section 4.13 only, notwithstanding any language to the contrary contained in Section (e)(1) of Annex B), (B) any Contracts or other assets or rights that pursuant to Section 2.4 are not transferred to Purchaser, (C) the assets, properties and rights used by the Seller Parties to perform the services that are the subject of the Master Separation Agreement, (D) additional real property and tangible personal property that would be required to support an increased level of business after the Closing Date resulting from design wins attributable to products currently undergoing design qualification with potential customers, and (E) as provided in Section 4.13 of the Disclosure Letter. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to any potential, actual or suspected infringement, other violation of or conflict with any Intellectual Property Rights of any other Person by any of the Seller Parties or any of their respective Subsidiaries.

4.14 Suppliers. Section 4.14 of the Disclosure Letter sets forth the name of each of the top ten (measured by accounts payable incurred on behalf of the Business) suppliers of goods and services to the Business for the eight months ended July 31, 2007. As of the date hereof, no Seller Party or any of their respective Affiliates has received written notification that any such supplier intends to terminate or materially adversely change its relationship with the Business.

4.15 Customers. Section 4.15 of the Disclosure Letter sets forth the name of each end-user customer (meaning original equipment manufacturers) accounting for at least 10% of the revenue of the Business for the eleven months ended July 31, 2007. As of the date hereof, no Seller Party or any of their respective Affiliates has received written notification that any such customer of the Business intends to terminate or materially adversely change its relationship with the Business.

4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in the other Transaction Documents (or any certificates delivered by any Seller Party to Purchaser in accordance with this Agreement), Purchaser acknowledges and agrees that none of the Seller Parties or any other Person makes any other express, implied or statutory representation or warranty with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included

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in the Purchased Assets, (b) the use of the Purchased Assets and the operation of the Business by Purchaser after the Closing, in any manner other than as used and operated by the Seller Parties, or (c) the probable success or profitability of the ownership, use or operation of the Purchased Assets by Purchaser after the Closing. Except for the representations and warranties contained in this Article IV or in the other Transaction Documents (or any certificate delivered by any Seller Party to Purchaser in accordance with this Agreement), all Purchased Assets are conveyed on an “AS IS” and “WHERE IS” basis. Except for Liabilities in respect of the representations and warranties contained in this Article IV or in the other Transaction Documents (or any certificates delivered by any Seller Party to Purchaser in accordance with this Agreement), and the indemnification obligations set forth herein, no Seller Party or any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person for any information provided to the Purchaser or its representatives relating to the Business, the Purchased Assets, or otherwise in expectation of the transactions contemplated by this Agreement and any information, document, or material made available to Purchaser or its counsel or other representatives in Purchaser’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations. The representations, warranties, covenants and obligations of Purchaser, and the rights and remedies that may be exercised by Purchaser shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Purchaser or any of its representatives.

ARTICLE V

REPRESENTATIONS OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties, subject to the exceptions set forth in the disclosure letter delivered by Purchaser to the Seller Parties on the date hereof and attached hereto (the “Purchaser Disclosure Letter”), each of which exceptions in order to be effective shall indicate the Section and, if applicable, subsection of this Article V to which it relates (except to the extent that the applicability of such exception to such Section or subsection is otherwise readily apparent), as follows:

5.1 Corporate Existence. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2 Corporate Authority.

(a) This Agreement, the Conveyance Documents and the other Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate, partnership or other action. Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser. This Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Purchaser, enforceable against it in accordance with their terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law).

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(b) The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (A) violate or conflict with any provision of the certificate of incorporation or by laws or similar organizational documents of Purchaser, (B) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party, or (C) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (B) and (C), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.3 Governmental Approvals, Orders and Consents. Purchaser is not subject to any order, judgment, decree, stipulation, injunction or agreement with any Governmental Authority which would prevent or materially interfere with or delay the consummation of this Agreement or would be reasonably likely to have a Purchaser Material Adverse Effect. No Proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser which would prevent or materially interfere with or delay the consummation of this Agreement. Except for (i) required filings under applicable Antitrust Regulations and (ii) if determined to be necessary by Purchaser, the filing of this Agreement with the SEC, no Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such Consents, orders, or licenses from, notices to or registrations, declarations or filings which have been made or obtained and remain in full force and effect and those with respect to which the failure to have made or obtained or to remain in full force and effect would not have a Purchaser Material Adverse Effect.

5.4 Financial Capacity. Purchaser has possession of sufficient funds to consummate the transactions contemplated by this Agreement and each Conveyance Document.

5.5 Finders; Brokers. None of Purchaser nor any of its Affiliates has employed any finder or broker in connection with this Agreement who would have a valid claim for a fee or commission from any Seller Party or any of their respective Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

5.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Seller Parties acknowledge and agree that neither Purchaser nor any other Person makes any other express, implied or statutory representation or warranty on behalf of Purchaser.

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ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Operation of the Business. Except as otherwise expressly provided in this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, each Seller Party covenants that, in respect of the Business (it being understood that nothing in this Section 6.1 shall in any way limit any Seller Party’s or any of their Subsidiaries’ operation of the Retained Business), from the date of this Agreement until the Closing they will, and will cause their Subsidiaries to, use commercially reasonable efforts, to maintain and preserve intact the Business in all material respects and to maintain in all material respects the ordinary and customary relationships of the Business with their suppliers, customers and others having business relationships with them with a view toward preserving for Purchaser after the Closing Date the Purchased Assets and the goodwill associated therewith. Subject to applicable Law and except as otherwise expressly provided in this Agreement or Section 6.1 of the Disclosure Letter, from the date of this Agreement until the Closing, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), the Seller Parties shall, and shall cause their Subsidiaries in respect of the Business to, continue to operate and conduct the Business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or Section 6.1 of the Disclosure Letter, and subject to applicable Law, the Seller Parties, from the date of this Agreement until the Closing, shall not and shall cause their Subsidiaries not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), take any of the following actions with respect to the Purchased Assets:

(a) transfer, sell, lease, assign, license or otherwise convey or dispose of, or suffer to exist any Lien (other than Permitted Liens) on, any of the Purchased Assets, the Owned Real Property or Assigned Real Property, other than (i) sales of inventory in the ordinary course of business consistent with past practices, or (ii) Permitted Liens;

(b) terminate any Business Employee, grant any leave of absence greater than two weeks (other than as required by applicable Law in which case Purchaser need only be notified of the reason for such leave and the approved length), transfer any Business Employee, hire any new employees, or grant any increase in the compensation or benefits arrangements of an Business Employee or under any Seller Plan, except for increases in the compensation or benefits of such employees: (A) in the ordinary course of business consistent with past practices, or (B) as required by applicable Law from time to time in effect or by any employee benefit plan, program or arrangement sponsored by any Seller Party or one of their Affiliates in effect on the date hereof;

(c) cancel, compromise, release or assign any Indebtedness owed to the Business or any claims held by the Business, in each case that would otherwise constitute Purchased Assets, other than in the ordinary course of business consistent with past practice and in any event not in excess of $500,000 in the aggregate;

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(d) enter into any Contract that would be deemed to be a Transferred Material Contract if it were in existence as of the date of this Agreement or terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect the terms of any Transferred Material Contract or either Assigned Lease other than in the ordinary course of business consistent with past practice;

(e) enter into any Contract containing a covenant not to compete or any other covenant restricting the development, manufacture, marketing or distribution of the products or services of the Business or that would adversely affect Purchaser’s ability to use, deploy, exploit, market, distribute, sell or otherwise develop the Purchased Assets or amend or extend in a manner adverse to the Business any such covenant in any existing Transferred Contract;

(f) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material, individually or in the aggregate, to the Business;

(g) (i) institute, settle or agree to settle any pending demand or Proceeding relating to or affecting the Purchased Assets or Assumed Liabilities (other than settlements of Proceedings (1) not involving Intellectual Property or Tax matters, (2) involving solely the payment of money damages (3) not involving an admission of liability) and (4) settled for less than US$150,000, or (ii) waive or surrender any rights related to any pending or threatened litigation to the extent relating to or affecting the Purchased Assets or Assumed Liabilities;

(h) enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Purchaser or any of its Affiliates which would constitute an Assumed Liability (other than accounts payable incurred in the ordinary course of business consistent with past practice);

(i) grant any allowances or discounts outside the ordinary course of business or sell inventory (1) materially in excess of reasonably anticipated consumption for the near term, or (2) outside the ordinary course of business and inconsistent with past practice;

(j) make or change any material election in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(k) agree or commit to do any of the foregoing.

6.2 Investigation of Business; Confidentiality.

(a) From the date of this Agreement until the Closing, the Seller Parties shall, and shall cause their Affiliates to, permit Purchaser and its authorized agents or representatives and financing sources to have reasonable access to the properties, books, records, Contracts and such financial (including working papers) and operating data of the Business and the Business Employees as Purchaser may reasonably request, at reasonable hours to review information and

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documentation, and the opportunity to ask questions relative to the properties, books, contracts, commitments and other records of the Business and to conduct any other reasonable investigations; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Seller Parties, shall comply with the reasonable security and insurance requirements of the Seller Parties and shall be at Purchaser’s sole risk and expense. Notwithstanding the foregoing, the Seller Parties shall have no obligation to disclose any information the disclosure of which is subject to a confidentiality obligation in favor of any third party; provided that the Seller Parties shall use their commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access to such information without violating such obligations. All requests for access to the offices, properties, books and records of the Business and Business Employees shall be made to the representative designated at Section 11.1 or such other representatives of the Seller Parties as such party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor any of its Affiliates, agents or representatives shall contact any of the employees, customers (including dealers and distributors), suppliers, joint venture partners or other Affiliates of the Seller Parties in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such representatives of the Seller Parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no Seller Party shall be required to provide access to or disclose information where such access or disclosure would waive the attorney client privilege of the Seller Parties or contravene any Law or binding agreement entered into with a non-Seller Party prior to the date of this Agreement. The relevant parties shall make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party in connection with the negotiation of this Agreement or pursuant to Section 6.5 (“Confidential Information”) shall be treated as “confidential information” under the Confidentiality Agreement.

6.3 Necessary Efforts; No Inconsistent Action.

(a) Subject to the other terms and conditions of this Agreement, including the conditions set forth in Article VII, the Seller Parties and Purchaser agree, and each of the Seller Parties agree to cause their Affiliates, to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective commercially reasonable efforts to cause, with respect to the Seller Parties, the conditions set forth in Sections 7.1 and 7.3, and with respect to Purchaser, the conditions set forth in Sections 7.1 and 7.2, to be satisfied, including all actions necessary to obtain (i) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 7.1(b), and (ii) all other Consents (it being understood that the failure to obtain

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any such Consents contemplated by this clause (ii) shall not, by itself, cause the condition set forth in Section 7.3(b) to be deemed not to be satisfied, and it being further understood that neither Party nor any of their respective Affiliates shall be required to expend any money other than for filing fees or expenses or de minimus costs or expenses or agree to any restrictions in order to obtain any Consents) necessary in connection with the consummation of the transactions contemplated by the Transaction Documents; provided, however, that the foregoing provisions of this Section 6.3 shall not require any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise.

6.4 Public Disclosures. Unless otherwise required by Law, the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted or pursuant to scheduled earnings releases and scheduled analyst conference calls, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party such a news release or public announcement is required prior to the Closing Date by Law or the rules or regulations of any stock exchange on which such Party’s stock is traded, the Party intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. The Parties acknowledge and agree that Purchaser may issue a news release or public announcement immediately following the execution of this Agreement, as required by relevant Law; provided however that prior to such release or announcement Purchaser shall provide a copy of such proposed release or announcement and permit Seller a reasonable period of time to comment on such release or announcement.

6.5 Access to Records, Personnel, the Owned Real Property and the Assigned Real Property.

(a) Exchange of Information. From the Closing until the fifth anniversary of the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

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(b) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business, and the Purchased Assets (the “Books and Records”) in their respective possession or control for the longer of (i) a commercially reasonable period of time, as set forth in their regular document retention policies, following the Closing Date or (ii) for such longer period as may be required by Law or as may be reasonably requested in writing by any Party, or (iii) until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 90 nor more than 120 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(c) Limitation of Liability. Except in the event of fraud, willful misconduct or gross negligence, no Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(b).

(d) Confidential Information. Nothing in this Section 6.5 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

6.6 Employee Relations and Benefits.

(a) The Parties intend that there shall be continuity of employment with respect to the Business Employees as follows:

(i) Automatic Transferred Employees shall not be terminated upon Closing, and the rights, powers, duties, liabilities and obligations of Seller (or the relevant Subsidiary of Seller) to such employees in respect of the material terms of employment with such employees in force immediately before Closing shall be transferred to Purchaser or one of its Affiliates in accordance with local employment Laws;

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(ii) Except as set forth on Section 6.6(a) of the Disclosure Letter, Purchaser or one of its Affiliates shall offer employment to each Business Employee who is not an Automatic Transferred Employee effective on the Closing Date. Each such offer shall include terms no less favorable in the aggregate than the terms provided to such employee by Seller or its Affiliates as of the date hereof.

(iii) Those employees who are transferred to Purchaser and/or one of its Affiliates in accordance with clause (i) above, and those who accept an offer of employment from Purchaser or one of its Affiliates in accordance with clause (ii) above and, in each case, who commence employment with Purchaser or one of its Affiliates shall be referred to herein as “Transferred Employees.”

(b) Effective as of the Closing Date with respect to those Transferred Employees who are not Automatic Transferred Employees, Purchaser shall, or shall cause one of its Affiliates to, provide employee benefits to such Transferred Employees on terms and conditions that are no less favorable in the aggregate to such employees as the terms and conditions of such benefits offered to such employees by Seller or its Affiliates as of the date hereof.

(c) Purchaser shall assume and shall indemnify Seller Parent and its Subsidiaries against all liabilities and obligations to provide any payments, including, without limitation, severance and payment-in-lieu of notice, to (i) any Business Employees who are entitled to severance or similar payments under applicable local Laws due to Purchaser’s noncompliance with Sections 6.6(a)(i), (a)(ii) and (a)(iii), and (ii) except as otherwise provided in this Section 6.6 or with respect to any payments under a Seller Plan, any Transferred Employee whose employment is terminated by Purchaser or its Affiliates following the Closing Date. The Purchaser’s liability under this Section 6.6(c) shall be limited to the greater of (X) the amount payable pursuant to the provisions of the severance plans, policies and programs of Seller Parent and its Subsidiaries, including any payment-in-lieu of notice policies, as in effect as of the date hereof, and (Y) the amount required to be paid pursuant to local Laws, including any payment-in-lieu of notice. Section 6.6(c) of the Disclosure Letter describes in summary form the amounts payable under such plans, policies or programs.

(d) Seller and its Affiliates shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Business Employee with respect to claims incurred by such Business Employees or their covered dependents under any Seller Plan.

(e) With respect to any welfare benefit plan maintained by Purchaser and provided to Transferred Employees, Purchaser shall, with respect to such Transferred Employees, (i) cause to be waived any pre existing condition and waiting periods, except to the extent such provisions were applicable under the similar Seller Plan as of the Closing Date, and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees during the plan year of the applicable plan sponsored by Seller or one of its Affiliates during which the Closing occurs with respect to similar plans maintained by Seller and its Affiliates immediately prior to the Closing Date.

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(f) For purposes of eligibility and vesting and for purposes of determining the amount of any benefits under any applicable sick leave, vacation or severance plan, Transferred Employees shall be given credit for all service with Seller, any of its Subsidiaries, and any predecessor employer for which Seller credited such service, including without limitation, Agilent, Hewlett Packard or their Subsidiaries under each plan of Purchaser or its Affiliates in which such Transferred Employees are eligible to participate.

(g) With respect to any accrued but unused leave time as of the Closing Date to which any Transferred Employee is entitled pursuant to Seller Parent or its Subsidiaries’ leave time policy immediately prior to the Closing Date, to the extent permitted by Law, Purchaser shall assume the liability for such accrued but unused leave time and allow such Transferred Employee to use such accrued leave time in accordance with the terms of the applicable Purchaser leave plan or program, including without limitation the required approval of management to take time off.

(h) The Seller Parties and Purchaser and their respective Affiliates shall comply with all of their respective obligations under applicable Laws to notify and/or consult with Business Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations.

(i) The Parties acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Plan or any beneficiary thereof or any right to continued employment with Seller or Purchaser, nor shall require Purchaser or any Affiliate of Purchaser to continue or amend any particular benefit plan after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable law.

6.7 Joinder. As soon as is reasonably practicable after the date hereof, Seller will identify which Purchased Assets are not owned by Seller Parent or Seller and which Affiliate of Seller Parent or Seller owns such Purchased Assets. Seller Parent and Seller will cause each such Affiliate, to the extent not a signatory to this agreement, to execute a joinder to this Agreement in the form attached hereto as Exhibit A (the “Joinder”).

6.8 Insurance Matters.

(a) Purchaser acknowledges that the policies and insurance coverage that will have been maintained on behalf of the Business prior to Closing are part of the corporate insurance program maintained by the Seller Parties (the “Seller Corporate Policies”), and such coverage will not be available or transferred to Purchaser (except with respect to Assumed Liabilities for which claims have been made by the Seller Parties or any of their respective Affiliates against third party insurers under such policies on or prior to the Closing Date, subject to Purchaser’s paying any applicable deductible with respect to such claim).

(b) Purchaser agrees not to bring any claim for recovery under any of the Seller Corporate Policies, whether or not Purchaser may be so entitled in accordance with the terms of such Seller Corporate Policies.

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6.9 Tax Matters.

(a) Transfer Taxes.

(i) For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, filing, recordation, ad valorem, value added, sales and use, bulk sales, stamp duties, excise, GST, license or similar fees or taxes (excluding income Taxes). The liability for Transfer Taxes attributable to the transactions occurring pursuant to this Agreement shall be borne one-half by Purchaser and one-half by Seller; provided, however, that Purchaser shall diligently pursue the recovery of any recoverable Transfer Taxes, and if Purchaser actually receives any recoverable Transfer Taxes, Purchaser shall promptly, but in no case later than twenty (20) days after such recovery, pay to Seller an amount equal to one-half of such recovered Transfer Taxes. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes. For the avoidance of doubt, Purchaser shall have no Liability of any kind and shall be indemnified against Transfer Taxes arising out of or attributable to the acquisition of the Business from Agilent.

(ii) Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that bears the responsibility for such Transfer Taxes, as required by applicable Law. For any Tax Return required by law to be filed by a Party (the “Filing Party”) other than the Party that is responsible for preparing such Tax Return pursuant to this Section 6.9 (the “Preparing Party”), the Filing Party shall pay the Transfer Taxes shown on such Tax Return and shall collect the Preparing Party’s applicable share of the Transfer Tax from Preparing Party determined in accordance with Section 6.9(a)(i) hereof. The Preparing Party shall use its commercially reasonable efforts to provide to the Filing Party any Tax Returns which it is required to file at least ten days before such Tax Returns are due to be filed. The Preparing Party shall make such changes to the applicable Tax Return as reasonably requested by the Filing Party. Such Tax Returns shall be consistent with any allocation of the Purchase Price that may be agreed to by the Parties pursuant to Section 3.3.

(b) Other Tax Returns and Payment of Taxes.

(i) Except as provided in Section 6.9(a), the Seller Parties shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes owed by or attributable to the Purchased Assets for any taxable period ending on or before the Closing Date. The Seller Parties shall duly file or cause to be duly filed any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence. Such Tax Returns shall be subject to the review and approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

(ii) Purchaser shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets for any taxable period beginning after the Closing Date. Purchaser shall duly file or cause to be duly filed any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.

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(iii) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Purchased Assets for taxable periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). The relevant Seller Party shall pay to Purchaser with respect to a Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section 6.9(b)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed to be equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.

(iv) If, after the Closing, Purchaser or any of its Affiliates receives any refund that relates to a Tax Period prior to such Closing or to an Excluded Asset, Purchaser shall, or shall cause such Affiliate to, promptly remit or cause to be remitted to the relevant Seller Party the amount of the refund or overpayment (including any interest paid by the Governmental Authority paying the refund or the overpayment, but net of any Taxes that may be due on such refund or interest amount after giving effect to any deductions directly relating to the payment of such amounts to the relevant Seller Party) received or utilized by Purchaser or such Affiliate which is attributable to the Tax Period prior to Closing or to Excluded Assets. If any such refund or benefit is subsequently reduced as a result of an adjustment required by any Governmental Authority, this Section 6.9(b) shall take such adjusted refund or benefit into account. If Purchaser or any of its Affiliates pays any amount to any Seller Party pursuant to this Section 6.9(b) prior to such adjustment, the relevant (1) Seller Party shall repay the difference between the amount paid and the adjusted amount of the refund or benefit, as the case may be, to Purchaser, if the adjusted amount is less than the amount paid by Purchaser or such Affiliate to such Seller Party pursuant to this Section 6.9(b), and (2) Purchaser shall pay the difference between the portion of the adjusted amount of the refund or benefit attributable to the Tax Period prior to Closing or to Excluded Assets (the “Attributable Portion of Adjusted Amount”) and the amount paid by Purchaser or such Affiliate to the relevant Seller Party if the amount paid by Purchaser or such Affiliate to such Seller Party is less than the Attributable Portion of Adjusted Amount.

(c) Cooperation and Assistance.

(i) The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.9.

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(ii) If (A) any Party is liable under this Section 6.9, including amounts due to Section 6.9(b), for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.9, subject to Section 6.9(a)(ii), the Party obligated to file such Tax Return pursuant to this Section 6.9 shall deliver a copy of the relevant portions of such Tax Return to the liable Party for such Party’s review and comment within 20 days prior to the due date for filing such Tax Return (taking into account any extensions, if applicable). Subject to Section 6.9(a)(ii), the Party who is required to file such Tax Return will make such changes to the Applicable Tax Return as reasonably requested by the other Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.9, an internationally recognized accounting firm mutually agreed upon by Purchaser and the relevant Seller Party, as the case may be, shall determine how the disputed item is to be treated on such Tax Return. Any payments made by a Party to another Party pursuant to this Section 6.9 shall be made no later than the later of 10 days prior to the due date of the applicable Tax Return and five Business Days after the receipt of the applicable Tax Return by the Party from whom payment is required.

(iii) Upon request or upon payment, each Party shall deliver to the tax director of the other Party, or if the other Party fails to provide contact details for such tax director the person identified at Section 11.1, certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.

(iv) The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) and without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.9.

(d) Tax Controversies. A Party shall promptly notify the other Party in writing promptly upon (but in no event later than 30 days after) (a “Notification”) receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under this Section 6.9. Failure to give such Notification shall not relieve the indemnifying party from liability under this Section 6.9, except if and to the extent that the indemnifying party is actually prejudiced thereby. Each Party shall be entitled to take control

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of the complete defense of any issue directly relating to Taxes for which it may be liable hereunder that arises in any tax audit or administrative or court proceeding (a “Tax Claim”), and to employ counsel of its choice at its expense; provided, that the relevant Seller Party and Purchaser shall jointly control the defense of any Tax Claim relating to Taxes with respect to a Straddle Period for which Taxes are allocated to both the relevant Seller Party, as the case may be, and Purchaser under Section 6.9(b)(iii) of this Agreement. Notwithstanding the immediately preceding sentence, each Party shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it is obligated to file a Tax Return (but does not have any indemnification obligation hereunder) under this Section 6.9 (or by Law), and to employ counsel of its choice at its expense; provided, that such Party unconditionally releases in writing the other Party from its indemnification obligation hereunder with respect to such Tax Claim; provided further, that such Party shall take control of such Tax Claim within 60 days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 6.9(d). If one Party takes control of any such audit or proceeding, the other Party shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and the Party controlling such audit or proceeding shall consider in good faith any suggestions made or points raised by the other Party. The Parties may not agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld. This Section 6.10(d) shall govern to the extent it would otherwise be inconsistent with Section 9.3(a).

(e) Indemnification. The Seller Parties shall indemnify, save and hold the Purchaser Indemnified Parties harmless from and against any and all Purchaser Losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes with respect to the Purchased Assets for any Tax year or portion thereof ending on or before the Closing Date (or for any Straddle Period, to the extent allocable to the portion of such period beginning before and ending on the Closing Date, determined accordance with 6.9(b)(iii)), (ii) any failure of any representation or warranty of the Seller Parties set forth in Section 4.9 to be true and correct; (iii) any Taxes arising out of or attributable to the acquisition of the Business from Agilent; (iv) any withholding Taxes (whenever arising) attributable to the payment of the Purchase Price; and (v) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

6.10 Mail Handling.

(a) To the extent that Purchaser and/or any of its Affiliates receives any mail or packages addressed to any Seller Party or its Affiliates and delivered to Purchaser not relating to the Purchased Assets or the Assumed Liabilities, Purchaser shall promptly deliver such mail or packages to Seller. After the Closing Date, Purchaser may deliver to Seller any checks or drafts made payable to any Seller Party or its Affiliates that constitutes a Purchased Asset, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Purchaser within five Business Days for the amounts of all such checks or drafts, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. To the extent any Seller Party or its Affiliates receives any mail or packages addressed and delivered to any Seller Party or its Affiliates but relating to the Purchased Assets or the Assumed Liabilities, Seller shall promptly

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deliver such mail or packages to Purchaser. After the Closing Date, to the extent that Purchaser receives cash or checks or drafts made payable to Purchaser that constitutes an Excluded Asset, Purchaser shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Seller within five Business Days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection. The Parties may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 6.10.

6.11 Shared Contracts Other Than Software Licenses. The Seller Parties shall use their commercially reasonable efforts to seek the consent, if requested by Purchaser, of the counterparty to any Contract which is used primarily with respect to the Purchased Assets but is not included within the Transferred Contracts to partially assign or otherwise separate for the benefit of Purchaser the portion of such Contract relating to the Purchased Assets. The Seller Parties shall use their commercially reasonable efforts to identify such Contracts to Purchaser as soon as practicable following the execution of this Agreement. This Section 6.11 is not applicable to software licenses, which are covered by Section 6.12.

6.12 Shared Software Licenses. With respect to the software licenses (including CAD licenses) that prior to the Closing Date are used in the Business, but that are not used exclusively in the Business, Seller and Purchaser shall cooperate diligently prior to the Closing Date to obtain the consent of the respective licensors of such software licenses (the “Software Licensors”) to a partial assignment, or grant of a sublicense by Seller or of a new license to Purchaser by the Software Licensor, as the case may be, of Seller’s rights thereunder applicable to the Business. Purchaser acknowledges that any rights to be sublicensed to it may be limited as set forth in such software licenses; that the terms of any new license to be granted to it by the Software Licensors may be different from the terms of Seller’s existing licenses; and that Seller cannot control and is not responsible for the actions of any of the Software Licensors. Seller and Purchaser further agree that any division of rights, responsibilities and credits (including credits for pre paid fees) between them under the existing software licenses or any successors thereto shall be in proportion to the actual usage of such licenses by the Business during the Seller Parent’s 2006 fiscal year compared to the average usage of such licenses by the Retained Business during such period (it being understood that for purposes of determining actual usage, CAD license usage shall be as set forth on Schedule 6.12, and for all Software licenses other than CAD licenses, usage will be based on seat count).

6.13 NDAs. The Parties agree that with respect to the confidentiality and proprietary development agreements to which any Seller Party or any of their Subsidiaries is a party with any of the Business Employees (the “NDAs”), such Seller Party or Subsidiary, as applicable, will enter into a partial assignment with respect to such NDAs, assigning that portion of the NDAs relating to the Business to Purchaser.

6.14 No Solicitation of Acquisition Proposals; Inconsistent Activities.

(a) No Seller Party shall, and the Seller Parties shall cause their respective Subsidiaries, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by any Seller Party or any of their respective Affiliates) not to, directly or indirectly, initiate, solicit or encourage any Acquisition Proposal, or

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furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Seller shall promptly notify Purchaser after receipt of any Acquisition Proposal or any request for information relating to the Purchased Assets or the Business by any Person who has informed any Seller Party that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Seller shall keep Purchaser informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

(b) To the extent that it has not done so already, each Seller Party shall, and shall cause its respective Subsidiaries, directors, employees, agents and representatives to discontinue and desist from any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser and the Seller Parties. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would, and no Proceeding by any Governmental Authority shall be pending against any of the parties hereto or any of the officers or directors of any of them seeking to, prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.

(b) Regulatory Authorizations. All material Consents of any Governmental Authorities shall have been obtained and shall be in full force and effect.

7.2 Conditions Precedent to Obligation of the Seller Parties. The obligation of the Seller Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Seller Parties) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Purchaser’s Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement and the other Transaction Documents (which representations and warranties shall be deemed for purposes of this Section 7.2(a) not to include any qualification or limitation with respect to materiality) shall be true and correct as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the matters in respect of which

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such representations and warranties are not true and correct, in the aggregate, have not materially prevented, materially delayed or materially impaired, and would not reasonably be expected to prevent, materially delay or materially impair, the ability of Purchaser to perform and comply with its obligations under this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or prior to the Closing, and Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Purchaser to such effect.

(c) Closing Documents. Purchaser shall have executed and delivered to Seller the documents set forth in Section 8.2, and each such agreement and document shall be in full force and effect.

7.3 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of the Seller Parties. Each of the representations and warranties of the Seller Parties contained in this Agreement and the other Transaction Documents (which representations and warranties shall be deemed for purposes of this Section 7.3(a) not to include any qualification or limitation with respect to materiality, whether by reference to “Seller Material Adverse Effect” or otherwise) shall be true and correct as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date) except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of each Seller Party to such effect.

(b) Covenants of the Seller. Each Seller Party shall have performed and complied in all material respects with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or prior to the Closing; and Purchaser shall have received a certificate dated as of the Closing Date and signed by an authorized officer of each Seller Party to such effect.

(c) Closing Documents. Purchaser shall have received the documents set forth in Section 8.3, such documents shall have been executed by the parties thereto and shall be in full force and effect.

(d) Consents. Each of the Consents set forth on Section 7.3(d) of the Disclosure Letter shall have been obtained in a form reasonably acceptable to Purchaser and shall be in full force and effect.

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(e) No Seller Material Adverse Effect. Since the date of this Agreement there shall have been no event, condition, change or development, or worsening of any existing event, condition, change or development that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to result in a Seller Material Adverse Effect, and Purchaser shall have received a certificate dated as of the Closing Date and signed by an authorized officer of each Seller Party to such effect.

ARTICLE VIII

CLOSING

8.1 Closing.

(a) Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing (the “Closing”) of the sale and transfer of the Purchased Assets and the other transactions hereunder shall take place at the offices of Lite-On Technology Corporation, 392 Ruey Kuang Road, Neihu, Taipei 114, Taiwan at 9:00 a.m., local time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day immediately following the satisfaction or, to the extent permitted, waiver of all of the conditions in Article VII (other than those conditions which by their nature are to be satisfied or, to the extent permitted, waived at the Closing but subject to the satisfaction or, to the extent permitted, waiver of such conditions, or at such other time, date and place as shall be fixed by mutual agreement of the Parties (such date of the Closing being herein referred to as the “Closing Date”).

(b) The effective time (“Effective Time”) of the Closing for tax, operational and all other matters shall be deemed to be 12:01 a.m., local time in each jurisdiction in which the Purchased Assets transferred are located on the Closing Date.

8.2 Purchaser Obligations. At the Closing, Purchaser shall deliver to Seller the payments required to be made on the Closing Date and execute and deliver to Seller the following, each of which shall continue to be in full force and effect:

(a) the Master Separation Agreement;

(b) the Supply Agreement – Malaysia

(c) the Supply Agreement – Singapore;

(d) the Trademark License Agreement;

(e) the Avago General IP License Agreement;

(f) the Noncompetition Agreement;

(g) the Sales Agreement; and

(h) such other documents and instruments as counsel for Purchaser and the Seller Parties mutually agree to be reasonably necessary to consummate the transactions described herein, including bills of sale, assignment and assumption agreements and local asset transfer agreements (such documents being hereinafter referred to as the “Conveyance Documents”).

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8.3 Seller Party Obligations. At the Closing, the Seller Parties shall execute and deliver to Purchaser, and Seller Parent and Seller shall cause such of its Affiliates as are party thereto or such other parties as are indicated below to execute and deliver to Purchaser, the following in such form and substance as are reasonably acceptable to Purchaser, each of which shall continue to be in full force and effect:

(a) the Master Separation Agreement;

(b) the Supply Agreement – Malaysia

(c) the Supply Agreement – Singapore;

(d) the Trademark License Agreement;

(e) the Avago General IP License Agreement;

(f) the Noncompetition Agreement;

(g) the Sales Agreement;

(h) certifications certifying that the transactions contemplated hereunder are exempt from withholding under Section 1445 of the Code; and

(i) such other documents and instruments as counsel for Purchaser and the Seller Parties mutually agree to be reasonably necessary to consummate the transactions described herein, including the Conveyance Documents.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions provided in this Article IX, the Seller Parties shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Purchaser Indemnified Party”) from and against, and shall compensate and reimburse each Purchaser Indemnified Party for, all Losses imposed upon or incurred by such Purchaser Indemnified Party (“Purchaser Losses”), with respect to (i) any failure of any representation or warranty of any Seller Party set forth in this Agreement (other than Section 4.9, indemnification for the breach of which is covered by Section 6.9(e)) to be true and correct as of the date of this Agreement or as of, and as if made at, the Effective Time, (ii) any breach of any covenant or agreement of any Seller Party herein, or (iii) any Excluded Liabilities. Seller shall act as agent for all Seller Parties in connection with this Article IX. Purchaser shall not be entitled to recover more than once for the same Purchaser Loss.

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(b) Following the Closing and subject to the terms and conditions provided in this Article IX, Purchaser shall indemnify, defend and hold harmless each of the Seller Parties and their Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses imposed upon or incurred by such Seller Indemnified Party (“Seller Losses”), with respect to (i) the failure of any representation or warranty of Purchaser set forth in this Agreement to be true and correct as of the date of this Agreement or as of, and as if made at, the Effective Time, (ii) any breach of any covenant or agreement of Purchaser herein, (iii) any of the Assumed Liabilities or (iv) the performance and satisfaction of the Assumed Liabilities from and after the Closing and the ownership, use and operation of the Purchased Assets by Purchaser and its Affiliates from and after the Closing. The Seller Parties shall not be entitled to recover more than once for the same Seller Loss.

(c) Notwithstanding the foregoing, Purchaser Losses and Seller Losses shall not include, and in no event shall any Purchaser Loss or Seller Loss be recoverable under the terms of this Agreement to the extent it consists of, punitive, special or exemplary damages, except to the extent such punitive, special or exemplary damages are awarded against any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, in a third party claim.

(d) For purposes of determining the amount of any Purchaser Losses pursuant to Section 9.1(a)(i), it is understood that (i) to the extent Purchaser has the right to recover all or any portion of such Losses from third party vendors pursuant to any express or implied warranty claims, the amount that any Purchaser Indemnified Party may recover from the Seller Parties hereunder shall be decreased by such recoverable amounts, and (ii) Purchaser shall use commercially reasonable efforts to recover pursuant to such express or implied warranty claims prior to making a claim hereunder.

9.2 Certain Limitations.

(a) Notwithstanding anything contained herein to the contrary, the Seller Parties shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Purchaser Losses under this Agreement pursuant to Section 9.1(a)(i) in excess of $2,000,000. In addition, neither Party or their Affiliates shall not be obligated to indemnify any other Indemnified Party for aggregate Losses under this Agreement (including pursuant to Sections 9.1(a)(ii), 9.1(a)(iii) or 6.9(e)), in excess of an amount equal to the Purchase Price.

(b) Notwithstanding anything contained herein to the contrary, the Seller Parties shall not be obligated to indemnify Purchaser Indemnified Parties under this Agreement pursuant to Section 9.1(a)(i), (x) with respect to any individual Purchaser Loss or series of related Purchaser Losses of less than $100,000 (the “Minimum Amount”) and (y) unless and until the aggregate Purchaser Losses (excluding individual Purchaser Losses or related Purchaser Losses less than the Minimum Amount) subject to such indemnification collectively exceed $750,000 (the “Threshold”), whereupon such indemnification shall be made by the Seller Parties only with respect to the amount of such Purchaser Losses (excluding individual Purchaser Losses or related Purchaser Losses less than the Minimum Amount) in excess of the Threshold.

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(c) The representations and warranties of the Seller Parties and Purchaser contained in Article IV and Article V, respectively, of this Agreement shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements contained in this Agreement shall survive the Closing until the date or dates explicitly specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein.

9.3 Procedures for Third Party Claims and Excluded Liabilities.

(a) General Procedures. Promptly (but in no event later than ten (10) days) after the receipt by any Indemnified Party of a notice of any Proceeding by any third party that may be subject to indemnification under this Article IX, including any Proceeding relating to any Excluded Liability or Assumed Liability, such Indemnified Party shall give written notice of such Proceeding to the indemnifying Party hereunder (the “Indemnifying Party”), stating in reasonable detail the nature and basis of each claim made in the Proceeding and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Proceeding and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding. Upon written notice to an Indemnifying Party from an Indemnified Party of any third party claim, the Indemnifying Party shall promptly, but in no event later than thirty (30) days after receipt of the particular notice of such third party claim from such Indemnified Party, assume the defense of the Indemnified Party against such third party claim. After an Indemnified Party provides written notice of any third party claim, and upon the Indemnifying Party assuming the defense thereof, for so long as the Indemnifying Party continues to assume the defense of the third party claim in accordance herewith, (i) the Indemnified Party may retain separate co counsel at its sole cost and expense and participate in the defense of the third party claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such third party claim and prior to such time as the Indemnifying Party has assumed the defense of such third party claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), unless the Indemnified Party first waives its claim to indemnification hereunder, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim (other than a judgment or settlement that is solely for money damages in an amount less than the remaining balance of the limitations on indemnity set forth in Section 9.2 and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). No Indemnifying Party shall be obligated to indemnify and hold harmless the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the provisions of this Section 9.3(a) shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.9.

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(b) Equitable Remedies. In the case of any third party claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future use of the Purchased Assets), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c) Treatment of Indemnification Payments; Insurance Recoveries. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law. Any indemnity payment under this Agreement shall be decreased by any amounts actually received by the Indemnified Party under third party insurance policies with respect to such Loss (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use commercially reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to or on behalf of the Indemnified Party prior to the receipt, directly or indirectly, by the Indemnified Party of any net insurance proceeds under third party insurance policies on account of such Loss which duplicate, in whole or in part, the payment made by the Indemnifying Party to or on behalf of the Indemnified Party, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the amount of the net insurance proceeds actually received by the Indemnified Party on account of such Loss which duplicate, in whole or in part, the payment made by the Indemnifying Party to or on behalf of the Indemnified Party. If the amount of any Loss for which indemnification is provided under this Agreement (an “Indemnity Claim”) gives rise to a current deduction to the Indemnified Party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit of such current deduction actually realized by the Indemnified Party on account of such Loss prior to the time payment by the Indemnifying Party is due and payable under this Agreement. In the event that the Indemnifying Party pays to or on behalf of an Indemnified Party any amount in respect of a Loss subject to indemnification under this Article IX and, subsequent to such payment the Indemnified Party actually realizes a Tax Benefit on account of such Loss, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the amount of such Tax Benefit actually realized on account of such Loss. “Tax Benefit” means, with respect to any indemnity payment, the excess, if any, of (i) the Indemnified Party’s pro forma tax Liability for the taxable year in which it accrues the indemnity payment, calculated on the basis of the facts and circumstances actually pertaining to the Indemnified Party, but assuming for purposes of this calculation that the Indemnified Party had not suffered the loss giving rise to the Indemnification Claim or accrued the indemnity payment, over (ii) the Indemnified Party’s Adjusted Actual Tax Liability for such taxable year in each case as calculated in good faith by the Indemnified Party. The “Adjusted Actual Tax Liability” is the actual Tax Liability of the Indemnified Party, taking into account the items excluded from the calculation in clause (i).

9.4 Certain Procedures.

(a) The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter that may give rise to a claim for indemnification pursuant hereto. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.

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Subject to the provisions of Section 9.3, in connection with any actual or threatened claims by, or actual or threatened litigation or other disputes with, third parties relating to Assumed Liabilities or Excluded Liabilities, any such claims, litigation and disputes being referred to as “claims” for purposes of this Section 9.4, the Indemnified Party shall cooperate in the defense by the Indemnifying Party of such claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such claims that a common interest privilege agreement exists between them), including, (i) permitting the Indemnifying Party to discuss the claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii) permitting the Indemnifying Party to have reasonable access to the reasonably potentially relevant properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers of the Indemnified Party at reasonable hours to review information and documentation relative to the claim, (iii) providing to the Indemnifying Party copies of reasonably potentially relevant documents and samples of IR Products as the Indemnifying Party reasonably requests in connection with defending such claim, (iv) permitting the Indemnifying Party to conduct privileged interviews and witness preparation of officers, employees and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (v) preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Business or included in the Purchased Assets relating to matters relating to Excluded Liabilities (in the case of the Purchaser) and Assumed Liabilities (in the case of the Seller Parties) in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the other Party in connection with any actual or threatened action that would reasonably be expected to result in a claim for indemnification hereunder, (vi) promptly collecting reasonably potentially relevant documents and extracting information from such documents for the Indemnifying Party’s review and use, as the Indemnifying Party reasonably requests, or allowing the Indemnifying Party’s representatives to do the same, (vii) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, (viii) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents, and (ix) permitting the Indemnifying Party to conduct such other reasonable investigations and studies, and take such other actions, as are reasonably necessary in connection with the Indemnifying Party’s defense or investigation of such claim, all without cost to the Indemnified Party unless such efforts would require substantial time or expense, in which case the Parties shall discuss the Indemnifying Party providing the Indemnified Party with reasonable compensation for such efforts. In connection with any claims, except to the extent inconsistent with the Indemnified Party’s obligations under applicable Law and except to the extent that to do so could reasonably be construed as having the potential to subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, (1) unless ordered by a court to do otherwise, the Indemnified Party shall not produce documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents, (2) the transfer to the Indemnified Party by the Indemnifying Party of documents covered by the Indemnifying Party’s attorney/client or work product privileges shall not constitute a waiver of such privileges, (3) unless otherwise ordered by a court, the Indemnified Party shall withhold from production to any third party any documents as to which the Indemnifying Party asserts a privilege, (4) the Indemnified Party shall defend in court any such privilege asserted by the Indemnifying Party and (5) the Indemnified Party shall permit the Indemnifying Party to

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prepare any employees of the Indemnified Party required or requested to testify or otherwise be deposed or interviewed in connection with any claim and to be present during any such testimony or interviews. Notwithstanding the foregoing, in no event shall failure of the Indemnified Party to act as stated above relieve the Indemnifying Party from any Liability with regard to its indemnification obligation, except if and only to the extent that the Indemnified Party has materially breached the above requirements and the Indemnifying Party is actually prejudiced thereby.

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not make any claim for indemnification or otherwise in any circumstances whatsoever against any Seller Party other than by means of a claim against Seller as agent for such other Seller Party pursuant to the terms of this Agreement unless Seller fails to satisfy its obligations under this Article IX, and Purchaser shall indemnify Seller on its own behalf and as agent for all other Seller Parties against any claim for indemnification made against the Seller Parties contrary to this Section 9.4(b).

9.5 Remedies Exclusive. Following the Closing, with the exception of remedies based on fraud, willful misconduct and Section 6.9(e), the remedies set forth in this Article IX shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental Law) with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any of this Agreement, the Business, the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar non monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing).

ARTICLE X

TERMINATION

10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual consent of the Parties;

(b) after February 15, 2008, (the “Outer Date,” which term shall include the date of any extension under this Section 10.1(b)), by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to the Outer Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

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(c) by any Party by notice to the other Party, if (i) a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement to occur on the Closing Date has been issued by any federal or state court in the United States having jurisdiction (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement to occur on the Closing Date illegal.

10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party (or such other persons or entities), except that the provisions of Sections 6.2, 6.4 and Article XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve any Party of any liability for any willful or intentional breach of this Agreement.

ARTICLE XI

MISCELLANEOUS AGREEMENTS OF THE PARTIES

11.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of answer back confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Purchaser:	Lite-On Technology Corporation 90, Chien I Road Chung-Ho, Taipei Hsien 235
Taiwan Attention: Rex Chuang Fax: +886-2-2221-1948

with a copy to:	Lite-On Technology Corporation 22F, 392 Ruey Kuang Road Neihu, Taipei 114
Taiwan Attention: General Counsel Fax: +886-2-8798-2047

If to any Seller Party:	Avago Technologies Limited c/o Avago Technologies US Inc. 350 West Trimble Road Building 90 San Jose, CA 95131
Attention: General Counsel
Fax: (408) 435-4172

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with a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025
Attention: Luke J. Bergstrom, Esq. Fax: (650) 463-2600

or to such other address as any such Party shall designate by written notice to the other Party.

11.2 Bulk Transfers. Purchaser waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Purchased Assets, and the Seller Parties jointly and severally agree to pay and discharge when due all claims of creditors that could be asserted against Purchaser by reason of such waiver to the extent such Liability is not specifically assumed by Purchaser herein and to indemnify Purchaser for any Liabilities and Losses related thereto.

11.3 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

11.4 Further Assurances; Further Cooperation. From and after the Closing, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to more effectively convey and transfer to Purchaser any of the Purchased Assets, and Purchaser will execute and deliver such further instruments and take such other action, at the Seller Parties’ sole expense, as the Seller Parties may reasonably require to more effectively assume the Assumed Liabilities. Without limiting the foregoing, and by way of example, upon Purchaser’s reasonable request, the Seller Parties shall execute and deliver such other instruments and perform such other acts as may be necessary or desirable to convey the Purchased Intellectual Property Rights to Purchaser including, without limitation (i) executing, acknowledging and recording other papers, and using best efforts to obtain the same from inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby, (ii) conducting all acts with the U.S. PTO required to transfer, assign and convey the Purchased Intellectual Property Rights, provided that all government filing, recordation, or similar fees shall be at the sole expense of the Purchaser.

11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.5.

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11.6 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, the Parties shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

11.7 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, Purchaser may assign any or all of its rights and obligations under this Agreement to any wholly owned (other than director qualifying shares) direct or indirect Subsidiary of Purchaser (provided that no such assignment shall release Purchaser from any obligation under this Agreement) or to a lender of Purchaser as collateral for bona fide indebtedness for money borrowed or in connection with a merger, consolidation, conversion or sale of assets of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

11.8 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and thereof and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The rights and remedies of the Parties shall be cumulative (and not alternative).

11.10 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third party beneficiary hereto (including with respect to any Business Employee) other than the provisions of Article IX hereof with respect to indemnification.

11.11 Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of Singapore, without regard to any conflicts of law principles that would result in the application of any law other than the law of Singapore.

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11.12 Consent to Arbitration in Singapore. Each Party hereby irrevocably agrees that all disputes arising out of this Agreement or any transaction contemplated thereby shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each of the Parties, further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto. This Section sets forth the exclusive means of resolving disputes pertaining to this Agreement except as expressly provided to the contrary herein.

11.13 Disclosure Letter. Inclusion of any matter or item in the Disclosure Letter or Purchaser Disclosure Letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Letter or Purchaser Disclosure Letter or that such matter or item is otherwise material.

11.14 Entire Agreement. The Confidentiality Agreement, the Transaction Documents, the Annexes and Schedules, the Disclosure Letter, the Purchaser Disclosure Letter, and the other Exhibits hereto and any other agreements between Purchaser and the Seller Parties entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Affiliates other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

11.15 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

11.16 Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Tan Bian Ee
Name:	Tan Bian Ee
Title:	Chief Operating Officer

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

By:	/s/ Tan Bian Ee
Name:	Tan Bian Ee
Title:	Chief Operating Officer

[SIGNATURE PAGE OF SELLER PARTIES TO ASSET PURCHASE AGREEMENT –

PURCHASER’S SIGNATURE PAGE FOLLOWS]

LITE-ON TECHNOLOGY CORP.

By:	/s/ Rex Chuang
Name:	Rex Chuang
Title:	VP of OPTO SBU

[SIGNATURE PAGE OF PURCHASER TO

ASSET PURCHASE AGREEMENT]

ANNEX A

Definitions

“Acquisition Proposal” shall mean an inquiry or the making of an offer or proposal regarding any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the Purchased Assets in a single transaction or series of related transactions (other than the transactions provided for in this Agreement).

“Adjusted Actual Tax Liability” shall have the meaning set forth in Section 9.3(c).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agilent” shall mean Agilent Technologies, Inc., a Delaware corporation.

“Agreement” shall have the meaning set forth in the Recitals to the Agreement.

“Antitrust Regulations” shall mean any applicable laws or regulations relating to antitrust or competition.

“Assumed Liabilities” means collectively:

(a) any and all Liabilities arising under the Transferred Contracts from and after the Closing Date;

(b) any and all Liabilities of the Seller Parties and their Subsidiaries to the extent (but only to the extent) relating to claims that the IR Products sold by the Business at any time were defective or otherwise failed to meet the required quality, conditions or specification, such as Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other such claims arising on, prior to or after the Closing Date, but not including any claims for death, bodily injury, property damage, environmental damage, lost profits, or other such damages, or consequential or punitive damages allegedly caused by or arising from sale of such products prior to the Closing;

(c) except as otherwise provided herein, any and all Liabilities of the Seller Parties relating to any Transferred Employee; and

(d) any and all Liabilities to the extent (but only to the extent) arising out of or relating to or incurred primarily in connection with (i) the operation of the Business after the Closing Date, (B) the use of any of the Business Intellectual Property Rights by Purchaser or permissible licensees and (C) any condition arising on or prior to or after the Closing Date with respect to the Purchased Assets.

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“Automatic Transferred Employees” shall mean those Business Employees for whom applicable Laws provide for an automatic assumption or transfer of employment upon the acquisition or transfer of a business as a going concern and such assumption or transfer of employment occurs by Business of Law.

“Avago General IP License Agreement” means that certain Intellectual Property License Agreement attached hereto as Exhibit B.

“Books and Records” shall have the meaning set forth in Section 6.5(b).

“Business” means the business of the design, development, research, manufacture, supply, distribution, sale, support, maintenance and service of IR Products.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are permitted or required by Law to close.

“Business Employee” shall mean (i) the employees of the Seller Parties and their respective Subsidiaries set forth in Section 4.11(b) of the Disclosure Letter, including (A) any such employees on temporary leave for purposes of jury or annual two week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work and (B) any such employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s re employment rights under federal Law, leave under the Family Medical Leave Act of 1993 or equivalent provisions in other jurisdictions, approved personal leave, short term disability leave or medical leave (provided that the employees referenced in this subsection (B) shall be offered employment by Purchaser as of the date they return to active employment but only if such employee returns to active service within 180 days after the applicable Effective Time or such later time as their reemployment rights are protected by applicable Laws), but, unless otherwise required under local employment Laws, excluding any such employees on long term disability or whose employment with Seller Parent and its Subsidiaries has terminated prior to the Closing; (ii) each additional employee of the Seller Parties and their Subsidiaries hired by the Business between the date hereof and the Closing Date in the ordinary course of business or hired by the Seller Parties and their respective Subsidiaries in the ordinary course of business to replace employees identified in Section 4.11(b) of the Disclosure Letter who have terminated employment or taken leave between the date hereof and the Closing Date, all in accordance with Section 6.1; and (iii) each other employee of the Seller Parties and their Subsidiaries that Seller and Purchaser have mutually agreed to prior to the Closing Date, who is primarily engaged in work for the Business prior to the Closing Date.

“Business Intellectual Property Licenses” shall mean any Contract under which (i) a third party has licensed to a Seller Party or any of its Subsidiaries any Business Intellectual Property Rights that are used exclusively in the Business, or (ii) a Seller Party or any of its Subsidiaries has licensed to or agreed to restrict its exercise of rights under any Business Intellectual Property Rights, other than Customer Contracts and Supplier Contracts.

“Business Intellectual Property Rights” means Intellectual Property Rights in and to Business Technology and Intellectual Property Rights owned by a Seller Party, any of its Subsidiaries or any other Person and used in or relating to the Business.

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“Business Technology” means any Technology that is used in the conduct of the Business as of the Closing.

“Closing” shall have the meaning set forth in Section 8.1(a).

“Closing Date” shall have the meaning set forth in Section 8.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 6.2.

“Confidentiality Agreement” shall mean that certain letter agreement dated [•], 2007 by and between Seller Parent and Purchaser.

“Contract” means any written or oral commitment, contract, subcontract, license, sublicense, lease, understanding, instrument, indenture, note or legally binding commitment or undertaking of any nature.

“Conveyance Documents” shall have the meaning set forth in Section 8.2.

“Copyright” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Customer Contract” means any Contract between any Seller Party or any of their respective Subsidiaries, on the one hand, and a customer, distributor or dealer of any Seller Party or any of their respective Affiliates, on the other hand, for the purchase, sale, distribution, marketing, servicing, support or manufacturing (or similar matters) of IR Products.

“Database Rights” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Disclosure Letter” shall have the meaning set forth in the first sentence of Article IV.

“Dollars” or “$,” when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“Effective Time” shall have the meaning set forth in Section 8.1(b).

“Excluded Assets” shall mean the assets of the Seller Parties and their respective Affiliates other than the Purchased Assets, including those assets identified on Annex B.

“Excluded IT Infrastructure” means all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality used in the Business of both the Retained Business and the Business but excluding Transferred IT Infrastructure. For the avoidance of doubt, “Excluded IT Infrastructure” does not include any data or other information with respect to the Business contained in such software, systems, tools, or environments.

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“Excluded Liabilities” shall mean those Liabilities of the Seller Parties other than the Assumed Liabilities.

“Filing Party” shall have the meaning set forth in Section 6.9(a)(ii).

“First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (a) the actual filing date of the United States Patent application which issued into such Patent, (b) the priority date under 35 U.S.C. § 119 for such Patent, or (c) the priority date under 35 U.S.C. § 120 for such Patent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing the Audited Seller Financial Statements.

“Governmental Authority” shall have the meaning set forth in Section 4.3.

“Indebtedness” means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other instruments, (iii) any outstanding obligations under capital leases and purchase money obligations (other than as included in Accounts Payable), (iv) any reimbursement obligations under letters of credit, whether or not at the time drawn, and (v) any outstanding guarantees of obligations of the type described in clauses (i) through (iv) above (including in each case all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto).

“Indemnified Party” shall mean a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Indemnity Claim” shall have the meaning set forth in Section 9.3(c).

“Industrial Designs” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Intellectual Property Rights” means the rights associated with the following: (a) United States and foreign patents and applications therefor (including any continuations, continuations in part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (b) trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto (“Copyrights”); (d) trademarks, trade names, service marks, service names, trade dress rights and similar designation of origin and rights therein, and all goodwill symbolized thereby and associated therewith (“Trademarks”); (e) Uniform Resource Locators, Web site addresses and domain names (“Internet Properties”); (f) industrial design rights and any registrations and applications therefore (“Industrial Designs”); (g) rights in databases and data collections (including knowledge databases, customer lists and customer

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databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof (“Database Rights”); (h) mask works, and mask work registrations and applications therefor (“Mask Works”); and (i) any similar, corresponding or equivalent rights to any of the foregoing any where in the world. Intellectual Property Rights specifically excludes contractual rights (including license grants) and also excludes the tangible embodiment of any of the foregoing.

“Internet Properties” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Inventory” shall have the meaning set forth in Section 3.2(c).

“Inventory Arbitrator” shall have the meaning set forth in Section 3.2(g).

“Inventory Deficiency Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Discussion Period” shall have the meaning set forth in Section 3.2(g).

“Inventory Excess Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Proposed Adjustment Notice” shall have the meaning set forth in Section 3.2(f).

“Inventory Review Period” shall have the meaning set forth in Section 3.2(e).

“IR Products” means Infrared Data Associations (“IrDA”)compliant transceiver modules, IrDA compliant software protocol stacks, IrDA application software, IrDA compliant VFIR/FIR controller IP core, infrared emitter, infrared detector discrete components and barcode components. For purposes of this Agreement, “infrared” refers to the wavelength range from 850nm to 950nm.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder” shall have the meaning set forth in Section 6.8.

To “the knowledge of” a Party shall mean, with respect to Seller, actual knowledge of [•], in each case after due inquiry, and with respect to Purchaser, the actual knowledge of [•], in each case after due inquiry. For purposes of this Agreement, “due inquiry” means the knowledge each of the above-referenced individuals would reasonably be expected to obtain by reviewing such representations and warranties set forth in this Agreement applicable to the duties performed by such individual on behalf of the Seller Parties or Purchaser, as applicable, with each employee of the Party by whom such individual is employed (other than secretarial and other clerical personnel) who reports directly to such individual.

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

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“Liabilities” shall mean liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured.

“Licensed Business Intellectual Property Rights” means Business Intellectual Property Rights which as of the Closing Date are owned by any Seller Party or any of their respective Subsidiaries, or to which any Seller Party or any of their respective Subsidiaries has the right to grant licenses to Purchaser of the scope granted in the Avago General IP License Agreement without the payment of royalties or other consideration to third parties, in each case other than Transferred Business Intellectual Property Rights and software licenses.

“Licensed Business Technology” means Business Technology that as of the Closing Date is owned by any Seller Party or any of their respective Subsidiaries, or to which any Seller Party or any of their respective Subsidiaries has the right to grant licenses to Purchaser of the scope granted in the Avago General IP License Agreement without the payment of royalties or other consideration to third parties, in each case other than Transferred Business Technology.

“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), Liability, charge, security interest, option or any restriction or other encumbrance of any kind.

“Losses” means any and all losses, damages, Liabilities, deficiencies, claims, proceedings, causes of action, costs (including reasonable out of pocket costs of investigation) and expenses, including interest, diminution in value, penalties, settlement costs, judgments, awards, fines, costs of mitigation, losses in connection with any Environmental Law (including any clean up or remedial action), court costs and fees (including reasonable attorneys’ fees and expenses).

“Mask Works” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Master Separation Agreement” means that Master Separation Agreement attached hereto as Exhibit C.

“Minimum Amount” shall have the meaning set forth in Section 9.2(b).

“NDAs” shall have the meaning set forth in Section 6.13.

“Noncompetition Agreement” means that certain Noncompetition Agreement attached hereto as Exhibit D.

“Notification” shall have the meaning set forth in Section 6.9(d).

“ordinary course of business” means in the ordinary course of the Business of the Business, consistent with past practices of the Business.

“Outer Date” shall have the meaning set forth in Section 10.1(b).

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“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

“Patent” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (iii) protective filings related to operating leases with third parties entered into in the ordinary course of business, and (iv) Liens that do not materially adversely affect the ownership, value or use of the underlying Purchased Asset for the purpose it is being utilized by the Seller Parties or their respective Affiliates on the Closing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Preparing Party” shall have the meaning set forth in Section 6.9(a).

“Prime Rate” shall mean the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes.

“Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Assets” shall mean the assets set forth in Annex C and all of the goodwill associated therewith.

“Purchaser” shall have the meaning set forth in the Recitals to the Agreement.

“Purchaser Disclosure Letter” shall have the meaning set forth in Article V.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“Purchaser Losses” shall have the meaning set forth in Section 9.1(a).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and any documents delivered or entered into in connection herewith.

“Retained Business” means the design, manufacture and sale of semi-conductor products by Seller and its Affiliates other than the Business.

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“Sales Agreement” means that certain Avago Technology Sales Agreement attached hereto as Exhibit H.

“SEC” shall have the meaning set forth in Section 5.2(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Corporate Policies” shall have the meaning set forth in Section 6.8.

“Seller Facility” shall have the meaning set forth in Section 2.3(b).

“Seller Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Seller Losses” shall have the meaning set forth in Section 9.1(b).

“Seller Material Adverse Effect” means any change, circumstance, event or effect that is materially adverse to the Purchased Assets or the Assumed Liabilities, in each case taken as a whole, provided that none of the following shall be deemed, either alone, or in combination, to constitute a Seller Material Adverse Effect: any change, circumstance, event or effect resulting from or arising out of (a) the public announcement of the entering into of this Agreement or the other Transaction Documents or the pendency of the transactions contemplated hereby or thereby, (b) except for the transactions contemplated by Sections 2.1, 2.2 and 2.3, the performance by any Seller Party of its obligations under this Agreement or the other Transaction Documents, (c) general economic conditions, including prevailing interest rates, (d) general conditions in the industry in which the Business is conducted, (e) any change related to the Excluded Assets or Excluded Liabilities that does not materially adversely affect the Purchased Assets or the Assumed Liabilities, or (f) any change in the relationship between any of the Seller Parties and any customer or potential customer of the Business (including any failure to achieve any design win for any IR Product undergoing a product qualification process with any third party prior to the termination of this Agreement), unless, in the case of the foregoing clauses (c) and (d), such changes, circumstances, events or effects referred to therein materially disproportionately affect the Business relative to the industry in which the Business competes as a whole; provided that in determining whether a Seller Material Adverse Effect has occurred with respect to changes, circumstances, events or effects resulting from or arising out of one or more Contracts, it shall be taken into consideration whether such alternatives or replacements to such Contracts are commercially available on comparable terms without material disruption to the ownership, use or operation of the Purchased Assets following the Closing.

“Seller Parent” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Parties” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Plan” means each plan, scheme, fund or arrangement of any Seller Party or any of their respective Affiliates within the Business which provides compensation or benefits to or in respect of Business Employees, but not including any mandatory government or social security pension arrangements.

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“Software Licensor” shall have the meaning set forth in Section 6.12.

“Straddle Period” shall have the meaning set forth in Section 6.9(b)(iii).

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person means any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Supplier Contract” means any Contract between any Seller Party or any of their respective Affiliates on the one hand and a supplier of any Seller Party or any of their respective Affiliates on the other hand for the purchase or sale of components, subsystems, complete systems or other materials used in the manufacture of the IR Products or to the extent relating to the Business, and agreements or arrangements with regard to purchase or return of inventory of such components, subsystems, complete systems, materials or IR Products.

“Supply Agreement - Malaysia” means that certain Amendment to Development & Manufacturing Agreement attached hereto as Exhibit E.

“Supply Agreement - Singapore” means that certain Amendment to Development & Manufacturing Agreement attached hereto as Exhibit F.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, GST, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” shall have the meaning set forth in Section 9.3(c).

“Tax Claim” shall have the meaning set forth in Section 6.9(d).

“Tax Return” shall mean any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, formulae, software, databases, lab notebooks, specifications, development and lab equipment, processes, prototypes, know-how and devices. “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Threshold” shall have the meaning set forth in Section 9.2(b).

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“Trademark” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Trademark License Agreement” means that certain Trademark License Agreement attached hereto as Exhibit G.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Transaction Documents” shall have the meaning set forth in Section 4.2(a).

“Transfer” shall have the meaning set forth in Section 2.1.

“Transfer Taxes” shall have the meaning set forth in Section 6.9(a)(i).

“Transferred Business Intellectual Property” means (i) the Patents listed on Schedule 1 hereto with such changes as may be further agreed to in writing prior to the Closing Date, the Trademarks listed on Schedule 2 hereto, the Internet Properties listed on Schedule 3 hereto and the Copyright registrations and MaskWorks registrations listed on Schedule 4 hereto, and (ii) those Trade Secrets, Copyrights, Industrial Designs, Database Rights and Mask Works in the Transferred Business Technology that are owned by any one or more of the Seller Parties or any of their respective Subsidiaries, solely or jointly, as of the Closing Date.

“Transferred Business Intellectual Property Rights” means all rights relating to the Transferred Business Intellectual Property, all other Intellectual Property Rights owned, in whole or in part, by a Seller Party or any of their respective Subsidiaries and, as of the Closing Date, pertaining exclusively to, or used exclusively in, the Business, and all Intellectual Property Rights (other than Patents, Trademarks, Internet Properties and Copyright registrations and MaskWorks registrations) incorporated in the Transferred Business Technology and in the tangible embodiments thereof.

“Transferred Business Technology” means the Business Technology, as of the Closing Date, pertaining exclusively to, or used exclusively in, the Business.

“Transferred Contracts” shall have the meaning set forth in Annex C.

“Transferred Employees” shall have the meaning set forth in Section 6.6(a)(iii).

“Transferred IT Infrastructure” means:

(a) at the Owned Real Property and the Assigned Real Property, all desktop computers and or laptops used by Transferred Employees and all servers, printers and other such hardware for which 80% or more of their usage is for the benefit of Transferred Employees; and

(b) to the extent not included in (a) above, all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality; in each case which is used exclusively in the Business of the Business;

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in each case, to the extent such Transferred IT Infrastructure is transferable (including upon receipt of a third party consent to such transfer) and, with respect to any Transferred IT Infrastructure that is leased or licensed from a third party, subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of Seller and its Affiliates under such lease or license to the extent (but only to the extent) related to such Transferred IT Infrastructure.

“Transferred Material Contracts” shall have the meaning set forth in Section 4.7(a).

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ANNEX B

Excluded Assets

“Excluded Assets” means all assets of the Seller Parties as of the Closing Date other than the Purchased Assets, and shall include, except as otherwise expressly provided to the contrary in this Agreement or any of the other Transaction Documents, the following:

(a) cash, bank accounts, certificates of deposit and other cash equivalents;

(b) any and all accounts receivable with third parties due in connection with the Business;

(c) except as provided for in Section 6.8, all insurance policies and any rights, claims or chooses in action under such insurance policies;

(d) all rights to refunds of any Tax payments, or prepayments or overpayments of any Tax, with respect to periods prior to the Closing, including recoverable payments of VAT or similar Taxes;

(e) (i) all Intellectual Property Rights other than the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights and such rights transferred in the Transferred Contracts and (ii) any Business Technology that is owned by a third party that Seller and its Affiliates do not have the right to provide to Purchaser hereunder;

(f) enterprise deployed, centrally managed computer software and hardware used by Seller or its Subsidiaries prior to the Closing, including any such computer software or hardware that is used by or for the Business prior to or as of the Closing, and all licenses or other agreements with third parties concerning the use thereof other than the hardware and software included in the Transferred IT Infrastructure and other than software licenses to the extent provided in Section 6.12;

(g) all of Seller’s enterprise wide procurement contracts;

(h) fixtures and leasehold improvements at all locations; and office furniture and office equipment at all locations;

(j) all Excluded IT Infrastructure;

(k) all interests in real property;

(l) assets and Contracts relating to any Seller Plan or Non U.S. Benefits Plan, except as expressly provided in Section 6.6;

(m) all equity or other ownership interests in any Person;

(n) all assets and other rights sold or otherwise transferred or disposed of between the date of this Agreement and the Closing not in violation of the terms of this Agreement;

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(o) all rights of Seller and its Affiliates under this Agreement and the Transaction Documents;

(p) all books, records and other information prepared by Seller and its Subsidiaries in connection with the transactions contemplated hereby;

(q) all tangible personal property other than that specifically identified in Annex C as a Purchased Asset; and

(r) all rights arising from Excluded Liabilities.

For the avoidance of doubt and notwithstanding anything to the contrary, including without limitation any language contained in this Agreement or any other document or based on any Law, known or unknown, suspected or unsuspected, express or implied, in law or equity, Purchaser shall not assume any liabilities that are not (i) related primarily to the Business, (ii) expressly assumed in this Agreement, or (iii) related to any Business Employees other than the Transferred Employees or Automatic Transferred Employees, including without limitation salary, bonus or severance pay.

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ANNEX C

Purchased Assets

Purchased Assets consist solely of the following assets related to the Business:

(a)	All tangible personal property identified on Annex C-1 (collectively, the “Personal Property”);

(b)	all inventories to the extent exclusively used or held exclusively and directly for use in the Business (including raw materials, purchased goods, parts, containers, recycled materials, work in process, supplies, finished goods and demo and consignment inventory) on the books of the Seller Parties or their Subsidiaries, held by vendors or which otherwise are exclusively used or exclusively and directly held for use in the Business;

(c)	all customers’ files, credit information, supplier lists, parts lists, vendor lists, business correspondence, business lists, sales literature, promotional literature and other selling and advertising materials and all other assets and rights exclusively used in the distribution, sale or marketing of the IR Products; provided, however, that to the extent any such materials also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, Seller shall have the right to use and license others to use such materials and information (provided such use and licenses to use are not in violation of or otherwise inconsistent with the terms of this Agreement, the Avago General IP License Agreement or the Master Separation Agreement), and the original version of all such materials and of all tangible embodiments of such information shall not be a Purchased Asset and shall be retained by the Seller Parties with true, complete and correct copies of all such originals and tangible embodiments to be provided to Purchaser at Closing;

(d)	to the extent transferable (assuming receipt of any required third-party consent to such transfer), all right, title or interest of the Seller Parties and their Affiliates in or to: (A) the Business Intellectual Property Licenses, and (B) the Supplier Contracts, maintenance or service agreements, purchase orders for materials and other services, dealer and distributorship agreements, advertising and promotional agreements, equipment leases, licenses (but excluding licenses relating to Intellectual Property Rights other than Business Intellectual Property Licenses), joint ventures, partnership agreements or other Contracts (including any agreements of the Seller Parties or their Affiliates with suppliers, sales representatives, distributors, agents, lessees of Personal Property, licensors, licensees, consignors and consignees specified therein (but excluding licenses related to Intellectual Property Rights other than Business Intellectual Property Licenses)), in each case in this clause “(B)” that are exclusively related to the Business, (collectively, the “Transferred Contracts”), and with respect to any of the foregoing types or categories of Contracts in clause “(B)” that are directly but not exclusively related to the Business, the portion thereof relating to the Business to the extent the Seller Parties obtain the consent of the counterparty thereto to assign in part or otherwise divide such Contracts between Purchaser and the applicable Seller Party or its Affiliates in accordance with Sections 6.11 and 6.12 hereof and upon receipt of such consent such portion thereof shall become a Transferred Contract;

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(e)	all Transferred Business Technology and all Transferred IT Infrastructure;

(f)	all marketing, personnel, financial and other books and all other documents, microfilm and business records and correspondence wherever located, directly related to the Business; provided, however, that to the extent any such documents also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, the original version of such information shall not be a Purchased Asset (and Seller shall have the right to use such information, provided such use and licenses to use are not in violation of or otherwise inconsistent with the terms of the Noncompetition Agreement, the Avago General IP License Agreement or the Master Separation Agreement) and shall be retained by Seller with true, complete and correct copies thereof to be provided to Purchaser at Closing; provided, however, upon reasonable request, the Seller Parties will provide the Purchaser with reasonable access to the foregoing information that relates to the Business but does not directly relate to the Business; and

(g)	any and all assets associated with or allocated to Transferred Employees in accordance with Section 6.6;

(h)	the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights, including the goodwill of the Business appurtenant to trademarks included in the Transferred Business Intellectual Property, but subject to the terms of any licenses granted to third parties.

(i)	all rights of Seller under express or implied warranties from vendors related to the Purchased Assets to the extent transferable by Seller; and

(j)	all goodwill exclusively related to the Business.

With respect to the Purchased Assets identified in clause (a), to the extent such Purchased Assets are leased or licensed from a third party, the transfer to Purchaser shall only be to the extent of such lease or license.

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Exhibit A

JOINDER TO ASSET PURCHASE AGREEMENT

THIS JOINDER TO THE ASSET PURCHASE AGREEMENT (this “Joinder”) effecting a joinder to the ASSET PURCHASE Agreement, dated as of October 31, 2007 (the “Purchase Agreement”), by and among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”), Avago Technologies General IP (Singapore) Pte. Ltd, a company organized under the laws of Singapore (“Seller”), each Subsidiary of Seller Parent that executes a joinder to the Purchase Agreement pursuant to Section 6.7 thereof, and Lite-On Technology Corporation, a Taiwan corporation (“Purchaser”), is entered into as of             , 2007, by and among Seller Parent, Seller, Purchaser and             , a              corporation and a Subsidiary of Seller Parent , a Delaware corporation and a Subsidiary of Seller Parent and [other Subsidiaries as applicable] (the “Other Sellers”).

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Joinder. Each Other Seller hereby joins in and becomes a party to the Purchase Agreement as if it were an original party thereto and becomes jointly and severally bound with the other Seller Parties for all terms, conditions, representations, warranties, covenants, and agreements applicable to the Seller Parties, as more fully set forth in the Purchase Agreement, a copy of which is attached hereto as Exhibit A.

3. Representations and Warranties. Each Other Seller represents to the Purchaser that the representations and warranties set forth in Article IV of the Purchase Agreement are true and correct as to the Other Seller as if such representations and warranties were fully set forth in this Section 3 as of the date hereof.

4. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4.

5. Governing Law. This Joinder and all claims arising out of this Joinder shall be governed by, and construed in accordance with, the Laws of Singapore, without regard to any conflicts of law principles that would result in the application of any law other than the law of the Singapore.

6. Purchase Agreement Controls. If any provision of this Joinder is in conflict with or inconsistent with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall control.

7. Binding Effect. This Joinder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Joinder to Purchase Agreement has been duly executed and delivered by the parties as of the date first above written.

AVAGO TECHNOLOGIES LIMITED

By:
Name:
Title:

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

By:
Name:
Title:

LITE-ON TECHNOLOGY CORP.

By:
Name:
Title:

[OTHER SELLERS]

EXHIBIT A

PURCHASE AND SALE AGREEMENT

EXHIBIT B

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is effective as of the Closing Date (as defined herein), between AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD., a Singaporean corporation (“Avago”), and Lite-On Technology Corporation, a Taiwan corporation (“Purchaser”).

WHEREAS, Avago and certain direct and indirect affiliates of Avago are engaged in, among other things, the Business (as defined below);

WHEREAS, Avago’s affiliated companies Avago Technologies Pte. Ltd. and certain of its Subsidiaries (the “Selling Entities”), and Purchaser have entered into an Asset Purchase Agreement, dated as of October 31, 2007 (“Purchase Agreement”), pursuant to which Purchaser shall purchase and assume, and the Selling Entities shall sell, transfer and assign substantially all of the equity, assets and liabilities of the Business to Purchaser; and

WHEREAS, as part of the foregoing, Avago desires to license to Purchaser certain of its intellectual property rights that have not been assigned to Purchaser under the Purchase Agreement and Purchaser desires to license to Avago certain intellectual property rights assigned to Purchaser under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified in this Article I. Other terms that are capitalized but not specifically defined below shall have the meaning set forth in the Purchase Agreement.

1.1 AVAGO’S FIELD OF USE. “Avago’s Field of Use” means the business of Avago and its Subsidiaries and Affiliates, as currently or hereafter conducted, other than IR Products. Notwithstanding the foregoing, Avago’s Field of Use shall include products, services and other activities related to IR Products, but only to the extent that such products, services and activities are components of products of the Retained Business, are incidental to the development or sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.2 AVAGO PRODUCTS. “Avago Products” means any and all products and services of the businesses in which Avago or any of its Subsidiaries or Affiliates is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Avago or any of its Subsidiaries or Affiliates is acting as a contract manufacturer or foundry for such Third Parties), other than IR Products. Notwithstanding the foregoing, Avago’s Products shall include products and services related to IR Products, but only to the extent that such products and services are components of products of the Retained Business, are incidental to the development and sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.3 CONFIDENTIAL INFORMATION. “Confidential Information” has the meaning set forth in Article V.

1.4 FIRST EFFECTIVE FILING DATE. “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (i) the actual filing date of the United States Patent application which issued into such Patent, (ii) the priority date under 35 U.S.C. § 119 for such Patent, or (iii) the priority date under 35 U.S.C. § 120 for such Patent.

1.5 IMPROVEMENTS. “Improvements” to Technology means (i) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship, (ii) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (iii) with respect to Mask Work Rights, trade secrets and other intellectual property rights included within the definition of Technology and not covered by Section 1.3(i) – (ii) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

1.6 LICENSED BUSINESS PATENTS. “Licensed Business Patents” means:

(a) every Patent other than design patents to the extent entitled to a First Effective Filing Date prior to the Closing Date, provided that Avago (or any Subsidiary or Affiliate of Avago):

(i) has ownership or control of such Patent, or

(ii) otherwise has the right under such Patent to grant licenses of the type and on the terms herein granted by Avago without the obligation to pay royalties or other consideration to Third Parties; and

(iii) is not restricted from granting a license under such Patents by any other agreements; and

(b) applications for the foregoing Patents described in Section 1.4, including without limitation any continuations, continuations-in-part, divisions and substitutions.

1.7 PURCHASER’S FIELD OF USE. “Purchaser’s Field of Use” means the field of the Business as currently or hereafter conducted, including the design, manufacture, supply, distribution, sale, support and maintenance of Purchaser Products.

1.8 PURCHASER PRODUCTS. “Purchaser Products” means IR Products sold by Avago and its Subsidiaries, or after the Closing, by the Purchaser or any of its Affiliates, and all modified versions thereof, any reasonably foreseeable extensions or improvements thereto, or any new IR Products that are developed to replace products existing as of the Closing, that are sold by Purchaser or its Subsidiaries or Affiliates after the Closing as IR Products.

1.9 THIRD PARTY. “Third Party” means a Person other than Avago and its Subsidiaries and Affiliates or Purchaser and its Subsidiaries and Affiliates.

ARTICLE II

PATENT LICENSE GRANTS

2.1 LICENSE GRANTS TO PURCHASER. Avago grants (and agrees to cause its appropriate Subsidiaries and Affiliates to grant) effective as of the Closing Date to Purchaser, under the Licensed Business Patents, an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Purchaser Products solely within the Purchaser’s Field of Use. With respect to those Licensed Business Patents owned by a Third Party, if any, (a) the license shall be non-exclusive, and (b) the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Avago and such Third Party.

2.2 SUBLICENSE RIGHTS OF PURCHASER.

(a) Subject to Sections 2.2(a) and (b) below and to Section 2.3, Purchaser may grant sublicenses to its respective Subsidiaries and Affiliates within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliates, to another Subsidiary or Affiliate of Purchaser).

(b) Any sublicense under Section 2.2(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary or Affiliate of Purchaser.

(c) Any licenses granted by Purchaser or its Subsidiaries or Affiliates to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Purchaser Product in the form of software may include a sublicense under the Licensed Business Patents within the scope of Purchaser’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Purchaser Product.

2.3 HAVE MADE RIGHTS OF PURCHASER. Purchaser understands and acknowledges that the “have made” rights granted to it in Section 2.1, and the sublicenses of such “have made” rights granted pursuant to Section 2.2, are intended to cover only the products of Purchaser and its Subsidiaries and Affiliates (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Purchaser may undertake through Third Parties for Third Parties.

2.4 LICENSE GRANTS BACK TO AVAGO. Purchaser grants back (and agrees to cause its appropriate Subsidiaries and Affiliates to grant back) to Avago, under the Patents included in the Transferred Business Intellectual Property (excluding all design patents included therein), an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable

(except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, solely within the Avago’s Field of Use, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Avago Products.

2.5 SUBLICENSE RIGHTS OF AVAGO.

(a) Subject to Sections 2.5(b) and (c) below and to Section 2.6, Avago may grant sublicenses to its respective Subsidiaries and Affiliates within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliate of Avago).

(b) Any sublicense under Section 2.5(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary or Affiliate of Avago.

(c) Any licenses granted by Avago or its Subsidiaries or Affiliates to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Avago Product in the form of software may include a sublicense under the Patents included in the Transferred Business Intellectual Property within the scope of Avago’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Avago Product.

2.6 HAVE MADE RIGHTS OF AVAGO. Avago understands and acknowledges that the “have made” rights granted to it in Section 2.4, and the sublicenses of such “have made” rights granted pursuant to Section 2.5, are intended to cover only the products of Avago and its Subsidiaries and Affiliates (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Avago may undertake through Third Parties for Third Parties.

2.7 DURATION.

(a) All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent; provided, however, that licenses for those Licensed Business Patents owned by a Third Party shall expire on the expiration of the term of the relevant license agreement between Avago and such Third Party.

(b) All sublicenses granted pursuant to this Agreement to a particular Subsidiary or Affiliate of a party shall terminate on the date that the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate of that party.

ARTICLE III

OTHER LICENSE GRANTS

3.1 LICENSE TO PURCHASER.

(a) Avago grants (and agrees to cause its appropriate Subsidiaries and Affiliates to grant) effective as of the Closing Date to Purchaser and its Subsidiaries the following irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable

(except as specified in Section 9.12 below) licenses, with right of sublicense as set forth below, under its and their applicable Intellectual Property Rights as well as sublicensable Third Party Intellectual Property Rights, solely within the Purchaser’s Field of Use:

(i) under its and their Copyrights and sublicensable Third Party Copyrights in and to the Licensed Business Technology, (A) to reproduce and have reproduced the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, in whole or in part, in order to create or as part of Purchaser Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in such Licensed Business Technology in order to create Purchaser Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser as part of Purchaser Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, as part of Purchaser Products;

(ii) under its and their Database Rights and sublicensable Third Party Database Rights in and to the Licensed Business Technology, to develop or have developed Improvements and to extract data from the databases included in such Licensed Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Purchaser Products and to sell such Purchaser Products that incorporate such data, databases and Improvements thereof prepared by or for Purchaser;

(iii) under its and their Mask Works and sublicensable Third Party Mask Works in and to the Licensed Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in such Licensed Business Technology and embodied in Purchaser Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.1(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets and Industrial Designs and sublicensable Third Party Trade Secrets and Industrial Designs in and to the Licensed Business Technology, to develop or have developed Improvements and to use such Licensed Business Technology and Improvements thereof prepared by or for Purchaser to design, develop, manufacture and have manufactured, offer to sell, sell, support, and maintain Purchaser Products and make Improvements to Purchaser Products

(b) With respect to Licensed Business Technology owned by a Third Party, the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Avago and such Third Party.

(c) Without limiting the generality of the foregoing, licenses granted in Section 3.1(a) above, with respect to software included within the Licensed Business Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Purchaser or its Subsidiaries or Affiliates to create Purchaser Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Purchaser or its Subsidiaries, in source code and object code form, as part of Purchaser Products.

(d) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers and foundries manufacture Purchaser Products for Purchaser.

(e) Purchaser may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above as follows:

(i) Purchaser may grant sublicenses to its Subsidiaries and Affiliates for so long as they remain its Subsidiaries or Affiliates, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliates of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary or Affiliate; and

(ii) Purchaser and its Subsidiaries and Affiliates may grant sublicenses with respect to Purchaser Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.2 LICENSE BACK TO AVAGO.

(a) Purchaser grants back (and agrees to cause its appropriate Affiliates and Subsidiaries to grant back) to Avago and its Subsidiaries and Affiliates the following personal, irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 9.12 below) licenses under its and their applicable Intellectual Property Rights, together with the right to sublicense to Third Parties subject to the terms of this Agreement, solely within the Avago Field of Use:

(i) under its and their Copyrights in and to the Transferred Business Technology, (A) to reproduce and have reproduced the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Avago, in whole or in part, in order to create or as part of Avago Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Transferred Business Technology in order to create Avago Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Avago as part of Avago Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Avago, as part of Avago Products;

(ii) under its and their Database Rights in and to the Transferred Business Technology, to develop or have developed Improvements and to extract data from the databases included in the Transferred Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Avago Products and to sell such Avago Products that incorporate such data, databases and Improvements thereof prepared by or for Avago;

(iii) under its and their Mask Works in and to the Transferred Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in the Transferred Business Technology and embodied in Avago Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.2(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets, Industrial Designs and other intellectual property rights in and to the Transferred Business Technology, to use the Transferred Business Technology and Improvements thereof prepared by or for Avago to design, develop, to manufacture and have manufactured, offer to sell, sell, support and maintain Avago Products and make Improvements to such Avago Products.

(b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Transferred Business Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Avago or its Subsidiaries and Affiliates to Avago Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Avago or its Subsidiaries and Affiliates, in source code and object code form, as part of Avago Products.

(c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers and foundries manufacture Avago Products for Avago and its Subsidiaries and Affiliates.

(d) Avago may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above as follows:

(i) Avago may grant sublicenses to its Subsidiaries and Affiliates for so long as they remain its Subsidiaries and Affiliates, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliate of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary or Affiliate; and

(ii) Avago or its Subsidiaries or Affiliates may grant sublicenses with respect to Avago Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.3 IMPROVEMENTS. As between the parties, after the Closing Date:

(a) Avago hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Transferred Business Technology made by or for Avago in the exercise of the licenses granted to it hereunder, subject only to the ownership of Purchaser in the underlying Transferred Business Technology and the non-competition terms agreed to by Avago pursuant to the Purchase Agreement. Avago shall not have any obligation under this Agreement to notify Purchaser of any Improvements made by or for it or to disclose or license any such Improvements to Purchaser; and

(b) Purchaser hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Licensed Business Technology made by or for Purchaser in the exercise of the licenses granted to it hereunder, subject only to the ownership of Avago in the underlying Licensed Business Technology. Purchaser shall not have any obligation under this Agreement to notify Avago of any Improvements made by or for it or to disclose or license any such Improvements to Avago.

3.4 DURATION OF SUBLICENSES TO SUBSIDIARIES AND AFFILIATES. Any sublicenses granted to a particular Subsidiary or Affiliate by a party shall terminate upon the date that such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate of that party.

3.5 NO PATENT LICENSES. Nothing contained in this Article 3 shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable licenses granted by Avago to Purchaser and by Purchaser to Avago with respect to Patents are set forth in Article II above.

ARTICLE IV

ADDITIONAL OBLIGATIONS

4.1 ADDITIONAL OBLIGATIONS WITH REGARD TO PATENTS. Purchaser acknowledges that its employees and contractors who are former Avago or Avago Affiliate employees and contractors have a continuing duty to assist Avago with the prosecution of Licensed Business Patent applications and other Patent applications owned by Avago and, accordingly, Purchaser agrees to make available, to Avago or its counsel, on reasonable advance written notice, inventors and other persons employed by Purchaser for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of such Patent applications, including the signing of documents related thereto. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by Avago, expressly excluding the value of the time of such Purchaser personnel; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Purchaser for the value of the time of Purchaser’s employees as reasonably required.

4.2 ASSIGNMENT OF PATENTS. Neither party shall assign or grant any rights under any of the Licensed Business Patents unless such assignment or grant is made subject to the licenses granted in this Agreement.

4.3 RESPONSE TO REQUESTS. Avago shall, upon a request from Purchaser sufficiently identifying any Patent or Patent application, inform Purchaser as to the extent to which said Patent or Patent application is subject to the licenses and other rights granted hereunder.

ARTICLE V

CONFIDENTIALITY

5.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Notwithstanding the foregoing, after the Closing Date all Transferred Business Technology shall be deemed the Confidential Information of Purchaser, not of Avago. Except as authorized in writing by the other party, neither party shall at any time use or disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Avago or its respective Subsidiaries, as the case may be; (ii) except as may reasonably be required after the Closing Date (A) by Purchaser or its Subsidiaries in connection with the use of the Licensed Business Technology and the operation of the Business or (B) by Avago or its Subsidiaries in connection with the licensed use of the Transferred Business Technology and the operation of its business; (iii) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality; and (iv) in the course of due diligence in connection with the sale of all or a portion of either party’s business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 5.1 and 5.2 hereof.

5.2 EXCEPTIONS. The obligation not to disclose information under Section 5.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 5.2 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

5.3 DURATION. The obligations of the parties set forth in this Article V with respect to the protection of Confidential Information, shall remain in effect until five (5) years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE VI

TERMINATION

6.1 VOLUNTARY TERMINATION. By written notice to the other party, either party may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Intellectual Property Rights, Technology, product or service.

6.2 SURVIVAL. Any voluntary termination by either party of the license and rights granted to it by the other party under Section 6.1 hereof shall not affect such party’s license and rights with respect to any licensed product made or service furnished prior to such termination, and shall not affect the license rights it has granted to the other party hereunder.

6.3 NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder during the applicable term of such licenses, or of any other provision hereof, shall be, subject to the requirements of Article VII, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Article 7.

7.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a first tier negotiating team comprised of director or general manager level employees of such party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then each party shall select a second tier negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 7.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 7.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation or arbitration.

7.2 FAILURE TO RESOLVE DISPUTES. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 7.1, the parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

7.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating arbitration if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that arbitration is commenced under this Section 7.3, the parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 7.1 and 7.2 hereof during the course of such arbitration proceedings under this Section 7.3.

7.4 PAY AND DISPUTE. Except as provided herein, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party’s invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Article 7. If the party that paid the invoice is found pursuant to this Article 7 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at an annual rate of the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes, from the party found responsible for such payment.

ARTICLE VIII

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT,

WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS OR ITS SUBSIDIARIES’ OR AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY OR SUCH OTHER PARTY’S SUBSIDIARIES OR AFFILIATES, OR FOR ANY DISCLOSURE OF CONFIDENTIAL INFORMATION.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Purchase Agreement, neither party nor any of its Subsidiaries or Affiliates makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any patent or other intellectual property right of any Third Party. Except as otherwise set forth herein or in the Purchase Agreement, neither party nor any of its Subsidiaries or Affiliates makes any warranty or representation as to the validity or scope of any Patent licensed by it to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other Intellectual Property Right of any Third Party.

9.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this Agreement. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Licensed Business Technology or Transferred Business Technology), except as specifically provided herein or in the Purchase Agreement.

9.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any Third Party. Avago shall not have any right to institute any action or suit against Third Parties for infringement of any of the Transferred Business Intellectual Property Rights. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Business Intellectual Property Rights.

9.4 NO OBLIGATION TO OBTAIN OR MAINTAIN RIGHTS IN TECHNOLOGY. Except as otherwise set forth herein or in the Purchase Agreement, neither party, nor any of its Subsidiaries, shall be obligated to provide the other party with any technical assistance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.

9.5 NO OBLIGATION TO OBTAIN OR MAINTAIN PATENTS OR TRADEMARKS. Neither Avago, nor any of its Subsidiaries is obligated to (i) file any Patent application, or to secure any Patent or Patent rights or (ii) to maintain any Patent in force. Neither Avago, nor any of its Subsidiaries is obligated to (i) file any Trademark application, or to secure any Trademark rights or (ii) to maintain any Trademark registration in force.

9.6 RECONCILIATION. The parties acknowledge that, as part of the transfer of Transferred Business Intellectual Property, Transferred Business Technology, and Transferred Business Intellectual Property Rights, Avago may inadvertently retain Technology or Intellectual Property that should have been transferred to Purchaser as part of the contemplated transfer of assets, and Purchaser may inadvertently acquire Technology or Intellectual Property that should not have been thereby transferred. Each party agrees to transfer to the other any such later discovered Technology or Intellectual Property, subject to the licenses set forth above, at the reasonable request of the appropriate owner of such Technology or Intellectual Property.

9.7 NON-COMPETITION AGREEMENT. All licenses and other rights granted by Purchaser or retained by Avago under this Agreement, including without limitation all rights referred to at Articles 2.4, 2.5, 3.2, 3.3, are subject to the terms and conditions of the Non-Competition Agreement executed between Avago and Purchaser on or about October 31, 2007, for the term of such agreement, whose terms and conditions are incorporated herein by reference as if attached as an Exhibit hereto.

9.8 ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore, without regard to any conflicts of laws principles.

CONSENT TO ARBITRATION IN SINGAPORE. Each Party hereby irrevocably agrees that all disputes arising out of this Agreement or any transaction contemplated thereby shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each of the Parties, further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Section 9.12 shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto. This Section sets forth the exclusive means of resolving disputes pertaining to this Agreement except as expressly provided to the contrary herein.

9.11 SECTION HEADINGS. The section headings contained in this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

9.12 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

If to Purchaser:	Lite-On Technology Corporation
90, Chien I Road
Chung-Ho, Taipei Hsien 235
Taiwan, ROC
Attention: Rex Chuang
Fax: +886-2-2221-1948

with copies to:	Lite-On Technology Corporation
22F, 392 Ruey Kuang Rd.
Neihu, Taipei 114
Taiwan, ROC
Attention: General Counsel
Fax: +886-2-8798-2047

If to Avago:	Avago Technologies General IP (Singapore) Pte. Ltd.
c/o Avago Technologies US, Inc.
350 W. Trimble Road
San Jose, CA 95131
Attn: Legal Department, Important Legal Notice
Fax: +1 (408) 435-4174

with a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Luke Bergstrom
Anthony Klein
Fax: (650) 463-2600

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 9.11, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

9.13 NONASSIGNABILITY.

(a) Neither party may, directly or indirectly, in whole or in part, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party; provided, however, that either party may assign this Agreement without such consent to an entity that succeeds to all or substantially all of its business or assets to which this Agreement relates, subject to the terms of Section 9.12(c) below.

(b) In addition, each party (including its respective Subsidiaries or Affiliates or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole, without consent, in connection with a corporate reorganization that places such party in a substantially equivalent position in terms of business, assets or ownership of such party as before the reorganization (e.g., a reorganization in another jurisdiction).

(c) In the event of any assignment or transfer under this Section 9.12 that is not covered by Section 9.12(b) above, Purchaser promptly shall give notice of such acquisition to Avago. The Patent license granted to Purchaser by Avago pursuant to Article II of this Agreement, and any sublicenses granted by Purchaser to its Subsidiaries, shall automatically become limited to the products, processes and services of Purchaser or its Subsidiaries that are commercially released or for which substantial steps have been taken to commercialization as of the effective date of the acquisition and for new versions that have merely minor incremental differences from such products, processes and services and shall not in any event include any products, processes or services of the acquiring party; provided, however, that in any event such license shall be terminable at will by Avago if Avago and the acquiring party are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) at the time that the acquisition agreement is entered into, or if such proceedings are initiated by the acquiring party within one hundred twenty-one days (121) days after the date that the acquisition agreement is entered into.

(d) No assignment or transfer made pursuant to Section 9.12 shall release the transferring or assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.14 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Avago and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

9.15 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 9.15, provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Intellectual Property License Agreement effective as of the Closing Date.

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.	LITE-ON TECHNOLOGY CORPORATION

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT C

FORM OF MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into this          day of                     , 2007, by and between Avago Technologies General IP (Singapore) Pte Ltd., a company organized under the laws of Singapore (“Seller”) and Lite-On Technology Corp., a corporation organized under the laws of Taiwan (“Buyer”), and is effective as of the Closing Date.

RECITALS

A. Pursuant to that certain Asset Purchase Agreement dated October 31, 2007, by and between Buyer and Seller (the “Purchase Agreement”), Buyer has agreed to purchase from Seller and Seller has agreed to sell to Buyer certain assets, properties, rights and claims of, and related to, the Business. Seller and Buyer are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Purchase Agreement.

B. In connection with the Purchase Agreement, Buyer desires that Seller provide Buyer with certain transition services following the Closing Date, as more fully set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, Seller and Buyer each hereby agree as follows:

AGREEMENT

1. TRANSITION SERVICES. During the term of this Agreement, Seller shall provide Buyer the services more particularly described on Schedule A (the “Services”). The Parties may, by mutual written consent, amend Schedule A to include other services (“Additional Services”). The Services and the Additional Services are collectively referred to herein as the “Transition Services” and each service a “Transition Service.”

2. CHANGE CONTROL PROCEDURES. The Parties acknowledge that the scope or characteristics of the Transition Services may change during the term of this Agreement as Buyer completes its transition from dependence on Seller services. The Parties agree to use reasonable change control procedures to notify the other of intended material changes requested regarding the Services and the potential effects of such changes following procedures. A Party requesting a change will give the other Party written notice of the proposed change as well as the anticipated effects of the change. The other Party will respond promptly in writing on the feasibility of the proposed change, any additional fees required and any effects the change may have on the applicable Services or on other Services. The Parties will discuss in good faith whether to implement the proposed change and in the absence of written agreement, the change will not be implemented.

3. MANAGEMENT AND CONFLICT RESOLUTION

(a) Seller Manager. During the term of this Agreement, Seller will appoint an employee (the “Seller Manager”) to have overall responsibility during the term of this Agreement for managing and coordinating the delivery of the Transition Services and one employee for each category of service. The Seller Manager and each of the sub-managers will coordinate and consult with the Buyer Manager (as defined in Section 3(b)) and the Buyer sub-managers. Seller may, at its discretion, designate other individuals to serve in these capacities during the term of this Agreement.

(b) Buyer Manager. During the term of this Agreement, Buyer will appoint an employee (the “Buyer Manager”) to have overall responsibility for managing and coordinating the delivery of the Transition Services and one of its employees for each category of service. The Buyer Manager and each of the Buyer sub-managers will coordinate and consult with the Seller Manager and each of the Seller sub-managers. Buyer may, at its discretion, designate other individuals to serve in these capacities during the term of this Agreement.

(c) Conflict Resolution.

(i) If Buyer determines that Seller has failed materially to perform its obligations for a particular Transition Service, the Buyer Manager will notify the Seller Manager of the deficiency. Upon receipt of notice, the Parties will promptly consider a corrective action plan in person or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. If the Parties cannot agree upon a corrective action plan within fifteen (15) days of the original notice date, the issue will be escalated in accordance with Section 3(c)(ii) below.

(ii) If the issue is not resolved in accordance with Section 3(c)(i) above, the issue will promptly be elevated to senior management at the respective Parties. For Buyer, escalation will be made to Rex Chuang. For Seller, escalation will be made to Ted Kevranian. The respective management representatives will promptly discuss the issue in person or by telephone and the Parties will attempt in good faith to resolve the issue for a period of ten (10) days. If the issue is not resolved, as agreed by the Parties, within such ten (10) day period, the issue will be escalated to the chief executive officers of the Parties for resolution.

(iii) In the event that the chief executive officers are unable to resolve a dispute as set forth in Section 3(c)(ii) above within ten (10) days, Buyer shall have the right to institute legal action in accordance with Section 12(c) below.

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4. TERM AND TERMINATION.

(a) Term. The term of this Agreement shall commence on the Closing Date and shall continue until the later of (i) the expiration of one hundred eighty (180) days from the Closing Date (the “Initial Period”) or (ii) the expiration of the period of time after the Initial Period during which the Parties have mutually agreed in writing prior to the expiration of the Initial Period that Seller will provide Transition Services to Buyer (the “Extended Period”). The Agreement may be terminated earlier as set forth in this Section 4.

(b) Early Termination of Transition Service. During the Initial Period and any Extended Period, Buyer may terminate any Transition Service upon five (5) days prior written notice to Seller. As soon as reasonably practicable following receipt of any such notice, but in no event later than five (5) days after receipt of notice, Seller shall advise Buyer as to whether termination of such Transition Service will result in any early termination costs or expenses, including those related to third party providers. Buyer may withdraw its termination notice within five (5) business days after receipt of notice of such early termination expenses. If Buyer does not withdraw its termination within such period, the termination shall be final. Upon such termination, Buyer’s obligation to pay for such Transition Service(s), if any, shall terminate, and Seller shall cease, or cause its Affiliates or third party service providers to cease, providing the terminated Transition Service(s). Buyer will reimburse Seller for the reasonable termination costs actually incurred by Seller resulting from Buyer’s early termination of such Transition Services if Seller has provided Buyer notice of such expenses as set forth above.

(c) Termination of Agreement for Cause. This Agreement may be terminated by either Party if the other Party materially breaches any provision of this Agreement, and such material breach or default has not been cured within thirty (30) days after such breaching Party’s receipt of notice of such a material breach or default from the non-breaching Party.

(d) Termination of Purchase Agreement. Notwithstanding the foregoing, this Agreement shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

(e) Effect of Termination. Immediately following the expiration or termination of this Agreement, Seller shall cease, or cause its Affiliates or third party providers to cease, providing the Transition Services. Immediately following the termination or expiration of this Agreement or the termination of any particular Transition Service, the Seller and Buyer shall cooperate in order to transfer (at Buyer’s reasonable expense) all books, records and files and take all other actions necessary to provide Buyer with sufficient information to make alternate arrangements to perform or obtain from third parties comparable services with respect to the applicable Transition Service(s). Sections 4(e), 7, 8, 10, 11, and 12 shall survive any expiration or termination of this Agreement.

5. PAYMENT AND FEES. Buyer agrees to pay Seller the amounts set forth in Schedule A for the Services listed therein. For any Transition Services performed hereunder during the Extended Period, or for any Additional Services, the Parties shall mutually agree in advance upon the fees therefor. Except as expressly set forth herein, Seller shall be responsible for all third party expenses related to the performance of the Transition Services. Unless the

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Parties otherwise agree, amounts payable hereunder will be billed and paid in U.S. dollars. All charges based on a monthly or other time basis will be pro rated based on actual days elapsed during the period of service. Within thirty (30) days after the end of each fiscal month, Seller will submit one (1) invoice to Buyer for any amounts payable by Buyer hereunder for the previous month. Buyer will pay all amounts due pursuant to this Agreement within thirty (30) days after the receipt of the applicable invoice from Seller. Upon the termination of any Transition Service in accordance with Section 4 above, other than for termination for cause by Buyer, the amounts to be paid under this Section 5, if any, will be the accrued pro rated daily fees for the terminated applicable Transition Services. Seller shall be entitled to charge Buyer for any sales tax, withholding tax, VAT or similar charges that they are legally required to charge, other than any taxes based on the net income of Seller.

6. RECORDS AND AUDITS

(a) Records. Seller will maintain (and, as applicable, cause its Affiliates to maintain) accurate and complete records regarding its activities relating to this Agreement and the means of calculating the amounts billed to Buyer hereunder. Such books and records will be kept in a manner consistent with Seller’s practices prior to the Closing and, in any event, in accordance with good administrative practice and generally accepted accounting principles. Seller will retain (and, as applicable, cause its Affiliates to retain) all such records until two (2) years after any termination or expiration of this Agreement, unless otherwise directed by Buyer.

(b) Audits. Upon ten (10) days notice to Seller, Buyer and its designees will have the right to inspect and audit all the relevant records and books of account of Seller and its Affiliates to verify the accuracy of all payments made or to be made by Buyer pursuant to Section 5, provided that Buyer may not exercise this right more than once per calendar year. Any audit by Buyer or its designees will be conducted during regular business hours at the facilities of Seller or its Affiliates, and in a manner that does not unreasonably interfere with the normal business activities of Seller or its Affiliates. If any audit reveals an overpayment by Buyer, Seller will promptly refund any overpayment. If any audit reveals an underpayment by Buyer, Buyer will promptly pay to Seller any underpayment. The costs of any such audit shall be borne by Buyer. However, if any audit reveals an overpayment by Buyer exceeding ten percent (10%) during the audited period, Seller will reimburse Buyer for the costs of conducting the audit.

7. OWNERSHIP OF WORK PRODUCT. Any and all works, data, designs, drawings, software code, manuals, reports, documents, content or other deliverables created by Seller in the performance of a Transition Service pursuant to this Agreement shall be owned by Seller unless expressly agreed in advance to the contrary.

8. CONFIDENTIALITY

(a) Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, where such information (i) is marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible

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(including electronic) form and delivered to the Receiving Party within thirty (30) days of disclosure, or (ii) is provided under circumstances reasonably indicating that it constitutes confidential and proprietary information of the Disclosing Party shall constitute the “Confidential Information” of the Disclosing Party. The Receiving Party may disclose Confidential Information only to those employees and subcontractors who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third Party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees and subcontractors with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party.

(b) Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (i) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third Party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (iii) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (iv) was subsequently lawfully disclosed to the Receiving Party by a person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (v) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

(c) Access. Upon a Disclosing Party’s request from time to time or upon the expiration or termination of this Agreement or, with respect to any particular Confidential Information of Buyer, on such earlier date that the same will be no longer required by Seller in order to render the Transition Services hereunder, the Receiving Party will promptly provide an electronic copy of all of Disclosing Party’s Confidential Information in Receiving Party’s (or its Affiliates’ or subcontractors’) possession or control to Disclosing Party, in the format reasonably requested by Disclosing Party. If Disclosing Party requests at any time, Receiving Party will destroy (and, as applicable, cause its Affiliates or subcontractors to destroy) all copies (other than back-up tapes made in the ordinary course) of the Disclosing Party Confidential Information in Receiving Party’s (or its Affiliates’ or subcontractors’) possession or control. Receiving Party will not withhold (or permit any of its Affiliates or subcontractors to withhold) any of Disclosing Party’s Confidential Information as a means of resolving any dispute. Receiving Party and its Affiliates will not possess or assert any lien or other right against or to Disclosing Party’s Confidential Information.

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(d) Injunctive Relief. Each Party acknowledges and agrees that the other Party would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a breach by such Party of obligations under this Section 8. Each Party further acknowledges and agrees that equitable relief, including injunctive relief, would be appropriate to protect the non-breaching Party’s rights and interests if such a breach were to arise, be threatened, or be asserted, and the non-breaching Party will be entitled to seek the entry of an order for immediate injunctive relief.

9. PERSONNEL.

(a) Right to Designate and Change Personnel. Seller will make available such personnel as will be required to provide the Transition Services. Seller may, in its sole discretion, designate which personnel will perform the Transition Services. Seller also may, in its sole discretion, remove and replace any such personnel at any time or designate any of its Affiliates or a third party provider at any time to perform the Transition Services; provided, however, that Seller will use reasonable efforts to limit the disruption to Buyer in the transition of the Transition Services to different personnel or a third party. In the event that personnel with the designated level of experience are not then employed by Seller, Seller will use reasonable efforts to provide other personnel or third party personnel having an adequate level of experience.

(b) Responsibility for Seller Personnel. All Seller Personnel providing Transition Services under this Agreement will be deemed to be employees or representatives solely of Seller (or its Affiliates) for purposes of all compensation and employee benefits and not to be employees or representatives of Buyer. Seller (or its Affiliates) will be solely responsible for payment of (i) all income, disability, withholding, and other employment taxes and (ii) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Seller who perform Transition Services. Any request by Buyer for travel by any Seller employee will be considered and treated as a request for Additional Services pursuant to Section 1 and the costs of such travel shall be charged to Buyer as additional fees.

10. NO WARRANTY. Seller provides the Services under this Agreement, and any results therefrom, “AS IS” and without any warranty of any kind. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT WITH RESPECT TO EITHER PARTY’S OBLIGATIONS OF CONFIDENTIALITY PURSUANT TO SECTION 8, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING HEREUNDER, INCLUDING ANY SCHEDULES ATTACHED HERETO.

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12. MISCELLANEOUS.

(a) Relationship of the Parties. Each Party is and will remain at all times an independent contractor of the other Party in the performance of the Transition Services. In all matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents, and employees or agents of one Party shall not be considered employees or agents of the other Party. Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or persons referred to herein and each Party shall be responsible only for its respective obligations as set forth in this Agreement.

(b) Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services. Neither Party will take any action in violation of any applicable law, rule, ordinance or regulation that could reasonably be expected to result in liability being imposed on the other Party.

(c) Governing Law. The laws of Singapore (without reference to its principles of conflicts of law) shall govern this Agreement. Each Party hereby irrevocably agrees that all disputes arising out of this Agreement or any transaction contemplated thereby shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each of the Parties, further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Section 12(i) shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto. This Section sets forth the exclusive means of resolving disputes pertaining to this Agreement except as expressly provided to the contrary herein.

(d) Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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(e) Entire Agreement. This Agreement, together with the Purchase Agreement and the documents contemplated to be delivered at the Closing, contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

(f) Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

(i) Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by fax, provided that the fax is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Seller:

Avago Technologies General IP (Singapore) Pte Ltd.

c/o Avago Technologies US Inc.

350 West Trimble Road

Building 90

San Jose, CA 95131

Attention: General Counsel

Fax: (408) 435-4172

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Luke Bergstrom, Esq.

Fax: (650) 463 2600

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To Buyer:

Lite-On Technology Corporation

90, Chien I Road

Chung-Ho, Taipei Hsien 235

Taiwan

Attn: Rex Chuang

Fax: +886-2-2221-1948

with a copy to:

Lite-On Technology Corporation

22F, 392 Ruey Kuang Road

Neihu, Taipei 114

Taiwan

Attention: General Counsel

Fax: +886-2-8798-2047

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

LITE-ON TECHNOLOGY CORPORATION

By:

Name:

Title:

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE LTD.

By:

Name:

Title:

EXHIBIT D

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is being executed and delivered as of                      , 2007 by AVAGO TECHNOLOGIES LIMITED, a company organized under the laws of Singapore (“Seller Parent”), AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD., a company organized under the laws of Singapore (the “Seller,” and collectively with Seller Parent, the “Seller Parties”), and LITE-ON TECHNOLOGY CORPORATION, a Taiwan corporation (the “Purchaser,” and collectively with the Seller Parties, the “Parties”) and is effective as of the Closing Date.

RECITALS

A. The Seller Parties and Purchaser have entered into an Asset Purchase Agreement dated as of October 31, 2007 (the “Purchase Agreement”) pursuant to which the Seller Parties and certain of their Subsidiaries are selling certain assets related to the Business (as defined therein) to the Purchaser. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

B. The Seller Parties have conducted and are conducting the Business on a worldwide basis.

AGREEMENT

The parties hereto, intending to be legally bound, hereby agree as follows:

1. Non-Competition.

(a) In order that Purchaser may have and enjoy the full benefit of the Business, the Seller Parties agree that for a period commencing on the Closing Date and ending on the third anniversary thereof (the “Non-Competition Period”), the Seller Parties shall not, and shall cause their Subsidiaries not to, engage, directly or indirectly, in a Competing Business or acquire more than ten percent (10%) of the outstanding equity interest in any Business Competitor. For purposes of this Agreement: (i) “Competing Business” shall mean designing, developing, researching, manufacturing, supplying, distributing, selling, supporting, maintaining or servicing any IR Product; and (ii) “Business Competitor” shall mean any Person that derived more than 10% of its consolidated gross revenues from Competing Businesses during the four fiscal quarters prior to the Seller Parties or any of their Subsidiaries entering into an agreement providing for the investment in or acquisition of such Person, for which financial statements are available. Notwithstanding the foregoing, the provisions of this Section 1 shall not restrict the Seller Parties or any of their Subsidiaries from: (x) acquiring and operating any Business Competitor so long as (A) the Seller Parties or such Subsidiary divests all or a portion of the Competing Business conducted by such Business Competitor within twelve (12) months of such transaction such that an acquisition by the Seller Party or such Subsidiary of the retained portion of the Competing Business would be permissible under the terms of the foregoing clause “(ii)”;

and (B) while owned, the Seller Parties and their Subsidiaries do not provide such Business Competitor with any Licensed Business Technology or Licensed Business Intellectual Property Rights held by the Seller Parties or their Subsidiaries prior to the date of such acquisition; (y) owning, directly or indirectly, solely as an investment, securities of any Person traded on a national securities exchange, provided that no Seller Party or any of its Affiliates (1) is a controlling Person or member of a group that controls such Person and (2) directly or indirectly owns more than ten percent (10%) or more of the voting securities of such Person, or (z) continuing to operate existing lines of business, other than the Business.

(b) If any of the Seller Parties or any of their Subsidiaries is acquired by a Competing Business, or transfers or sells any or all of the Retained Businesses to a third party, (such acquiring or third-party buyer, the “Successor”) during the Non-Competition Period, then the Seller Parties shall not, and shall cause their Subsidiaries not to, grant the Successor a Patent license to make, have made, import, offer to sell or sell IR Products for the remainder of the Non-Competition Period and will only transfer Licensed Business Patents to a Successor subject to (y) the license granted under the Avago General IP License Agreement and (z) a contractual restriction preventing the Successor from exercising its rights under the transferred Licensed Business Patents for the remainder of the Non-Competition Period.

(c) During the Non-Competition Period, the Seller Parties shall not, and shall cause their Subsidiaries not to, grant any license to make, have made, import, offer to sell or sell IR Products, and the Seller Parties shall not, and shall cause their Subsidiaries not to, provide the Licensed Business Technology to any third party during such Non-Competition Period; provided that the foregoing shall not apply to licenses or disclosures that are incidental to the development or the sale of products and services of the Retained Business or are specifically included in the definition of Retained Business.

2. No Hiring or Solicitation of Employees.

(a) During the Non-Competition Period, the Seller Parties shall not, and shall cause their Subsidiaries not to, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Purchaser or any of its Affiliates) (i) any Transferred Employee or (ii) any other Person employed by Purchaser who became known to or was identified to the Seller Parties prior to the Closing in connection with the transactions contemplated by this Agreement, unless in each case such Person ceased to be an employee of Purchaser or its Affiliates prior to such action by the Seller Parties, or, in the case of such Person’s voluntary termination of employment with Purchaser or any of its Affiliates, at least three months prior to such action by the Seller Parties. This Section 2(a) shall not apply to any non-U.S. Transferred Employee who is required to be hired by any Seller Party or any of their Subsidiaries as a result of any actions required to be taken by any Seller Party or any of their Subsidiaries in order to comply with local Laws.

(b) During the Non-Competition Period, the Purchaser shall not, and it shall cause its Subsidiaries not to, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of the Seller Parties or any of their Subsidiaries) any Person employed by the Seller Parties or any of their Subsidiaries who became known to or was identified to Purchaser in connection with the transactions contemplated by this Agreement prior to the Closing unless such Person ceased to be an employee of the Seller Parties or any of their Subsidiaries prior to such action by Purchaser or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with the Seller Parties or any of their Subsidiaries, at least three months prior to such action by Purchaser or any of its Subsidiaries.

(c) Notwithstanding the foregoing, the restrictions set forth in Sections 2(a) and 2(b) shall not apply to bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party.

3. Representations and Warranties. Each of the Parties represents and warrants to one another that: (a) each has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which such Party is or may be bound, or (ii) any applicable law, rule or regulation.

4. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of answer back confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Purchaser:	Lite-On Technology Corporation
90, Chien I Road
Chung-Ho, Taipei Hsien 235
Taiwan, ROC
Attention: Rex Chuang
Fax: +886-2-2221-1948

with a copy to:	Lite-On Technology Corporation
22F, 392 Ruey Kuang Road
Neihu, Taipei 114
Taiwan, ROC
Attention: General Counsel
Fax: +886-2-8798-2047

If to any Seller Party:	Avago Technologies Limited
c/o Avago Technologies US Inc.
350 West Trimble Road
Building 90
San Jose, CA 95131
Attention: General Counsel
Fax: (408) 435-4172

with a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Luke J. Bergstrom, Esq.
Fax: (650) 463-2600

or to such other address as any such Party shall designate by written notice to the other Party.

5. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

6. Further Assurances; Further Cooperation. Each of the Parties shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for the Seller Parties and Purchaser, for the purpose of carrying out or evidencing any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.

8. Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, however, Purchaser may assign any or all of its rights and obligations under this Agreement to any wholly owned direct or indirect Subsidiary of Purchaser; provided that no such assignment shall release Purchaser from any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

9. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10. Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of Singapore, without regard to any conflicts of law principles that would result in the application of any law other than the law of Singapore.

11. Consent to Arbitration in Singapore. Each Party hereby irrevocably agrees that all disputes arising out of this Agreement or any transaction contemplated thereby shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each of the Parties, further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Section 4 shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto. This Section sets forth the exclusive means of resolving disputes pertaining to this Agreement except as expressly provided to the contrary herein.

12. Survival of Obligations. Except as specifically provided herein, the obligations of the Parties under this Agreement (including their obligations under Section 6) shall survive the expiration of the Non-Competition Period. The expiration of the Non-Competition Period shall not operate to relieve any Party of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement.

13. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Agreement, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

14. Termination. This Agreement shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

AVAGO TECHNOLOGIES LIMITED

By:
Name:
Title:

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

By:
Name:
Title:

LITE-ON TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF AMENDMENT TO DEVELOPMENT & MANUFACTURING AGREEMENT

This Amendment (“Amendment”) to Development & Manufacturing Agreement is entered into on                     , 2007, between Lite-On Technology Corp. (“Lite-On”), a company organized under the laws of Taiwan, and Avago Technologies (Malaysia) Sdn. Bhd. (“Company” or “Avago Malaysia”), a company organized under the laws of Malaysia , to be effective as of the date of closing (the “Amendment Effective Date”) of that certain Asset Purchase Agreement, dated as of October 31, 2007 by and among Avago Technologies Limited, Avago Technologies General IP (Singapore) Pte. Ltd., and Lite-On (the “Purchase Agreement”), as such closing date is determined thereunder.

RECITALS

WHEREAS, Lite-On and Agilent Technologies (Malaysia) Sdn. Bhd. (“Agilent”) entered into that certain Development & Manufacturing Agreement, dated effective May 1, 2004 (“Agreement”);

WHEREAS, the Agreement was novated, effective December 1, 2005, by the parties hereto;

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree:

1.	Definitions. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2.	Amendment to Term. The expiration date of the Agreement is hereby extended to five (5) years after the Amendment Effective Date.

3.	Addition of Exhibit A-1. Subject to satisfaction, in Company’s sole discretion, of Company’s product qualification testing, including for quality and reliability (“Qualification”), the products listed on Exhibit A-1 attached hereto are hereby included as Exhibit A-1 of the Agreement and, subject to Qualification, each such product is hereby deemed an “Agilent Product” under the Agreement and shall be referred to in this Amendment as an “Avago Product.” Lite-On’s prices for the Avago Products are listed in Exhibit A-1, in U.S. currency unless otherwise stated. Any references in the Agreement to “Exhibit A” shall be deemed to include Exhibit A-1.

4.

Cost Reduction. Lite-On will use its best efforts to effectuate cost reductions in its manufacturing and delivery processes for the products listed on Exhibit A-1 of the Agreement (“Avago Malaysia Products”) and the products listed on Exhibit A-1 of that certain Development and Manufacturing Agreement (“Avago Singapore Products”) between Lite-On and Avago Technologies Manufacturing Singapore Pte. Ltd. (“Avago Singapore”) to meet the following aggregate cost reduction commitments and to pass such total cost savings to Company and Avago Singapore as specified herein:

Cost Reduction Commitment	Cost Reduction Period
US$5,000,000	Amendment Effective Date to June 1, 2008
US$3,000,000	June 2, 2008 to June 1, 2009
US$2,000,000	June 2, 2009 to June 1, 2010

Lite-On agrees to provide Company written reports following the end of each calendar quarter detailing Lite-On’s cost reduction efforts related to the Avago Malaysia Products. Additionally, upon request, Lite-On shall provide Company with information and access to manufacturing and delivery cost information related to the Avago Malaysia Products to ensure Lite-On’s compliance with this obligation.

In the event that any such Cost Reduction Commitments cannot be met, in whole or in part, through manufacturing or delivery process cost savings, Lite-On shall provide Company and Avago Singapore with a rebate on the aggregate purchase price of the Avago Malaysia Products and Avago Singapore Products payable at the end of each Cost Reduction Period, such that the aggregate cost reduction for such Cost Reduction Period from both manufacturing or delivery process cost savings and discounts equals the applicable Cost Reduction Commitment (“Rebate”).

The apportionment of the Cost Reduction Commitments and potential Rebates between Avago Malaysia and Avago Singapore will be agreed upon in advance among Avago Singapore, Avago Malaysia and Lite-On.

5.	Volume Commitments. In each one-year period following the Amendment Effective Date (each such period an “Annual Period”), Avago Malaysia and Avago Singapore shall purchase products from Lite-On under all agreements and amendments to agreements reflecting aggregate purchase prices for all such products purchased by both Avago companies combined of at least the following amounts, for a total target amount over such three-year period (the “Commitment Period”) of US$181 million (the “Total Target Amount”):

1st Annual Period	US $42 million
2d Annual Period	US $64 million
3d Annual Period	US $75 million
Total Target Amount	US $181 million

If the actual combined purchases of Avago Singapore and Avago Malaysia during the Commitment Period (“Actual Purchases”) are less than the Total Target Amount, then, within 30 days after the end of the Commitment Period, Avago Singapore and/or Avago Malaysia shall pay Lite-On an amount in cash equal to the amount determined by the following formula:

(T – A) / T x US$3 million

where “T” is the Total Target Amount and “A” is the amount of Actual Purchases.

6.	Other Purchase Obligations. During the term of this Agreement, Lite-On and the Company shall collaborate in good faith and use their commercially reasonable best efforts to enable the sale by Lite-On and the purchase by the Company of at least the Target Amount during each Annual Period. Such collaboration shall include, at a minimum, quarterly meetings to discuss product development and strategy, product marketing efforts, customer strategies, the level of purchases required and other relevant issues. Each party shall designate a project coordinator for this purpose under this Agreement and shall give notice to the other party in the event such project coordinator is changed. If the Company fails to achieve the Target Amount in any Annual Period, the parties shall meet promptly to discuss the potential causes of the shortfall and appropriate, commercially reasonable steps either party may take in response.

7.	Termination. This Amendment shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

8.	Counterparts. This Amendment may be executed in counterparts, which together will constitute one agreement binding on the parties.

9.	Ratification. As expressly amended by this Amendment, the Agreement is hereby ratified, confirmed and approved by the parties. All other terms and conditions of the Agreement not expressly amended by this Amendment remain in full force and effect.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment of the Agreement effective as of the Amendment Effective Date, and this Amendment has been executed by duly authorized officers of each party hereto.

Lite-On Technology Corporation	Avago Technologies (Malaysia) Sdn. Bhd.

By:	By:

Name:	Name:

Title:	Title:

Date signed:	Date signed:

Avago Technologies Manufacturing Singapore Pte. Ltd.

(Only for purposes of determining Cost Reduction Commitment and Rebate apportionment per Section 4 and Volume Commitment and Other Purchase Obligations per Sections 5 and 6)

By:

Name:

Title:

Date signed:

[Signature page to Amendment to Development and Manufacturing Agreement]

EXHIBIT F

FORM OF AMENDMENT TO DEVELOPMENT & MANUFACTURING AGREEMENT

This Amendment (“Amendment”) to Development & Manufacturing Agreement is entered into on                     , 2007, between Lite-On Electronics Inc. (“Lite-On”), a company organized under the laws of Taiwan, and Avago Technologies Manufacturing Singapore Pte Ltd. (“Company”), a company organized under the laws of Singapore, to be effective as of the date of closing (the “Amendment Effective Date”) of that certain Asset Purchase Agreement, dated as of October 31, 2007 by and among Avago Technologies Limited, Avago Technologies General IP (Singapore) Pte. Ltd., and Lite-On (the “Purchase Agreement”), as such closing date is determined thereunder.

RECITALS

WHEREAS, Lite-On and Agilent Technologies Inc. (“Agilent”) entered into that certain Development & Manufacturing Agreement, dated effective November 1, 2001 (“Agreement”);

WHEREAS, the Agreement was novated, effective December 1, 2005, by the parties hereto;

WHEREAS, the parties have previously amended the term of the Agreement pursuant to that certain letter agreement, dated effective October 10, 2006;

WHEREAS, the parties desire to amend further the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree:

1.	Definitions. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2.	Amendment to Term. The expiration date of the Agreement is hereby extended to five (5) years after the Amendment Effective Date.

3.	Addition of Exhibit A-1. Subject to satisfaction, in Company’s sole discretion, of Company’s product qualification testing, including for quality and reliability (“Qualification”), the products listed on Exhibit A-1 attached hereto are hereby included as Exhibit A-1 of the Agreement and, subject to Qualification, each such product is hereby deemed an “Agilent Product” under the Agreement. Any references in the Agreement to “Exhibit A” shall be deemed to include Exhibit A-1.

4.	Addition of Exhibit C-1. Lite-On’s prices for the Agilent Products on Exhibit A-1 are listed in Exhibit C-1 attached hereto, in U.S. currency unless otherwise stated. Any references in the Agreement to “Exhibit C” shall be deemed to include Exhibit C-1.

5.	Cost Reduction. Lite-On will use its best efforts to effectuate cost reductions in its manufacturing and delivery processes for the products listed on Exhibit A-1 of the Agreement (“Avago Singapore Products”) and the products listed on Exhibit A-1 of that certain Development and Manufacturing Agreement (“Avago Malaysia Products”) between Lite-On and [Avago Technologies (Malaysia) Sdn. Bhd] (“Avago Malaysia”) to meet the following aggregate cost reduction commitments and to pass such total cost savings to Company and Avago Malaysia as specified herein:

Cost Reduction Commitment	Cost Reduction Period
US$5,000,000	Amendment Effective Date to June 1, 2008
US$3,000,000	June 2, 2008 to June 1, 2009
US$2,000,000	June 2, 2009 to June 1, 2010

Lite-On agrees to provide Company written reports following the end of each calendar quarter detailing Lite-On’s cost reduction efforts related to the Avago Singapore Products. Additionally, upon request, Lite-On shall provide Company with information and access to manufacturing and delivery cost information related to the Avago Singapore Products to ensure Lite-On’s compliance with this obligation.

In the event that any such Cost Reduction Commitments cannot be met, in whole or in part, through manufacturing or delivery process cost savings, Lite-On shall provide Company and Avago Malaysia with a rebate on the aggregate purchase price of the Avago Singapore Products and Avago Malaysia Products in the payable at the end of each Cost Reduction Period, such that the aggregate cost reduction for such Cost Reduction Period from both manufacturing or delivery process cost savings and discounts equals the applicable Cost Reduction Commitment (“Rebate”).

The apportionment of the Cost Reduction Commitments and potential Rebates between Avago Malaysia and Avago Singapore will be agreed upon in advance among Avago Singapore, Avago Malaysia and Lite-On.

6.	Volume Commitment. In each one-year period following the Amendment Effective Date (each such period an “Annual Period”), Avago Malaysia and Avago Singapore shall purchase products from Lite-On under all agreements and amendments to agreements reflecting aggregate purchase prices for all such products purchased by both Avago companies combined of at least the following amounts, for a total target amount over such three-year period (the “Commitment Period”) of US$181 million (the “Total Target Amount”):

1st Annual Period	US $42 million
2d Annual Period	US $64 million
3d Annual Period	US $75 million
Total Target Amount	US $181 million

If the actual combined purchases of Avago Singapore and Avago Malaysia during the Commitment Period (“Actual Purchases”) are less than the Total Target Amount, then, within 30 days after the end of the Commitment Period, Avago Singapore and/or Avago Malaysia shall pay Lite-On an amount in cash equal to the amount determined by the following formula:

(T – A) / T x US$3million

where “T” is the Total Target Amount and “A” is the amount of Actual Purchases.

7.	Other Purchase Obligations. During the term of this Agreement, Lite-On and the Company shall collaborate in good faith and use their commercially reasonable best efforts to enable the sale by Lite-On and the purchase by the Company of at least the Target Amount during each Annual Period. Such collaboration shall include, at a minimum, quarterly meetings to discuss product development and strategy, product marketing efforts, customer strategies, the level of purchases required and other relevant issues. Each party shall designate a project coordinator for this purpose under this Agreement and shall give notice to the other party in the event such project coordinator is changed. If the Company fails to achieve the Target Amount in any Annual Period, the parties shall meet promptly to discuss the potential causes of the shortfall and appropriate, commercially reasonable steps either party may take in response.

8.	Termination. This Amendment shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

9.	Counterparts. This Amendment may be executed in counterparts, which together will constitute one agreement binding on the parties.

10.	Ratification. As expressly amended by this Amendment, the Agreement is hereby ratified, confirmed and approved by the parties. All other terms and conditions of the Agreement not expressly amended by this Amendment remain in full force and effect.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment of the Agreement effective as of the Amendment Effective Date, and this Amendment has been executed by duly authorized officers of each party hereto.

Lite-On Technology Corporation	Avago Technologies Manufacturing Singapore Pte Ltd

By:	By:

Name:	Name:

Title:	Title:

Date signed:	Date signed:

Avago Technologies (Malaysia) Sdn. Bhd.

(Only for purposes of determining Cost Reduction Commitment and Rebate apportionment per Section 5 and Volume Commitment and Other Purchase Obligations per Sections 6 and 7)

By:

Name:

Title:

Date Signed:

[Signature page to Amendment to Development and Manufacturing Agreement]

EXHIBIT G

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“License”) is executed as of                     , 2007 and is effective as of the Closing Date (as defined in the Purchase Agreement), between AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD., a Singapore corporation (“Seller”), and Lite-On Technology Corporation, incorporated under the laws of Taiwan (“Purchaser”).

WHEREAS, Seller and certain Affiliates of Seller are engaged in, among other things, the manufacturing and distribution of Licensed Products;

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of October 31, 2007 (“Purchase Agreement”), pursuant to which Purchaser shall purchase and assume, and Seller, through itself and one or more of its Affiliates, shall sell, transfer and assign substantially all of the assets and liabilities of the Operations (as defined in the Purchase Agreement) to Purchaser; and

WHEREAS, in connection with the foregoing, Seller desires to grant to Purchaser a license to use certain Trademarks (as defined in the Purchase Agreement) of Seller;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this License, unless specifically defined otherwise in this License, all capitalized terms will have the meanings set forth in the Purchase Agreement:

1.1 AUTHORIZED DEALERS. “Authorized Dealers” means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Closing Date is authorized by Purchaser or any of its Subsidiaries to market, advertise, sell, lease, rent, service or otherwise offer Licensed Products.

1.2 COLLATERAL MATERIALS. “Collateral Materials” means all packaging, tags, labels, instructions, warranties, Licensed Product data sheets, descriptions and specifications (including online versions thereof), and other materials of any similar type associated with the Licensed Products that are marked with at least one of the Licensed Marks.

1.3 CORPORATE IDENTITY MATERIALS. “Corporate Identity Materials” means materials that are not Licensed Products or Licensed Product-related and that Purchaser may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

1.4 FAMILY. “Family” means IR Products with similar specifications and functions to a Licensed Product, which are intentionally associated with one or more other Licensed Products and which are intended to perform similar functions. Members of the same Family of Licensed Products communicate this connection to customers by using sequential or related part numbers, similar or related product names or descriptions, and the like.

1.5 LICENSED MARKS. “Licensed Marks” means Seller’s Trademarks listed on Attachment 1 to this License.

1.6 LICENSED PRODUCTS. “Licensed Products” means any IR Product that was commercially sold or offered for sale by Seller immediately prior to the Closing Date and rights to which have been transferred to Purchaser under the Purchase Agreement, and new versions thereof that have merely minor incremental differences from any such IR Product. Licensed Products shall also include maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), support and similar services associated with Licensed Products, pursuant to maintenance contracts or otherwise.

1.7 MARKETING MATERIALS. “Marketing Materials” means advertising, promotions, display fixtures or any of any similar type of literature or things, in any medium, for the marketing, promotion or advertising of the Licensed Products or parts therefore that are marked with at least one of the Licensed Marks.

1.8 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.9 SELL. To “Sell” a product means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.10 TERM. “Term” means the term defined in Article X of this License.

1.11 THIRD PARTY. “Third Party” means a Person other than Seller and its Subsidiaries and Affiliates or Purchaser and its Subsidiaries.

1.12 SELLER QUALITY STANDARDS. “Seller Quality Standards” means written standards of quality applicable to the Licensed Products, as in use by Seller immediately prior to the Closing Date, unless otherwise modified in writing by Seller from time to time during the Term and communicated to Purchaser.

1.13 SELLER TRADEMARK USAGE GUIDELINES. “Seller Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use by Seller immediately prior to the Closing Date and attached hereto as Attachment 2. For the avoidance of confusion with regard to product labeling embedded into the manufacturing process, any such labeling that was created by Seller will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Purchaser.

ARTICLE II

LICENSES

2.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Seller grants to Purchaser a personal, non-exclusive, worldwide and non-transferable (except as set forth in Section 15.8 hereof) license during the Term to use: (a) the Licensed Marks on or in connection with the Licensed Products and Collateral Materials in connection with the Sale and offer for Sale of such Licensed Products (or, in the case of Licensed Products in the form of software, in connection with licensing of such Licensed Products); (b) the Licensed Marks in Marketing Materials for the Licensed Products; (c) the Licensed Marks in connection with Corporate Identity Materials; and (d) Seller Part Numbers (as that term is defined in Section 10.5(g)) in connection with Licensed Products and any other Purchaser-manufactured IR Product in the same Family.

2.2 LICENSE RESTRICTIONS.

(a) Once Purchaser abandons the use of all of the Licensed Marks on a particular Licensed Product, then Purchaser agrees that its license granted hereunder with respect to that Licensed Product shall thereupon automatically terminate.

(b) Purchaser may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Trademarks owned by Seller, in connection with Purchaser’s corporate, doing business as, or fictitious name, or on Corporate Identity Materials, except as set forth in this License.

(c) Purchaser may not use any Licensed Mark in direct association with another Trademark such that the two Trademarks appear to be a single Trademark or in any other composite manner with any Trademarks of Purchaser or any Third Party.

(d) In all respects, Purchaser’s usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of Seller as represented by Seller’s use of the Licensed Marks, and any usage by Purchaser that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Purchaser shall at all times present, position and promote the Licensed Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige of Seller.

2.3 LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Purchaser undertakes to Seller that:

(a) Purchaser shall not use the Licensed Marks (or any other Trademark of Seller) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Seller, or the Licensed Marks, or which might jeopardize or limit Seller’s proprietary interest therein.

(b) Purchaser shall not use the Licensed Marks in connection with any products other than the Licensed Products, including without limitation any other products sold or manufactured by Purchaser. Notwithstanding the foregoing, Purchaser may use Seller Part Numbers in connection with IR Products in a Family associated with a Licensed Product.

(c) Purchaser shall not: (i) misrepresent to any Person the scope of its authority under this License, or (ii) incur or authorize any expenses or liabilities chargeable to Seller.

(e) In all external communications involving any use of the Licensed Marks on Corporate Identity Materials, Purchaser shall use its best efforts to avoid confusion regarding the source of the communications.

ARTICLE III

PERMITTED SUBLICENSES

3.1 SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this License, including the Seller Quality Standards and Seller Trademark Usage Guidelines and other restrictions in this License, Purchaser may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in Section 2.1 above; provided, that: (a) Purchaser enters into a written sublicense agreement with each such Subsidiary sublicensee, and (b) such agreement does not include the right to grant further sublicenses, except as set forth in Section 3.2 below. If Purchaser grants any sublicense rights pursuant to this Section 3.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 3.1 shall terminate immediately upon the date of such cessation.

3.2 AUTHORIZED DEALERS’ USE OF MARKS. Subject to the terms and conditions of this License, including the Seller Quality Standards and Seller Trademark Usage Guidelines and other restrictions in this License, Purchaser (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 3.1) may allow Authorized Dealers, and may allow such Authorized Dealers to allow other Authorized Dealers, to Sell or otherwise distribute Collateral Materials and Licensed Products bearing the Licensed Marks, provided that such Authorized Dealers execute written agreements with Purchaser (or its Subsidiaries) that impose upon such Authorized Dealers an obligation of full compliance with all relevant provisions of this License.

3.3 ENFORCEMENT OF AGREEMENTS. Purchaser shall take all reasonably appropriate measures at Purchaser’s expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Dealer and shall restrain any such Subsidiary or Authorized Dealer from violating such terms, including without limitation: (a) monitoring the Subsidiaries’ and Authorized Dealers’ compliance with the Seller Trademark Usage Guidelines and Seller Quality Standards and causing any non-complying Subsidiary or Authorized Dealer promptly to remedy any failure, (b) if need be, terminating such agreement, and/or (c) if need be, commencing legal action. In each case, Purchaser shall use a standard of care consistent with Seller’s practices as of the Closing Date, but in no case using a standard of care less than what is reasonable in the industry.

ARTICLE IV

TRADEMARK USAGE GUIDELINES

4.1 TRADEMARK USAGE GUIDELINES. Purchaser, its Subsidiaries and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the Seller Trademark Usage Guidelines.

4.2 TRADEMARK REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available for inspection to Seller two samples of each of its Licensed Products, Collateral Materials and Marketing Materials of Purchaser and its Subsidiaries that are marked with one or more of the Licensed Marks. Purchaser further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Purchaser two samples of each of its Marketing Materials and Collateral Materials of its Authorized Dealers. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries or Authorized Dealers is not complying with any applicable Trademark Usage Guidelines, it shall notify Seller and the provisions of Article V and Section 3.3 hereof shall apply to such noncompliance.

ARTICLE V

TRADEMARK USAGE GUIDELINES ENFORCEMENT

5.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with the Seller Trademark Usage Guidelines, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Purchaser shall then have thirty (30) days after receipt of such notice (“Guideline Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiary is not in noncompliance. If Seller or Purchaser becomes aware that an Authorized Dealer is not complying with the Seller Trademark Usage Guidelines, Purchaser shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Purchaser a written plan to correct such noncompliance, which written plan is reasonably acceptable to Purchaser and Seller.

5.2 SECOND CURE PERIOD. If the noncompliance with the Seller Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Guideline Cure Period”).

5.3 FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Seller’s reasonable election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease using the non-complying Collateral Materials until Seller reasonably determines that Purchaser or the non-complying Subsidiary (as the case may be) has demonstrated its ability and commitment to comply with the Seller Trademark Usage Guidelines. If the noncompliance with the Seller Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Purchaser’s election, such Authorized Dealer promptly shall cease using the non-complying Collateral Materials and Marketing Materials until Purchaser determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the Seller Trademark Usage Guidelines. Nothing in this Article V shall be deemed to limit Purchaser’s obligations under Section 3.3 above or to preclude Seller from exercising any rights or remedies under Section 3.3 above.

ARTICLE VI

QUALITY STANDARDS

6.1 GENERAL. Purchaser acknowledges that the Licensed Products permitted by this License to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize.

6.2 QUALITY STANDARDS. Purchaser and its Subsidiaries shall use the Licensed Marks only on and in connection with Licensed Products that meet or exceed in all respects the applicable Seller Quality Standards.

6.3 QUALITY CONTROL REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available to Seller for inspection sample Licensed Products marked with one or more of the Licensed Marks. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries is not complying with any Seller Quality Standards, it shall notify Seller and the provisions of Article VII and Section 2.3 shall apply to such noncompliance.

ARTICLE VII

QUALITY STANDARD ENFORCEMENT

7.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with the Seller Quality Standard, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Purchaser shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Purchaser shall then have thirty (30) days after receipt of such notice (“Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiaries is not in noncompliance.

7.2 SECOND CURE PERIOD. If the said noncompliance with the Seller Quality Standards continues beyond the Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Cure Period”).

7.3 FINAL CURE PERIOD. If the said noncompliance with the Seller Quality Standards by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Seller’s reasonable election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease offering the non-complying Licensed Products under the Licensed Marks until Seller reasonably determines that Purchaser, or the non-complying Subsidiary (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Seller Quality Standards. Nothing in this Article VII shall be deemed to limit Purchaser’s obligations under Section 3.3 above.

ARTICLE VIII

PROTECTION OF LICENSED MARKS

8.1 OWNERSHIP AND RIGHTS. Purchaser agrees not to challenge the ownership or validity of the Licensed Marks. Purchaser shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Purchaser’s use of the Licensed Marks shall inure exclusively to the benefit of Seller and Purchaser shall not acquire or assert any rights therein. Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

8.2 PROTECTION OF MARKS. Purchaser shall assist Seller, at Seller’s request and expense, in the procurement and maintenance of Seller’s Intellectual Property Rights in the Licensed Marks. Purchaser will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any Trademark application or registration belonging to Seller. Purchaser agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Seller to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Seller and Purchaser, and recordation of Purchaser as a registered user. Seller makes no warranty or representation that Trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Purchaser shall cause to appear on all Licensed Products, all Marketing Materials and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Seller.

8.3 SIMILAR MARKS. Purchaser agrees not to use or register in any country any Trademark that infringes on the rights of Seller in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Purchaser which relates to any Trademark that infringes the rights of Seller in the Licensed Marks, Purchaser shall immediately abandon any such application or registration or assign it to Seller. Purchaser may not adopt any trademarks incorporating the roots “Avag,” or any other Trademark similar to the Licensed Trademarks. Purchaser shall not challenge Seller’s ownership of or the validity of the Licensed

Marks or any application for registration thereof throughout the world. Purchaser shall not use or register in any country or jurisdiction, or permit others to use or register on its behalf in any country or jurisdiction, any copyright, domain name, telephone number, keyword, metatag, other electronic identifier or any other Intellectual Property Right, whether recognized currently or in the future, or any other designation which would affect the ownership or rights of Seller in and to the Licensed Marks, or otherwise take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Purchaser shall cause its Subsidiaries and Authorized Dealers to comply with the provisions of this Section 8.3.

8.4 INFRINGEMENT PROCEEDINGS. In the event that the Purchaser learns, during the Term of this License, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Purchaser shall immediately notify Seller or its authorized representative giving particulars thereof, and Purchaser shall provide necessary information and assistance to Seller or its authorized representatives at Seller’s expense in the event that Seller decides that proceedings should be commenced. Notwithstanding the foregoing, Purchaser is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 3.3 hereof. Except for those actions initiated by Purchaser pursuant to Section 3.3 hereof to enforce any sublicense or other agreement with any Subsidiary or Authorized Dealer, Seller shall have exclusive control of any litigation, opposition, cancellation, or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Seller, and all recoveries shall belong exclusively to Seller. Purchaser shall not and shall have no right to initiate any litigation, opposition, cancellation, or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Purchaser pursuant to Section 3.3 hereof), but, at Seller’s request, agrees to cooperate with Seller at Seller’s reasonable expense to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Seller against a third party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action. Seller shall not incur any liability to Purchaser or any other Person under any legal theory by reason of Seller’s failure or refusal to prosecute or by Seller’s refusal to permit Purchaser to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Seller may agree.

ARTICLE IX

CONFIDENTIALITY

9.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this License (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity: (a) except as may reasonably be required in connection with the performance of this License by Purchaser, Seller or its respective Subsidiaries, as the case may be,

(b) except as may reasonably be required after the Closing Date by Purchaser or its Subsidiaries in connection with the use of the Licensed Marks or operation of the Business, (c) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (d) in the course of due diligence in connection with the sale of all or a portion of either party’s business, provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 9.1 and 9.2 hereof.

9.2 EXCEPTIONS. The obligation not to disclose information under Section 9.1 hereof shall not apply to information that, as of the Closing Date or thereafter: (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (b) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in Section 9.1 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this License; provided that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

9.3 DURATION. The obligations of the parties set forth in this Article IX, with respect to the protection of Confidential Information, shall remain in effect until five (5) years after: (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE X

TERM OF LICENSE

10.1 The term of the license granted pursuant to Section 2.1 hereof shall begin on the Closing Date and, unless terminated sooner pursuant to the provisions of Article XII hereof, shall last for the periods set forth in Section 10.5 below.

10.2 “Term” as used herein means the foregoing periods of permissible use for the Licensed Marks.

10.3 “Non-Customer-Facing Parts” means tangible parts whose branding is not visible to end consumers in the ordinary course of use. For the avoidance of doubt, “ordinary course of business” includes normal inspection, use, calibration, maintenance, service, repair and/or failure analysis.

10.4 “Branded Products” means Licensed Products on or in connection with which the Licensed Marks are used, unless such use is solely on Non-Customer-Facing Parts. Trademarks are in use “on or in connection with” a given Licensed Product if they are used on the Licensed Product itself or on Collateral Materials associated with such Licensed Product.

10.5 Purchaser agrees to discontinue all use of the Licensed Marks as quickly as is commercially reasonable. Without limiting the foregoing, Purchaser shall have the right to use said Trademarks according to the following conditions and schedule, with which Purchaser shall comply strictly:

(a) Until September 1, 2008, Purchaser may use the Licensed Marks in Marketing Materials on a royalty free basis;

(b) Until September 1, 2008, Purchaser may use the Licensed Marks on a royalty free basis on or in connection with the Branded Products manufactured by Seller prior to the Closing Date or manufactured by Purchaser after the Closing Date and on or before September 1, 2008;

(c) Except as would be a violation of law, any Non-Customer-Facing Parts bearing the Licensed Marks manufactured after September 1, 2008, shall bear a prominent label indicating that they are manufactured by Purchaser and, unless commercially unreasonable, such label shall cover the Licensed Marks on such part.

(d) Notwithstanding the foregoing, Purchaser may continue to use the Seller part number alphanumerics beginning with the letter “A” (“Seller Part Numbers”) on or in connection with any Licensed Product or IR Products within the same Family as a Licensed Product until that Family is discontinued. For the avoidance of doubt, it is understood and agreed that this License does not purport to restrict Purchaser’s use of any part number that does not begin with the letter “A”.

10.6 Purchaser agrees to provide written confirmation of compliance with the License Term on the dates specified above. Purchaser shall also advise Seller when it has discontinued use of all remaining Non-Customer-Facing Parts bearing the Licensed Marks and discontinued or obsoleted all Families of Licensed Products.

10.7 Except as would be a violation of Law, Purchaser agrees to notify all consumers receiving parts and materials bearing the Licensed Marks that Purchaser is the source of and is the proper contact for such Licensed Products, Collateral Materials, parts, and materials.

10.8 It is understood and agreed that it shall not be a violation of this License for Purchaser, its Subsidiaries or Authorized Dealers, at any time after the Term, to make accurate references to the fact that Purchaser has succeeded to the business of Seller with respect to the

Licensed Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Products previously sold under any of the Licensed Marks, provided that Purchaser, its Subsidiaries and Authorized Dealers do not in connection therewith suggest any affiliation with Seller, do not claim to be authorized by Seller in any manner with respect to such activities, and do not brand any IR Products, Marketing Materials, Collateral Materials, or parts Sold after the Term with any of the Licensed Marks in a manner that is inconsistent with this Article X.

ARTICLE XI

TERMINATION

11.1 VOLUNTARY TERMINATION. By written notice to Seller, Purchaser may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by Seller. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks and Licensed Products.

11.2 AUTOMATIC TERMINATION. This Agreement shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

11.3 SURVIVAL. Any voluntary termination of licenses and rights of Purchaser under Section 11.1 hereof shall not affect Purchaser’s licenses and rights with respect to any Licensed Products made or furnished prior to such termination.

ARTICLE XII

DISPUTE RESOLUTION

12.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this License through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties’ first tier negotiating teams (as determined by each party’s Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties’ second tier negotiating teams (as determined by each party’s Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 12.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 12.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

12.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this License is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 12.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 12.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

12.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 12.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 12.1 and 12.2 hereof during the course of such litigation proceedings under this Section 12.3.

12.4 ELECTION TO BYPASS. In the event that the parties attempt to resolve any Dispute through good-faith negotiation between personnel of a position higher than the second tier employees referenced in Section 12.1, regardless of whether the parties have previously commenced the dispute resolution process referenced in Section 12.1, then the parties shall be deemed to have satisfied the process required by Section 12.1 and may at any time invoke their respective rights under Section 12.2.

ARTICLE XIII

LIMITATION OF LIABILITY

TO THE GREATEST EXTENT ENFORCEABLE BY APPLICABLE LAW, IN NO EVENT SHALL (A) SELLER OR ITS SUBSIDIARIES BE LIABLE TO PURCHASER OR ITS SUBSIDIARIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (B) PURCHASER OR ITS SUBSIDIARIES BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARTY WOULD HAVE ENTERED INTO THIS AGREEMENT OR GRANTED THE LICENSES GRANTED HEREUNDER WITHOUT THE LIMITATIONS OF LIABILITY SET FORTH HEREIN.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Purchase Agreement, neither Seller, nor any of its Affiliates or Subsidiaries, makes any warranty or representation as to the validity of any Trademark licensed by it to Purchaser or any warranty or representation that any use of any Trademark with respect to any Licensed Product or service will be free from infringement of any rights of any Third Party

14.2 NO IMPLIED LICENSES. Nothing contained in this License shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this License with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Trademarks), except as specifically provided herein or in the Purchase Agreement.

14.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

14.4 NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS. Neither party, nor any of its Subsidiaries or Affiliate is obligated to: (a) file any application for registration of any Trademark, or to secure any rights in any Trademarks, (b) maintain any Trademark registration, or (c) provide any assistance, except for the obligations expressly assumed in this License.

14.5 ENTIRE AGREEMENT. This License and the Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this License and the Purchase Agreement between the parties, the terms of the Purchase Agreement shall govern, provided, however, that the terms of this License shall govern with respect to: (a) Article IX with respect to Confidential Information transferred or disclosed pursuant to this License, (b) Article XI with respect to termination of the licenses granted hereunder, (c) Article XII concerning dispute resolution, (d) Article XIII solely with respect to Intellectual Property Rights that are licensed by one party to another party pursuant to this License, (e) Section 14.7 concerning notice, and (f) Section 14.8 concerning assignment or transfer of rights or obligations arising under this License. In addition, in the event of a conflict between this License and the Seller Trademark Usage Guidelines or the Seller Quality Standards, this License shall prevail.

14.6 SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this License are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this License.

14.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Seller:

Avago Technologies General IP (Singapore) Pte. Ltd.

c/o Avago Technologies US, Inc.

350 West Trimble Road

Building 90

San Jose, CA 95131

Attention: General Counsel

Fax:

with copies to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Luke Bergstrom, Esq.

                 Anthony Klein, Esq.

Fax: (650) 463-2600

if to Purchaser:

Lite-On Technology Corporation

90, Chien I Road

Chung-Ho, Taipei Hsien 235

Taiwan, ROC

Attention: Rex Chuang

Fax: +886-2-2221-1948

With copies to:

Lite-On Technology Corporation

22F, 392 Ruey Kuang Road

Neihu, Taipei 114

Taiwan, ROC

Attention: General Counsel

Fax: +886-2-8798-2047

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day (as defined in the Purchase Agreement) following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.

14.8 NON-ASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this License, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer any or all of its rights or obligations under this License to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this License will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

14.9 SEVERABILITY. If any provision of this License shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

14.10 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This License, including this provision of this License, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this License, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this License and the Purchase Agreement. The waiver by any party hereto of a breach of any provision of this License shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this License are cumulative to, and not exclusive of, any rights or remedies otherwise available.

14.11 COUNTERPARTS. This License may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.11, provided that receipt of copies of such counterparts is confirmed.

14.12 GOVERNING LAW. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of Singapore, without regard to any conflicts of law principles that would result in the application of any law other than the law of Singapore.

14.13 ARBITRATION IN SINGAPORE. Each Party hereby irrevocably agrees that all disputes arising out of this Agreement or any transaction contemplated thereby shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each of the Parties, further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Section 14.7 shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto. This Section sets forth the exclusive means of resolving disputes pertaining to this Agreement except as expressly provided to the contrary herein.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Trademark License Agreement effective as of the Closing Date first set forth above.

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.	LITE-ON TECHNOLOGY CORPORATION

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT H

Form of Avago Technologies Sales Agreement

This Avago Technologies Sales Agreement (“Agreement”) is entered into on                     , 2007, to be effective the date of the Closing Date (as that term is defined in the Asset Purchase Agreement (the “Purchase Agreement”) between Avago Technologies Limited, Avago Technologies General IP (Singapore) PTE. LTD., and Lite-On Technology Corporation dated as of October 31, 2007) (the “Effective Date”) between Lite-On Technology Corp., a corporation governed by the laws of Taiwan, whose registered office is at 392 Ruey Kuang Road, Neihu, Taipei 114, Taiwan (“Customer”) and Avago Technologies International Sales Pte. Ltd., Registration Number 200512231E, and its subsidiaries (“Manufacturer”). Customer and Manufacturer shall each be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas Manufacturer desires to sell to Customer and Customer desires to purchase from Manufacturer the Products under the following terms and conditions for internal use or incorporation in a Customer product for resale;

Now, therefore, in consideration of the premise and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

a)	“Applicable Trade Term” means the term defined in Incoterms 2000 and documented in the quotation.

b)	“Customer’s Personal Data” means Customer’s personal data in Manufacturer’s control, including but not limited to names, telephone numbers and e-mail addresses.

c)	“Delivery” occurs when Manufacturer places the Products at Customer’s or Customer’s representative’s disposal at the named place as agreed to by Customer in accordance with the applicable trade term as defined in Incoterms 2000 (for example, “DDP VAT unpaid [city], Customer’s dock, Incoterms 2000” or “FCA, port of export, Incoterms 2000”).

d)	“Delivery Date” means the date specified in an Order for the Delivery of Products by Manufacturer to the destination required under the Order.

e)	“Intellectual Property Rights” means any patent, copyright, trademark, trade secret, mask work, know-how, or any other intellectual property right or proprietary right, whether registered or unregistered, and whether now known or hereafter recognized in any jurisdiction.

f)	“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a governmental authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority.

g)	“Nonconforming Products” means any Manufacturer Product received by Customer that does not comply with the Specifications, or otherwise does not comply with the requirements of an order or other provisions of this Agreement. Nonconforming Products include, without limitation, dead-on-arrival products, over-shipments and early shipments.

h)	“Order” means a written or electronic purchase order or release issued by Customer to Manufacturer for purchase of Products.

i)	“Parts” means replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the Products.

j)	“Products” means any Manufacturer proprietary component, including both Standard Product and Special/Custom Products, sold under this Agreement. “ASICs” means application specific integrated circuit Products and may be subject to additional or different terms. Where ASICs Products will be sold under this Agreement, any different or contrary terms for ASICs Products will be specified in an ASICs Addendum attached hereto.

k)	“Software” means one or more computer programs in object code format, whether stand-alone or bundled with Product; and related documentation provided to the Customer under this Agreement.

l)	“Special/Custom Products” means: (i) Standard Product modified per Customer requirements; (ii) Standard Products modified per non-published (limited release) standards; or (iii) Product designed, configured or manufactured to meet Customer requirements.

m)	“Specifications” means specific technical information about Products or Software published by Manufacturer and in effect on the date Manufacturer ships Customer’s order.

n)	“Standard Product” means Products that are routinely offered for sale by Manufacturer to any customer other than Customer.

2.	TERM

This Agreement will take effect upon the Effective Date and will, subject to the rights of termination herein, continue in operation for a period of five (5) years (the “Term”) unless terminated under Section 11, Termination, of this Agreement. After the initial Term, this Agreement will continue automatically for 5 additional one year periods. This Agreement may be terminated at the end of the initial Term or at the end of any subsequent renewal period if either Party provides the other at least 60 days prior notice of its intent to terminate.

3.	PRICES

a)	US Dollars. Prices for Products purchased under this Agreement are in U.S. dollars unless otherwise agreed.

b)	Excluding Delivery. Unless otherwise indicated on the quotation, prices exclude delivery charges and are valid for the period indicated on the quotation or for the applicable ordering period, as agreed upon.

c)	Taxes. Prices exclude any sales, use, service, value added or similar taxes or duties after delivery to the designated destination (other than taxes levied on Manufacturer’s income), if applicable, which will payable by Customer in addition to the purchase price, provided such taxes or duties appear as a separate item on Manufacturer’s invoice. If exemption from taxes is claimed, Customer must provide a certificate of exemption to Manufacturer. In the event that Customer is required to withhold taxes imposed upon Manufacturer for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a country in which the Products are sold to Customer, then Customer shall remit such taxes to the proper authorities on a timely basis, and the payments provided for under this Agreement will be adjusted appropriately, provided that Customer supplies Manufacturer with official documentation and/or tax receipts on such withholdings, as such documentation or receipts become available to Customer. Manufacturer shall provide Customer with reasonable assistance, upon Customer’s reasonable request and at Customer’s sole cost, to aid Customer in seeking any applicable credits, exemptions or other relief regarding such taxes.

4.	ORDERS, CANCELLATIONS AND RETURNS

a)	Each order submitted to Manufacturer must include: (i) Customer part number, (ii) quantity, (iii) unit price per the valid Manufacturer quote, (iv) shipping destination, and (v) requested Delivery Date(s). Orders must specify Delivery within six (6) months from Order date, unless otherwise agreed or indicated on the quotation. Customer may schedule regular intervals for Deliveries by an appropriate Order setting forth the intervals. All Orders shall be deemed accepted unless rejected by Manufacturer in writing within five (5) business days of Manufacturer’s receipt of the Order.

b)	Order Flexibility.

1)	Customer may, without charge, postpone, decrease, increase, or cancel any Order by written notice to Manufacturer at least five (5) business days prior to the acknowledged Delivery Date with regard to Standard Products or five (5) weeks prior with regard to Special/Custom Products. Except as mutually agreed by the Parties, any Order may be re-scheduled only once, Requests to delay Delivery may not exceed ninety (90) days from the original acknowledged committed Delivery date, and the re-scheduled request may not be canceled or further modified.

2)	Except as mutually agreed by the Parties, less than five (5) weeks prior to the acknowledged Delivery Date, Special/Custom Products are non-cancelable and Delivery Dates may not be rescheduled. .

c)	Returns. Except as otherwise provided in this Agreement, Standard Products may not be returned without Manufacturer’s authorization and Special/Custom Products are non-returnable.

d)	Minimum Requirements. Except with regard to Manufacturer’s obligations concerning warranty and Nonconforming Products, minimum order and/or minimum packaging quantity requirements may apply. Minimum shippable line order values of US$1,000.00 will apply unless otherwise stated in a valid quote.

e)	Forecasts. Customer shall send an electronic twenty-six (26) week rolling forecast of its estimated requirement by Product (“Forecast”) to Manufacturer updated on a monthly basis containing the information identified in the Exhibit A, Product Exhibit. Any quantities listed in any Forecast or other correspondence between the Parties are only estimates made as an accommodation for planning purposes and do not constitute a commitment on Customer’s part to purchase such quantity. Customer may revise any Forecasts in its sole discretion.

f)	Inventory. Manufacturer will maintain a protective inventory equal to two (2) weeks supply of each Product. If this inventory is depleted, Manufacturer will replenish the inventory as soon as possible after depletion. In addition, Manufacturer will rotate its supply of Product in inventory to maintain a fresh stock of inventory.

g)	Returns. Customer may elect in its sole discretion, subject to the force majeure provision herein, to return any Nonconforming Product.for replacement or repair at Manufacturer’s expense as provided in Section 7 below. In addition, Customer may return for repair or replacement an entire lot of Products if a statistically-significant tested sample of that lot contains Nonconforming Products. Manufacturer will return the replacement or repaired Products as soon as possible but in no event later than ten (10) business days after receipt of the Nonconforming Product from Customer.

h)	Freight for Returns. All Nonconforming Products returned by Customer to Manufacturer, and all replacement or repaired Products shipped by Manufacturer to Customer to replace Nonconforming Products, will be at Manufacturer’s risk and expense, including transportation charges (round trip charges for replacement or repaired Products).

5.	SHIPMENT, TITLE AND RISK OF LOSS

a)	Partial Shipments. All Orders are required to be shipped complete. Manufacturer will give Customer immediate notice at least three (3) business days prior to Delivery Date if it knows that it cannot meet an acknowledged Delivery Date or that only a portion of the Products or Parts will be available for shipment to meet an acknowledged Delivery Date. For partial shipments, Manufacturer will ship the available Products or Parts unless directed by Customer to reschedule shipment. If Manufacturer ships any Product or Part by a method other than as specified in the corresponding Order, Manufacturer will pay any resulting increase in the cost of freight.

b)	Over-Shipments. If Manufacturer ships more Products or Parts than ordered, the amount of over-shipment may either be (i) kept by Customer for credit against future Orders or (ii) returned to Manufacturer within sixty (60) days after Customer’s receipt of the over-shipment in accordance with this Agreement, at Customer’s sole discretion.

c)	Alternative Shipment. If due to Manufacturer’s failure to make a timely shipment, the specified method of transportation would not permit Manufacturer to meet the Delivery Date, the Products or Parts affected will be shipped by air transportation or other expedient means acceptable to Customer. Manufacturer will pay for any resulting increase in the freight cost over that which Customer would have been required to pay by the specified method of transportation.

d)	Early Shipment. If Products or Parts are delivered more than three (3) days in advance of the Delivery Date, Customer may, at its option, either return the Products or Parts pursuant to this Agreement within sixty (60) days after Customer’s receipt of the early shipment, or keep the Products or Parts with payment due as required under Article 6.

e)	Allocation. In the event that any Products sold under this Agreement are in allocation, the Parties agree that upon the effective date and throughout Manufacturer allocation period, Manufacturer shall proceed with shipments according to its policies and procedures for determining the distribution of products on allocation, notwithstanding the commitments herein. Further, the obligations of the Parties shall be modified to reflect the extent of the allocation during this period.

f)	Risk of Loss. Title to Products or Parts and risk of loss and damage to Products will pass to Customer at the address agreed to by the Parties in accordance with the Applicable Trade Term. Acceptance of Products by Customer will occur upon Delivery.

g)	Packing List. Each delivery of Products or Parts to Customer shall include a packing list that contains at least:

(i)	The Order number and Customer part number;

(ii)	The quantity of Products or Parts shipped; and

(iii)	The date of shipment.

h)	Packaging. Manufacturer must preserve, package, handle and pack all Products or Parts so as to protect them from loss or damage, in conformance with good commercial practice, the Specification, government regulations, and other applicable standards. Special static protection must be provided for Products or Parts requiring such protection.

i)	Damage. Manufacturer will be liable for any loss or damage due to its failure to properly preserve, package, handle or pack Products or Parts. Customer will not be required to assert any claims for such loss or damage against the common carrier involved. Further Customer will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to Delivery.

6.	PAYMENT

a)	Reductions. Manufacturer’s prices for the Products are listed in Exhibit A in US currency unless otherwise stated and may not be increased without Customer’s consent. The prices for Parts will be Manufacturer’s published prices, less any applicable discounts, unless the Parties agree to a price schedule for Parts. Manufacturer and Customer agree to review Manufacturer’s Product prices quarterly. If, during the Term, Manufacturer effectuates cost reductions in its manufacturing and delivery processes, it will pass such reductions to Customer and amend the prices equitably.

b)	Due Date. Payment for Products or Parts will be net forty-five (45) days after the latest of (i) receipt by Customer of an appropriate invoice from Manufacturer; (ii) receipt by Customer of the corresponding Manufacturer Products or Parts; or (iii) the Delivery Date. Except as otherwise provided in this Agreement, associate freight expenses and duties will be paid directly by Customer. Customer will not be liable for any costs related to or payments for unordered or Nonconforming Products.

c)	Most Favored Purchaser. If Manufacturer offers a better price or pricing formula to other similar purchasers for similar volumes of the Products, then Manufacturer agrees to offer such price or pricing formula to Customer retroactively as of the date first offered to the third party. Manufacturer agrees to fulfill its obligations in this section in good faith and further agrees that it will not create any purchasing programs, pricing formulas or other conditions that serve to deny Customer the benefits of its most favored purchaser status.

d)	Interest. Payments due under this Agreement shall, if not paid when due, bear interest at the lower of one percent (1.0%) per month or the highest rate permitted by law.

7.	LIMITED WARRANTY

a)	Warranties. Manufacturer warrants that all Products and Parts will:

(i)	Be manufactured, processed and assembled by Manufacturer or by companies under Manufacturer’s direction;

(ii)	Conform to the Specifications and other criteria referred to in this Agreement or agreed to by the Parties in writing;

(iii)	Be new (unused and non-reworked or repaired), except as otherwise agreed by the Parties;

(iv)	Be free from defects in design, material and workmanship;

(v)	Be free and clear of all liens, encumbrances, restrictions and other claims against title or ownership;

b)	Warranty Period. All warranties specified above will be in effect for the longer of Manufacturer’s normal warranty period or the two (2) year period following the date of shipment of the Product or Part to Customer or its designee. All warranties will survive any inspection, delivery, acceptance, or payment by Customer as well as any obsolescence or other Manufacturer cessation of the manufacture or support of such Product.

c)

Epidemic Failure. In addition to the warranties specified above, Manufacturer warrants all Products against epidemic failure for the three (3) year period following the date of shipment of the Products to Customer or its designee. An epidemic failure means the occurrence of any failure/defects with a failure rate of five hundred parts per million (500 PPM) of Products within a specified date code population of such Products or the occurrence of such failures/defects in the field resulting in serious compensation claims from Customer’s customers.

d)	Software. Manufacturer warrants that Software will not fail to execute its programming instructions during the Warranty Period due to defects in materials and workmanship when properly installed and used on the hardware designated by Manufacturer. Manufacturer further warrants that during the Warranty Period, Manufacturer’s standard Software will substantially conform to Specifications in effect at the time of Delivery.

e)	Warranty Remedy. In the event that the Products or Software exhibit defects or non-conformance to Specifications during the Warranty Period, manufacturer will promptly upon their return to Manufacturer, at its option, repair or replace the affected Products or Software, or refund of the net purchase price or license fees of the affected Products or Software.

f)	DISCLAIMER. The above warranties do not apply to defects resulting from improper or inadequate maintenance; Customer or third party supplied software, interfacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Product; abuse, negligence, accident, loss or damage in transit, improper site preparation; or unauthorized maintenance or repair. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, MANUFACTURER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, OR REGARDING THEIR MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

g)	Illegal Practices. The Parties represent and warrant that they shall at all times refrain from engaging in any illegal, unfair, deceptive or unethical business practices whatsoever, with respect to the Products and Parts and the performance of the terms of this Agreement.

h)	No Pledge. Each Party represents and warrants that it will not incur any liability on behalf of the other Party, nor in any way pledge or purport to pledge the other Party’s credit, or purport to make any contract binding upon the other Party, without the express written consent of the other Party.

8.	OWNERSHIP; LICENSES

a)	License by Manufacturer. Subject to the terms and conditions of this Agreement, Manufacturer hereby grants to Customer a non-exclusive, worldwide, fully paid-up right and license under all of Manufacturer’s Intellectual Property Rights, with right of sublicense to Customers, affiliates, agents and subcontractors, to use, import, reproduce, offer for sale and distribute the Software incorporated in the Products and Parts and any documentation in accordance with the terms and conditions of this Agreement, solely for (i) internal use or (ii) the purpose of using, selling, offering for sale and/or supporting the Products or Parts or resale in Customer’s products. Such documentation may include license terms provided by Manufacturer Technologies and Manufacturer Technologies’ third party suppliers, which will apply to the use of Software and take precedence over these license terms. In the absence of documentation specifying the applicable license, Customer is granted the right to use one (1) copy of the Software for internal use on one (1) machine or instrument, or as otherwise indicated on the quotation.

b)	License Restrictions. The license granted to Customer under Section 8 shall be subject to the following restrictions: Except with Manufacturer’s express written consent, which may be withheld in Manufacturer’s sole and reasonable discretion, Customer shall not (i) modify or alter the Products, or offer the Software for sale other than as incorporated in the Products, (ii) cause or permit the reverse engineering, translation or disassembly of the Products, (iii) remove, obscure, or alter any Manufacturer or other proprietary rights notice affixed to or contained within the Products, or (iv) copy the Software onto any public or distributed network.

c)	Intellectual Property Protection. Customer will promptly bring to the attention of Manufacturer any improper or wrongful use of Manufacturer’s trademarks, emblems, designs, models or other Intellectual Property Rights which come to the notice of Customer.

d)

Ownership. Customer acknowledges that, any and all Intellectual Property Rights in or related to the Products are and shall remain the property of Manufacturer. The Software is owned and copyrighted by Manufacturer or by third party suppliers. All Software is licensed not sold by Manufacturer to Customer, and Manufacturer and its third party suppliers retain all right, title and interest in the Software. Third party suppliers may protect their rights in the Software in the event of any violation of these license terms. All rights not expressly granted under this Agreement are reserved. Manufacturer acknowledges that any and all Intellectual Property Rights in or related to all portions of the Customer’s products other than the Products are and shall remain the property of Customer or its licensors, as applicable.

e)	Government. Software and technical data rights granted to the federal government include only those rights customarily provided to end user Customers. Manufacturer provides customary commercial license in Software and technical data pursuant to FAR 12.211 (Technical Data) and 12.212 (Computer Software) and, for the Department of Defense, DFARS 252.227-7015 (Technical Data - Commercial Items) and DFARS 227.7202-3 (Rights in Commercial Computer Software Documentation).

9.	ENGINEERING PROCESS OR DESIGN CHANGES; DISCONTINUED PRODUCTS

a)	Manufacturer Proposed Changes. Manufacturer will not, without prior written notice to Customer, make or incorporate in the Products or Parts any of the following changes (collectively, “Engineering Changes”): (i) process or design changes, (ii) geographical relocation of manufacturing processes; or (iii) process step discontinuances affecting the electrical performance (whether specified or not), the mechanical form, fit, or function, the environmental compatibility or chemical characteristics, or the life, reliability, or quality of the Products.

b)	Notice of Change. Manufacturer will give Customer notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by Customer at least ninety (90) days prior to the first proposed Delivery of any Products involving an Engineering Change.

c)	Discontinuance. Manufacturer may discontinue the manufacture, sale and/or the support of any Product only upon. In the event of any such discontinuance, Avago Technologies will reasonably endeavor to give Customer at least nine (9) months advance written notice thereof, which shall include instructions for last-time-buy and last-time shipment, provided that, in no way shall this affect any obligations for Manufacturer to repair or replace Products as set forth in this Agreement.

10.	CONFIDENTIALITY

a)	Duty to Protect. In the event that confidential information is exchanged, each Party will protect the confidential information of the other in the same manner in which it protects its own like proprietary, confidential, and trade secret information. Information will be deemed “Confidential Information” if the Party claiming the benefit of the provision furnishes such information in writing and marks such information as “Confidential” or if such information is provided orally and the transmitting Party (“Discloser”) confirms in writing to the receiving Party (“Recipient”) that it is confidential within thirty (30) days of its communication. Such Confidential Information will remain confidential for three (3) years after the date of disclosure.

b)	All Confidential Information exchanged between the Parties pursuant to this Agreement shall not be distributed, disclosed, or disseminated in any way or form by the Recipient to anyone except its own employees who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the Recipient for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under this Agreement. The restriction on disclosure will not apply to Confidential Information which is required to be disclosed by a court, government agency or regulatory requirement, provided that Recipient shall first notify the Discloser of such disclosure requirement or order and use reasonable efforts to obtain confidential treatment or a protective order.

c)	Exclusions. This Section imposes no obligation upon a Recipient with respect to Confidential Information which (a) was in the Recipient’s possession before the disclosure; (b) is or becomes a matter of public knowledge through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without duty of confidentiality; (d) is disclosed by the Discloser to a third party without duty of confidentiality on the third party; (e) is independently developed by the Recipient without use of any Confidential Information; (f) is disclosed under operation of law; or (g) is disclosed by the Recipient with the Discloser’s prior written approval.

d)	Return of Information. Upon request of the Discloser, copies and embodiments of the Discloser’s Confidential Information shall be promptly returned to the Discloser by the Recipient, unless such copies are required to support existing customers under the terms of this Agreement. Upon termination of this Agreement, for any reason, each party shall promptly return to the other party all Confidential Information provided by the other Party, including all copies thereof, unless such copies are required to support existing customers under the terms of this Agreement.

11.	TERMINATION

a)	Without Cause. Either Party, upon giving the other party at least six (6) months prior written notice, may terminate this Agreement at any time, without cause. Such termination shall be effective on the date stated in the said notice.

b)	With Cause. Either Party may terminate this Agreement if the other Party is in material breach of any provision of this Agreement and has failed to cure such breach within thirty (30) days after receipt of written notice of such breach. For purposes of this section only, a material breach has occurred if the other Party:

1)	shall become insolvent; or

2)	admits in writing its inability to pay its debts as they mature; or

3)	ceases to function as a going concern or to conduct its operations in the normal course of business; or

4)	assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other Party; or

5)	effects any material change in its management or ownership (for the purposes of this Section, a change in the Chief Executive Officer or the Chief Operating Officer shall be deemed a material change of management, and a change of twenty-five (25%) percent or more in ownership shall be deemed a material change in ownership); or

6)	upon the filing of a petition by or against it under any state or federal bankruptcy or insolvency law, fails to tender to the other Party a guaranty of its obligations under this Agreement by a person, firm or other entity having a net worth of at least eighty-five (85%) percent of its own net worth as of the commencement of this Agreement, such guaranty to be in a form satisfactory to the other Party; or

7)	fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice thereof.

c)	Outstanding Orders. All Orders issued prior to the expiration or termination of this Agreement must be fulfilled in accordance with the terms of this Agreement, even if the Delivery Dates fall after expiration or termination. Upon termination of this Agreement for Manufacturer’s breach, Customer may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of expiration or termination.

d)	Licenses Terminate. Upon any termination or expiration of this Agreement, the licenses granted herein shall terminate except as to Products already delivered or to be delivered pursuant to Section 11(c).

e)	Automatic. Notwithstanding the foregoing, this Amendment shall terminate and be of no further force and effect simultaneously upon the termination of the Purchase Agreement.

f)	Surviving Provisions. Notwithstanding any termination or expiration of this Agreement, the provisions of Sections 1, 6, 7(d), 7(g), 8(d), 10, 11(f), 12, 13, 14, 16 and 18 will survive termination or expiration, except that the provisions of confidentiality will survive only through the periods set forth in this Agreement.

12.	INTELLECTUAL PROPERTY INDEMNITY

a)

Duty to Defend. Manufacturer will defend and hold harmless Customer, Customer’s subsidiaries, affiliates, officers, and employees, (each an “Indemnified Party”) against any third party claim that any Parts, Products or Software, delivered under this Agreement infringes any Intellectual Property Rights (each a “Claim”) provided (i) Customer notifies Manufacturer in writing, (ii) Manufacturer has sole authority to settle the Claim to the extent that it concerns the Parts,

Products and Software, and (iii) Customer cooperates and provides Manufacturer, at Manufacturer’s expense, with all reasonable assistance, information, and authority to perform these duties of Manufacturer hereunder. To the extent that any unreasonable delay by Customer in notifying Manufacturer results in any additional cost, expense, or liability to Manufacturer which would otherwise have been avoided, Manufacturer shall be entitled to deduct such amount from sums to be paid on behalf of, or collect such amount from Customer.

b)	Remedies. Without limiting the foregoing, in the event of an infringement claim under Section 12(a) Manufacturer will pay infringement claim defense costs and damages finally awarded by a court of competent jurisdiction or agreed upon in settlement resulting from such infringement claim. If a Claim is made or appears likely, Manufacturer may, at its option, (i) modify the Parts, Products or Software that are the subject of the Claim so that they are of equivalent function and performance but are no longer infringing, (ii) procure any necessary license, (iii) replace the Parts, Products or Software with non-infringing Parts, Products or Software of equivalent function and performance, or (iv) refund Customer’s purchase price upon return of the Parts, Product or Software (costs of shipping paid by Manufacturer); provided that none of those options shall deprive Customer of any remedies that may be owed pursuant to other provisions of this Agreement, including those stated at Section 12(a).

c)	Limitation. Manufacturer will be relieved of its obligations under this Article 12 to the extent that the Claim of infringement or unauthorized use arises out of (i) compliance with Customer’s requirements, provided that the implementation of a requirement constitutes unauthorized use or infringement of a third party’s Intellectual Property Rights, or (ii) Customer’s use of Products or Software in combination with materials or software not provided by Customer.

d)	Exclusive Remedy. This Agreement states Manufacturer’s sole and exclusive liability, and Customer’s sole and exclusive recourse and remedy, for claims of intellectual property infringement.

13.	LIMITATION OF REMEDIES AND LIABILITY

a)	UNLESS OTHERWISE STATED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY, ITS SUBCONTRACTORS OR SUPPLIERS BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DOWNTIME COSTS, LOSS OF DATA, RESTORATION COSTS, LOST PROFITS, OR COST OF COVER) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT, WARRANTY OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b)	TO THE EXTENT THAT LIMITATION OF LIABILITY IS PERMITTED BY LAW, MANUFACTURER’S LIABILITY TO CUSTOMER IS LIMITED TO THE AMOUNT ACTUALLY PAID BY CUSTOMER TO MANUFACTURER FOR THE PARTS, PRODUCT OR SOFTWARE THAT IS SUBJECT OF SUCH DAMAGES IN THE TWENTY-FOUR (24) MONTHS PRIOR TO THE ACCRUAL OF SUCH DAMAGES, EXCEPT THAT MANUFACTURER’S OBLIGATION TO MAKE WARRANTY REFUNDS UNDER SECTION 7, WARRANTY, IS LIMITED TO THE PRODUCT PURCHASE PRICE.

c)	The limitations set forth in Section 13(a) will not apply to any claims under Article 12 (Intellectual Property Indemnity)

d)	The remedies in these this Agreement are Customer’s sole and exclusive remedies and Manufacturer’s sole and exclusive liabilities. The Parties acknowledge that the foregoing limitations are an essential element of the Agreement and in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

14.	RELATIONSHIP

a)	Independent Contractors. Customer’s relationship with Manufacturer is that of independent contractors for purposes of this Agreement. This Agreement does not establish a franchise, joint venture or partnership, or create any relationship of employer and employee, master and servant, or principal and agent between the parties.

b)	No Authority to Bind. Neither party will have, nor represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party without such other Party’s written consent.

c)	Non-Exclusive. This Agreement applies only to the Products listed on the Product Exhibit(s), as amended from time to time by mutual consent, and the relationship between the Parties is non-exclusive. Customer acknowledges that Manufacturer may market other products, including those in competition with Products listed on the Product Exhibit(s) without making them available to Customer. Manufacturer acknowledges that Customer may market other products, including those in competition with Products listed on the Product Exhibit(s). Each Party reserves the right to advertise, promote and sell any product, including Products on the Product Exhibit(s), in competition with the other Party.

d)	Customer Agreements. Manufacturer will not be deemed a party to any agreement between Customer and any subsequent purchaser or licensee.

15.	CHANGES OR AMENDMENTS

This Agreement may not be amended except by the prior written consent of both Parties, which shall not be unreasonably withheld or denied.

16.	NOTICES

All notices that are required under this Agreement shall be in writing and will be considered given as of twenty-four (24) hours after sending by electronic means, facsimile transmission, overnight courier, or hand delivery, or as of five (5) days of certified mailing, and shall be delivered to the following contacts:

Manufacturer:

Avago Technologies 350 W Trimble Road San Jose, CA 95131 Attention: Legal Department, Important Legal Notice Phone: +1 (408) 435-4252 Fax: +1 (408) 435-4174 Email: @Avagotech.com

Customer:

Lite-On Technology Corporation, with a copy to 90 Chien I Road Chung-Ho, Taipei Hsien 235 Taiwan Attention: Rex Chuang Phone: +886-2- Fax: +886-2- Email: Rex.Chuang@Liteon.com	Lite-On Technology Corporation 22F, 392 Ruey Kuang Rd. Neihu, Taipei 114 Taiwan Attention: General Counsel Phone: +886-2-8798-2888, ext. 6840 Fax: +886-2-8798-2047 Email: TS.Chang@Liteon.com

17.	ASSIGNMENT

Neither Party may, directly or indirectly, in whole or in part, by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other Party’s written consent, which shall not be unreasonably withheld or denied .

18.	GENERAL

a)	Force Majeure – Neither Party will be liable for any delay in performance under this Agreement, due to “acts of God” or other causes beyond its reasonable control and without that Party’s fault or negligence (including, war, rebellion, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought or bad weather; the unavailability of deliveries, supplies, software, disks or other media; acts of terror; or the requisitioning or other act or order by any government department, council or other constituted body) (a “delaying cause”). Notwithstanding the above, neither Party will be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnishing remedies pursuant for Claims of infringement thereof. Each Party experiencing a delaying cause will immediately give the other Party notice of such delaying cause and an estimate of its duration, and the other Party may act in its sole and reasonable discretion to terminate this Agreement or any part hereof or suspend this Agreement in whole or in part for the duration of the delaying cause. The Parties may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured.

b)	Value Added Tax – Upon request, Customer will provide VAT-ID numbers to support VAT exemptions of intra-community supplies where appropriate as governed by national and European legislation and Customer will notify Manufacturer promptly if the VAT-ID number provided becomes invalid or is changed or amended in any way. Manufacturer may have to retroactively charge VAT in the event that VAT has been incorrectly exempted solely due to Customer’s failure to notify Manufacturer of the invalidation or change of VAT-ID number.

c)	Compliance with Law; Exports - In performing their duties under this Agreement, each Party shall at all times comply with all applicable international, federal, state and local Laws, including without limitation Laws pertaining to safety standards, environmental protection, ozone, hazardous materials, labor, employment, non-discrimination, exports, transfers, re-exports or imports of Products, Software, technology or technical data and shall obtain all required authorizations from the appropriate government entity.

d)	Personal Data – Except as otherwise provided herein or by reasonable request of the other Party, each Party (i) will store and use any of the other Party’s Personal Data in accordance with standard commercial practices and will not sell, rent or lease such Personal Data to others, (ii) agrees that the other Party may forward any such Personal Data to its subsidiaries, affiliates or business partners (including agents, resellers and subcontractors) solely to conduct business activities in furtherance of the purpose and spirit of this Agreement, including communication with third parties (such as the handling of orders, advertising campaigns or market research), in all countries where the relevant Party and its entities do business, and (iii) represents and acknowledges that consent from individual data subject has been obtained or is not needed.

e)	Disputes – This Agreement and all disputes involving this Agreement will be governed by and construed in accordance with the laws of the Republic of Singapore, without regard to conflict of law provisions or other principles that would result in the application of any Law other than the Law of Singapore.

f)	Arbitration in Singapore.- Except as otherwise expressly provided herein, each Party hereby irrevocably agrees that all disputes arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by, arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference into this Agreement. Each Party further agrees that service of any notice or document by registered mail to such Party’s respective address set forth in Article 16 shall be effective service in any such Proceeding; irrevocably and unconditionally waives and agrees not to plead or claim in any court any objection to resolving disputes as described in this Section due to allegedly improper jurisdiction, venue or inconvenient forum; irrevocably and unconditionally waives its right to a bench trial or trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto.

g)	Provisions herein which by their nature extend beyond the completion or termination of any sale of Product or license of Software will remain in effect until fulfilled.

h)	Waiver - Neither Party’s failure to exercise any of its rights under this Agreement will be deemed a waiver or forfeiture of those rights nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

i)	Severability - To the extent that any provision of this Agreement is determined to be illegal or unenforceable, such provision shall to that extent be severed from the Agreement and the remainder of this Agreement will remain in full force and effect.

j)	The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions under this Agreement.

k)	Nuclear and Medical - Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance or direct operation of a nuclear facility or medical devices or applications and in no event shall Manufacturer be liable for any damages relating to Products sold by Customer for these applications.

l)	Headings – The headings to the provisions of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, the terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

m)	Joint Drafting – Each of the Parties to this Agreement acknowledges that it has participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by the Parties. The Parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter or any specific language contained herein.

n)	Advice of Counsel – The Parties to this Agreement acknowledge, agree, and represent that each: (a) has been represented in connection with the negotiations and preparation of the Agreement by counsel of that Party’s choosing; (b) has read the Agreement and had it fully explained by its counsel; (c) is fully aware of the contents and legal effect of the Agreement; (d) has authority to enter into and sign the Agreement, and (e) enters into and signs it by its own free will.

o)	Incorporation of Exhibits - All exhibits attached to this Agreement are also incorporated in this Agreement:

Exhibit A - PRODUCT SCHEDULE

p)	Entire Agreement - This Agreement constitutes the entire agreement between Manufacturer and Customer-with respect to the subject matter hereof, and supersedes any prior communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder.

q)	Conflict with Purchase Order - The terms and conditions in this Agreement shall supersede and replace all conflicting terms or conditions set forth on any quote or purchase order and all such conflicting terms and conditions are hereby rejected.

The parties hereby agree to the terms and conditions set forth in this Agreement.

Avago Technologies International Sales Pte. Limited	Lite-On Technology Corporation

Authorized Signature	Authorized Signature

Printed or Typed Name Title	Printed or Typed Name Title

Date	Date